Form 10-K, Exhibit 13
period 1993-12-31
MENTOR GRAPHICS CORP
filed 1994-03-31
CIK 701811

EXHIBIT 13


Selected Consolidated Financial Data

Year ended December31, 1993     1992      1991      1990      1989
In thousands, except per share data and percentages
Statement of Operations Data

Total revenues     $339,775 $350,766  $400,127  $435,185  $426,359
Research and development
    expense        $ 77,598 $ 73,947  $ 79,539  $ 76,315  $ 70,891
Operating income
    (loss)         $(29,392)$(40,732) $(60,501) $ 20,715  $ 60,150
Net income
    (loss)         $(32,073)$(50,861) $(61,613) $ 23,625  $ 45,539
Gross margin percent  64.6%    56.4%     50.0%     58.3%     60.4%
Operating income(loss)
    as a percent
    of total revenues (8.7%)  (11.6%)   (15.1%)     4.8%     14.1%
Per Share Data

Net income (loss)
    per common and
    common equivalent
    share          $   (.69)$  (1.13) $  (1.43) $    .53  $   1.06
Cash dividends
    per common share
    outstanding    $    .18 $    .24  $    .24  $    .22  $    .15
Weighted average
    number of common
    and common
    equivalent shares
    outstanding      46,410   45,142    43,153    44,833    43,073
Balance Sheet Data

As of December 31,     1993     1992      1991      1990      1989
Cash and short-term
     investments   $109,568 $108,783  $144,022  $161,755  $160,343
Cash and investments,
    long-term      $ 30,000 $ 30,000  $      ^  $      ^  $      ^
Working capital    $ 96,336 $108,892  $169,875  $208,223  $209,734
Property, plant and equipment,
    net            $104,912 $109,580  $114,213  $ 62,438  $ 51,563
Construction in
    progress       $      ^ $      ^  $  1,156  $ 60,603  $ 15,959
Total assets       $353,584 $ 378,565 $445,661  $504,287  $406,382
Short-term
    borrowings     $  6,364 $   5,548 $  4,511  $ 11,953  $  9,933
Long-term debt     $ 54,321 $  55,709 $ 50,554  $ 50,167  $  7,729
Stockholders^
    equity         $195,711 $221,406  $267,667  $326,419  $297,850

MANAGEMENT^S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

RESULTS OF OPERATIONS

Revenues and Gross Margins
                       1993   Change     1992     Change      1991
System and software
    revenues       $191,180   (10%) $ 212,397      (19%)  $262,608
System and software
    gross margins  $138,879     7%  $ 130,404      (10%)  $145,694
    Percentage of
        revenues      72.6%             61.4%                55.5%
Service and support
    revenues       $148,595     7%  $ 138,369        1%   $137,519
Service and support
    gross margins  $ 80,704    20%  $  67,394       24%   $ 54,387
    Percentage of
        revenues      54.3%             48.7%                39.5%
Total revenues     $339,775    (3%)  $350,766       (12%) $400,127
Total gross
    margins        $219,583    11%   $197,798        (1%) $200,081
    Percentage of
        revenues      64.6%             56.4%                50.0%

System and Software

   System and software revenues declined 10% from 1992 to 1993 and 19% from 1991 to 1992. The primary factors contributing to the decline in system and software revenues include a significant reduction in hardware revenues and a generally poor world-wide economy, partially offset by the transition of customers to the Company^s Version 8 software. During the last two years, the Company has been executing a plan to exit from the hardware business. This transition has been slow while the Company attempted to meet the demands of some customers who prefer to purchase their electronic design automation (EDA) solutions from one vendor. The majority of the Company^s customers meet their hardware needs by working directly with hardware vendors.
Hardware revenue is expected to become immaterial to the Company^s financial statements in 1994.
   The software component of system and software revenues increased 14% from 1992. During the first quarter of 1993 the Company shipped Version 8.2 of its software. This release included enhanced performance and reliability and was a key factor in the Company^s ability to increase the conversion of existing customers. Customers who have transitioned or are in the process of transitioning from Version 7 to Version 8 increased from 30% in 1992 to approximately 80% at the end of 1993. With a reliable production quality release in place the Company will concentrate more effort toward identifying and developing enhancement options for the Version 8 software.
   Revenues for the past three years continued to be negatively impacted by a poor international economy. In 1993, the Company experienced improved order activity in North America while
Japan and Europe results continued to reflect weakness. The situation in Japan was particularly unfavorable as customers remain extremely cautious in their capital spending. While difficult to predict, the Company^s revenue will likely continue to be negatively impacted by the economic recessions in Japan and Europe.
   System and software gross margin percentage improvements in 1993 and 1992 are a result of increased software versus hardware sales each year. This mix shift is expected to continue to favorably impact gross margin percentage at a much less accelerated rate as hardware product revenues will likely become immaterial in 1994. Gross margins were negatively impacted by amortization of previously capitalized software development costs to system and software cost of revenues totalling $7,449, $5,875,
and $3,961 for 1993, 1992, and 1991, respectively.   The
increase is the result of higher levels of capitalization during development of Version 8 software products. In 1994, amortization is expected to decrease as some Version 8 software products become fully amortized.

Service and Support

   The increase in service and support revenue in 1993 and 1992 is attributable to continued growth in professional services and continued customer acceptance of the Company^s software support programs. The Company has focused resources in the past two years on development of a professional service business which provides consulting and training to meet customer needs for comprehensive EDA solutions. The response to these services has been favorable as many customers seek external help to improve their EDA processes. In 1993, the Company received several large orders for combined software and services.
Increased professional service revenue is expected in 1994 based on anticipated growth in customer demand.
   The Company also recognized a one-time benefit from an individual service contract in the third quarter of 1993 increasing service and support revenue by $2,100. These positive factors were offset by reduced hardware service revenues as the Company continued to deemphasize hardware-related activities.
   Service and support gross margins have improved in 1993 and 1992 as a result of exiting the hardware service business and focusing on higher margin software support. The Company also experienced lower software update costs by implementing CD ROM technology for paperless documentation, and reducing the number of major update releases in the last two years.
   Consistent with consulting and training business models, gross margins generated by the Company^s professional services activities have been, and are expected to continue to be, lower than software support. Lower overall service and support gross margins are anticipated as growth in the professional service business is expected to be higher than growth in software support.

Operating Expense
                          1993    Change    1992    Change    1991
Research and
    development       $ 77,598      5%  $ 73,947     (7%) $ 79,539
    Percentage of total
        revenues         22.8%             21.1%             19.9%
Marketing, general, and
    administration    $146,577     (3%) $151,683     (1%) $153,943
    Percentage of total
        revenues         43.1%             43.2%             38.5%
Restructure costs     $ 24,800      92% $ 12,900    (52%) $ 27,100
    Percentage of total
        revenues          7.3%              3.7%              6.8%


Research and Development

   Gross research and development (R&D) costs were $81,207 for 1993, a 1% increase from 1992 and a 9% reduction from 1991. R&D expenditures were approximately flat in 1993 while the Company focused on performance improvements of its Version 8 software release. Offsetting these expenses was a reduction in headcount for the year due to voluntary attrition.
   1992 gross R&D costs were reduced from 1991 as a result of lower headcount due to Company restructuring. In addition, 1991 R&D costs included a charge of $2,106 related to the write-off of previously purchased technology.
   During 1993, the Company capitalized R&D costs of $3,609, compared to $6,120 and $9,917 for 1992 and 1991, respectively.
The decline in R&D capitalization during 1993 relates to substantial completion of development activities associated with Version 8, a focus on performance improvements, and an effort toward transition of customers to the new software. Capitalization is expected to increase in 1994 as more resources are directed toward development of new products and enhancement of existing products.
   Gross R&D costs are expected to decline from 1993 levels due to the Company restructuring plan approved in December 1993. See Restructuring Costs discussion below. These cost savings are expected to be realized in phases throughout 1994 as product group management will execute separate plans to meet their 1994 financial goals. Also, improvement of product development processes are expected to increase productivity in the coming
year.   Negatively impacting R&D expenses will be the lifting of
the October 1992 Company-wide salary freeze, which occurred in the third quarter of 1993. Maintaining a competitive salary structure is a stated goal of management.

Marketing, General, and Administration

   Marketing, general and administration (MG&A) expenses were $146,577 for 1993, a 3% and 5% reduction from 1992 and 1991, respectively. The decline in 1993 represents continued headcount reductions due to voluntary attrition, partially offset by increased recruiting costs associated with the successful hiring of several key management positions.
   In 1994, MG&A expenses are expected to decline as actions associated with the December 1993 restructuring take place. Negatively impacting MG&A expenses will be the lifting of the October 1992 Company-wide salary freeze. Also, the Company will experience additional costs for implementation of a new global information system in the coming year. This system is expected to significantly improve management^s ability to capture and analyze financial and non-financial data.

Restructuring Costs

   In December 1993, management of the Company approved a restructuring plan aimed at reducing operating expenses by streamlining and reorganizing Company operations. Restructure costs of $24,800 to be incurred in executing this plan were recognized in 1993. These costs consist primarily of costs directly related to the severance and relocation of employees, facilities closures, and write-offs of excess equipment and intangible software technology assets related to discontinued product development activities. The plan will be implemented in phases throughout 1994. The plan will be carried out within divisional and regional units based on their individual business plans.
   In 1994, implementation of the restructuring plan is expected to reduce expenses by approximately $10,000 which may be partially offset by increased expenditures in other areas. When all elements of the restructuring plan have been fully implemented, the Company expects future costs and expenses to be reduced even further. Also, approximately $22,000 of the 1993 restructure charge is expected to result in cash expenditures in 1994. Spending associated with certain facilities closures may extend beyond 1994.
   In August 1992 and 1991, the Company executed restructuring plans aimed at improving its focus on the core businesses of integrated circuit design and electronic systems design. Costs associated with the restructurings of $12,900 and $27,100 were recognized in 1992 and 1991, respectively. Restructuring costs included direct costs related to the severance and relocation of employees, consolidation of facilities, and write-offs of intangible software technology assets related to discontinued product lines. The 1991 charge was offset by a net gain on the sale of certain assets and the subcontracting of the Company^s North America hardware service business to Hewlett-Packard Company. See note 2 of Notes to Consolidated Financial Statements.

Other Income (Expense)

                       1993     Change     1992    Change     1991
Interest income    $  4,338     (18%)  $  5,284    (46%)  $  9,800
Interest expense   $ (4,404)    (19%)  $ (5,469)     1%   $(5,428)
Contract settlement$      ^        ^   $ (6,150)      ^   $      ^
Write-off of
    non-operating
    items          $      ^        ^   $ (1,148)   (85%)  $(7,838)
Life insurance
    proceeds       $      ^        ^   $      ^      ^    $  1,000


Other Income (Expense)

   Interest income has declined significantly in the last three years due to reduced average cash balances and much lower interest rates on investments. Interest expense declined significantly in 1993 as a result of a reduction in the notional amount of the Company^s interest rate swap agreement from $50,000 to $17,500, and lower average debt outstanding through management of the Company^s long-term committed revolving credit facility. The reduction in notional amount results in subjecting $32,500 of borrowings to more favorable floating rates. The interest rate swap agreement converts floating rates on the remaining borrowings of $17,500 to a fixed rate of 9.55%. 1992 interest expense was relatively flat with 1991 levels, primarily a result of the interest rate swap agreement which essentially fixed interest rates on $50,000 of borrowings in each year.
   Other expense for 1992 includes a charge of $6,150 related to termination of a contractual relationship with a third-party software supplier. The Company paid $4,250 in the fourth quarter of 1992 and took a write-off of $1,900 in balance sheet amounts related to the contract. In exchange, the supplier relinquished all future claims against the Company, including cancellation of the obligation to pay royalties on sales of certain products
through September 30, 1994.   Other expense also includes write-
downs for certain non-operating assets to net realizable value, totaling $1,148 and $7,838 for 1992 and 1991, respectively. In addition, the Company recorded a one-time benefit of $1,000 in other income related to the proceeds received from a key-man life insurance policy during 1991. The Company is not the beneficiary of any other life insurance policy on any employee.

Provision (Benefit) for Income Taxes

   The provision for income taxes was $2,424 and $2,590 in 1993 and 1992, respectively. The Company recorded a benefit for income taxes of $1,390 in 1991. The Company^s income tax position for each year combines the effects of available tax benefits in certain countries where the Company does business, benefits from available net operating loss carrybacks, and tax expense for subsidiaries with pre-tax income. As such, the Company^s income tax position and resultant effective tax rate is uncertain in 1994.
   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, ^Accounting for Income Taxes.^ The cumulative effect of the change in the method of accounting for income taxes was not material to the Company^s financial statements, and is therefore not disclosed separately in the Consolidated Statement of Operations for the year ended December 31, 1993.

Effects of Foreign Currency Fluctuations

   The Company experienced net gains from foreign currency transactions of $247, $297 and $827 in 1993, 1992 and 1991, respectively. These amounts are composed of realized gains and losses on cash transactions involving various foreign currencies, and unrealized gains and losses related to foreign currency receivables and payables resulting from exchange rate fluctuations between the various currencies in which the Company operates. Foreign currency gains and losses are included as a component of other income and expense.
   The ^foreign currency translation adjustment,^ as reported in the stockholders^ equity section of the Consolidated Balance Sheets, increased to $7,539 at December 31, 1993, from $5,467 at the end of 1992. This reflects the increase in the value of net assets denominated in foreign currencies since year-end 1992, as a result of a weaker U.S. dollar at the close of 1993.
   During 1993 and 1992, the U.S. dollar was volatile against the European currencies in which the Company does business, primarily the Deutsche mark, British pound, and French franc. The U.S. dollar strengthened relative to the European currencies during the first three months and last six months of the year. The dollar weakened when compared to the yen during the first nine months of 1993 and rebounded slightly in the fourth quarter. Foreign currency fluctuations in Europe and Japan resulted in a slightly weaker U.S. dollar overall during 1993. A weaker U.S. dollar results in the Company^s products being more affordable in foreign markets, which generally results in favorable economics for the Company. The weakening of the dollar relative to the foreign currencies also has a positive impact on revenues as local currency revenues translate into more U.S. dollars. However, this translation also results in higher reported expenses in U.S. dollar terms.
   In 1994, the Company implemented a hedging strategy focused on further reducing its exposure to foreign currency exchange rate fluctuations. This strategy effectively hedges a percentage of anticipated future foreign currency revenues against exchange rate fluctuations. The Company generates approximately half of its revenues outside of the United States and expects this to continue in the future. As such, the Company^s business and operating results will continue to be impacted by the effects of future foreign currency fluctuations.

Liquidity and Capital Resources

Year Ended December 31,                   1993      1992     1991
Cash and short-term investments       $109,568  $108,783 $144,022
Cash and investments, long-term       $ 30,000  $ 30,000 $      ^
Inventory                             $  2,299  $  9,683 $ 23,329
Other assets                          $ 20,584  $ 30,998 $ 35,885
Long-term debt                        $ 54,321  $ 55,709 $ 50,554
Cash provided by operating activities $ 25,289 $ 13,610 $ 30,790 Cash used for investing activities, excluding short-term investments $(26,754) $(29,559)$(42,172) Cash provided (used)
by financing activities               $  1,862  $(18,354)$ (6,429)

Cash and Investments

   Total cash and investments remained relatively flat with an increase of $785 during 1993. Cash provided by operating activities was $25,289, an increase of $11,679 from 1992. Negatively impacting cash provided by operating activities was the net loss incurred for the year and reductions in accounts payable. These uses of cash were offset by a reduction in trade accounts receivable, continued transition out of the hardware business resulting in lower inventory levels, and increased accrued liabilities associated with the year-endrestructuring.
   Cash and short-term investments were positively impacted by the proceeds from issuance of common stock upon exercise of stock options and employee stock plan purchases in the amount of
$10,672.   This increase was offset by dividends paid to
stockholders during 1993 of $8,291. See Dividends discussion below. In addition, the Company spent $22,790 for property, plant and equipment which was primarily UNIX-based design environment equipment. See Capital Resources discussion below.

Inventory

   Inventory was down $7,384 from December 31, 1992 as a result of the Company^s move away from selling hardware to emphasize software sales. As this transition has been implemented, the Company has instituted drop shipment programs to minimize the risk of holding inventory for resale. Operating inventory levels are near zero as the transition to a software-only business model is in the final stages. Demonstration equipment included in inventory amounted to $1,835 and $4,626 at December 31, 1993 and 1992, respectively.

Other Assets

   Other assets were down $10,414 from December 31, 1992. Net capitalized software development costs were lower by $4,364 as amortization and restructuring-related write-offs exceeded capitalization for the year. In September 1993, the Company received a partial refund of a rent deposit totalling $4,800 as a result of renegotiating a long-term office lease in Japan.

Capital Resources

   Total capital expenditures decreased to $23,145 for 1993, compared to $23,439 and $38,255 for 1992 and 1991, respectively. Expenditures for property and equipment were $22,790 and $18,784 in 1993 and 1992, respectively. During 1992, the Company continued its commitment to invest in a high quality software development environment, purchasing the latest workstations for engineers. In 1993, the Company made additional investments in new computer equipment for development engineers as the Company^s research and development efforts were fully transitioned to a UNIX-based design environment. Future capital expenditure plans include maintaining a state-of-the-art design environment for research and development, maintaining updated sales demonstration equipment, and implementing a new global information system. Also, approximately $22,000 of the 1993 restructure charge of $24,800 is expected to result in cash expenditures during 1994. Spending associated with certain facilities closures may extend beyond 1994.

Long-term Debt

   Long-term debt decreased $1,388 from December 31, 1992. As of December 31, 1993 the Company had no commercial paper outstanding compared to borrowings of $3,096 as of December 31, 1992. The Company does not anticipate issuing commercial paper in the foreseeable future.
   The Company had borrowings outstanding of $55,000 and $50,000 under its $55,000 committed revolving credit facility as of December 31, 1993 and 1992 respectively. Due to required commitment reductions of $840 annually beginning in July 1994, the Company classified $840 of the credit facility borrowings as current which are included in short-term borrowings on the Consolidated Balance Sheet as of December 31, 1993.
   During the third quarter of 1992, the Company^s Japanese subsidiary entered into an agreement to borrow 300 million Yen ($2,681 and $2,405 at December 31, 1993 and 1992 exchange rates, respectively). These borrowings mature on July 20, 1994 and have a maximum interest rate of 5.95%. As such, the debt is classified as current and is included in short-term borrowings on the Consolidated Balance Sheet as of December 31, 1993.

Dividends

   In October 1993, the Board of Directors voted to discontinue paying a quarterly dividend to shareholders. The Company intends to reinvest future earnings in opportunities for growth.
Dividends were paid during the first three quarters of 1993 totalling $8,291.

Consolidated Statements of Operations

Year ended December 31,                   1993      1992      1991
In thousands, except per share data
Revenues:
     System and software              $191,180  $212,397  $262,608
     Service and support               148,595   138,369   137,519
          Total revenues               339,775   350,766   400,127

Cost of revenues:
     System and software                52,301    81,993   116,914
     Service and support                67,891    70,975    83,132
          Total cost of revenues       120,192   152,968   200,046
          Gross margin                 219,583   197,798   200,081

Operating expenses:

     Research and development (note 6)  77,598    73,947    79,539
     Marketing, general, and
          administration              146,577   151,683   153,943
     Restructure costs (note 2)        24,800    12,900    27,100
          Total operating expenses    248,975   238,530   260,582
          Operating loss              (29,392)  (40,732)  (60,501)
     Other expense, net (note 12)        (257)   (7,539)   (2,502)
          Loss before income taxes    (29,649)  (48,271)  (63,003)
     Provision (benefit) for
     income taxes (note 4)              2,424     2,590    (1,390)
          Net loss                  $ (32,073)$ (50,861)$ (61,613)
          Net loss per common
          and common
          equivalent share          $    (.69)$   (1.13)$   (1.43)
     Weighted average number
          of common and
          common equivalent shares
          outstanding                  46,410    45,142    43,153
See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

As of December 31,                            1993           1992
In thousands

Assets

Current assets:
     Cash and cash equivalents            $ 95,958       $ 72,012
     Short-term investments                 13,610         36,771
     Trade accounts receivable,
          net of allowance for doubtful
          accounts of $3,928 in 1993 and
          $4,376 in 1992                    72,655         75,604
     Other receivables                       4,167          4,678
     Inventory                               2,299          9,683
     Prepaid expenses and other              9,399          9,239
          Total current assets             198,088        207,987
Property, plant and equipment,
     net (notes 5 and 8)                   104,912        109,580
Cash and investments, long-term  (note 8)   30,000         30,000
Other assets (note 6)                       20,584         30,998
          Total assets                    $353,584       $378,565
Liabilities and Stockholders^ Equity
Current liabilities:
     Short-term borrowings
     (notes 7 and 8)                      $  6,364       $  5,548
     Accounts payable                       10,637         17,185
     Income taxes payable (note 4)           9,974          9,079
     Accrued payroll and related
         liabilities                        14,162         12,043
     Accrued restructure costs (note 2)     28,374         12,270
     Accrued and other liabilities          14,603         17,122
     Deferred revenue                       17,638         25,848
          Total current liabilities        101,752         99,095
Long-term debt  (note 8)                    54,321         55,709
Other long-term deferrals                    1,800          2,355
     Total liabilities                     157,873        157,159
Stockholders^ equity: (notes 9 and 10)
     Common stock, no par value, authorized
          100,000 shares; 47,659 and 45,597
          issued and outstanding
          for 1993 and 1992,
          respectively                      243,951       231,354
     Incentive stock, no par value,
          authorized 1,200 shares;
          none issued                             ^             ^
     Accumulated deficit                    (55,779)      (15,415)
     Foreign currency translation
          adjustment                          7,539         5,467
          Total stockholders^ equity        195,711       221,406
Commitments and contingencies (note 11)
          Total liabilities and stockholders'
               equity                 $     353,584      $378,565
See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Year ended December 31,          1993          1992          1991
In thousands
Operating Cash Flows:
Net loss                     $(32,073)     $(50,861)     $(61,613)
Adjustments to reconcile net
     loss to net cash
     provided by
     operating activities:
     Depreciation and
         amortization of
         property, plant
         and equipment         27,600        25,750        29,701
     Deferred taxes              (259)        2,512         3,594
     Amortization of other
         assets                 8,217         8,743         8,800
     Amortization of nonqualified
         stock options          1,418           237           676
     Write-down of assets ^
         restructure
        (note 2)                  524           935         7,895
     Write-down of
        assets ^ other            288         5,153        14,580
Changes in operating assets
     and liabilities:
     Trade accounts receivable  2,788        23,490        18,562
     Inventory                  7,771        13,934           593
     Prepaid expenses
        and other assets        6,623         9,409        (5,881)
     Accounts payable          (5,845)       (9,383)        6,913
     Accrued liabilities       16,634        (8,078)         (606)
     Other liabilities
        and deferrals          (8,397)       (8,231)        7,576
Net cash provided by
     operating activities      25,289        13,610        30,790
Investing Cash Flows:
     Net maturities (purchases)
        of short-term
        investments            23,161        28,831        (4,888)
     Purchases of property,
        plant and equipment   (22,790)      (18,784)      (31,235)
     Capitalization of
        software development
        costs                  (3,609)       (6,120)       (9,917)
     Development of corporate
        facilities               (355)       (4,655)       (7,020)
     Proceeds from sale of
        hardware service
        business (note 2)           ^             ^         6,000
Net cash used by investing
     activities                (3,593)         (728)      (47,060)
Financing Cash Flows:
     Proceeds from issuance
        of common stock        11,179        16,074        10,864
     Proceeds (repayment) of
        short-term borrowings     (89)        1,222        (6,836)
     Proceeds (repayment) of
        long-term debt           (937)        5,176          (110)
     Dividends paid to
        stockholders           (8,291)      (10,826)      (10,347)
     Increase in cash and
        investments, long-term      ^       (30,000)            ^
Net cash provided (used) by
     financing activities       1,862       (18,354)       (6,429)
Effect of exchange rate changes
     on cash and cash
     equivalents                  388          (992)          181
Net change in cash and
     cash equivalents          23,946        (6,464)      (22,518)
Cash and cash equivalents at
     beginning of period       72,012        78,476       100,994
Cash and cash equivalents
     at end of period        $ 95,958      $ 72,012       $78,476
See accompanying notes to consolidated financial statements.


Consolidated Statements of Stockholders' Equity

                              Retained       Foreign       Total
                              Earnings,      Currency      Stock-
               Common Stock (Accumulated   Translation    holders^
In thousands,
  except per
  share data  Shares   Amount   Deficit)     Adjustment    Equity
  Balance at
  December 31,
  1990        42,397  $203,417  $118,232      $  4,770   $326,419
Stock issued
  under stock
  option and
  stock
  purchase
  plans        1,198    10,950         ^             ^     10,950
Compensation
  related to
  nonqualified
  stock
  options
  granted
  (note 10)        ^       676         ^             ^        676
Foreign currency
  translation
  adjustment       ^         ^         ^         1,582      1,582
Net loss           ^         ^   (61,613)            ^    (61,613)
Cash dividends
  ($.24 per common
  share
  outstanding)     ^         ^   (10,347)            ^    (10,347)
Balance at
  December 31,
  1991        43,595   215,043    46,272         6,352    267,667
Stock issued
  under stock
  option and
  stock
  purchase
  plans        2,002    16,074         ^             ^     16,074
Compensation
  related to
  nonqualified
  stock options
  granted
  (note 10)        ^       237         ^             ^       237
Foreign currency
  translation
  adjustment       ^         ^         ^          (885)     (885)
Net loss           ^         ^   (50,861)            ^   (50,861)
Cash dividends
  ($.24 per
  common
  share
  outstanding)     ^         ^   (10,826)            ^   (10,826)
Balance at
  December 31,
  1992        45,597   231,354   (15,415)        5,467   221,406
Stock issued
  under stock
  option and
  stock
  purchase
  plans        1,641    10,672         ^             ^    10,672
Stock issued
  for acquisition
  of business
  (note 3)       421       507         ^             ^       507
Compensation
  related to
  nonqualified
  stock options
  granted
  (note 10)        ^     1,418         ^             ^     1,418
  Foreign currency
  translation
  adjustment       ^         ^         ^         2,072     2,072
Net loss           ^         ^   (32,073)            ^   (32,073)
Cash dividends
  ($.18 per
  common
  share
  outstanding)     ^         ^    (8,291)            ^    (8,291)
Balance at
  December 31,
  1993        47,659  $243,951  $(55,779)     $  7,539  $195,711
See accompanying notes to consolidated financial statements.


All numerical references in thousands, except percentages and per share data

1. Summary of Significant
Accounting Policies

Principles of Consolidation

   The consolidated financial statements include the financial statements of Mentor Graphics Corporation and its wholly owned and majority-owned subsidiaries (the Company). All significant intercompany accounts and transactions are eliminated in consolidation.

Foreign Currency Translation

   Local currencies are the functional currencies in the Company^s foreign subsidiaries except for the Netherlands and Singapore where the U.S. dollar is used as the functional currency. Assets and liabilities of foreign operations are translated to U.S. dollars at current rates of exchange, and revenues and expenses are translated using weighted average rates. Gains and losses from foreign currency translation are included as a separate component of stockholders^ equity. Foreign currency transaction gains and losses are included as a component of other income and expense (note 12).

Financial Instruments

   The Company enters into forward foreign exchange contracts as a hedge against foreign currency sales commitments. Remeasurement gains and losses on these contracts are deferred and recognized when the sales occur. All subsequent remeasurement gains and losses are recognized as they occur to offset remeasurement gains and losses recognized on the related foreign currency accounts receivable balances (note 14).
   The Company has entered into an interest rate swap agreement to manage exposure to interest rate fluctuations. The differential to be paid or received is accrued and recognized over the life of the agreement as an adjustment to interest expense (note 8).
   The Company places its cash equivalents and short-term investments with major banks and financial institutions. The investment policy limits the Company^s creditexposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company^s customer base, and their dispersion across different businesses and geographic areas. The carrying amounts of cash equivalents, short-term investments, trade receivables, accounts payable, and short-term borrowings approximate fair value because of the short-term nature of these instruments.
   The Company has evaluated Statement of Financial Accounting Standards No. 115, ^Accounting for Certain Investments in Debt and Equity Securities,^ issued in May 1993. As required, the Company will adopt Statement No. 115 effective January 1, 1994, prospectively. The Statement requires reporting of investments as either held to maturity, trading or available for sale. The Company owns common stock and common stock warrants of an independent public company with a carrying cost of $0 and a market value of $1,375 as of December 31, 1993. Pursuant to rule 144 under the Securities Act of 1933 the Company must follow a restricted schedule for selling these equity securities. It is anticipated that the shares will be sold when restriction milestones have been met. Accordingly, under Statement No. 115, the securities will be classified as held for sale which, upon adoption in the first quarter of 1994, will require the difference between carrying cost and market value to be recognized and included as a separate component of stockholders^ equity. No other investments owned by the Company are expected to be materially impacted by the provisions of this Statement as the underlying carrying values approximate market.

Cash, Cash Equivalents, and Short-Term Investments

   The Company classifies highly liquid investments purchased with an original maturity of three months or less as cash equivalents. Short-term investments consist of certificates of deposit, commercial paper and other highly liquid investments with original maturities in excess of three months. It is the Company^s intent to hold these investments for less than one year.

Inventory

   Inventory, consisting principally of computer hardware and demonstration equipment, is stated at the lower of average cost or market. Demonstration equipment comprised $1,835 and $4,626 of the total inventory balance at December 31, 1993 and 1992, respectively.

Property, Plant and Equipment

   Property, plant and equipment is stated at cost and consists of land and land improvements, buildings and building equipment, computer equipment and furniture, leasehold improvements, and service spare parts (note 5). Expenditures for additions to property, plant and equipment are capitalized. The cost of repairs and maintenance is expensed as incurred. Depreciation of buildings and building equipment, and land improvements, is computed on a straight-line basis over lives of forty and twenty years, respectively. Depreciation of computer equipment and furniture is computed principally on a straight-line basis over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the lease or estimated useful lives of the improvements. Service spare parts are amortized on a straight-line basis over their estimated useful lives, generally four years.

Income Taxes

   In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, ^Accounting for Income Taxes^. Statement No. 109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and tax balances of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.
   Effective January 1, 1993, the Company adopted Statement No.
109. The cumulative effect of that change in the method of accounting for income taxes was not material to the Company^s financial statements, and is therefore not disclosed separately in the Consolidated Statement of Operations for the year ending December 31, 1993.
   Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

Revenue Recognition

   Revenues from system sales and software licenses are recognized at the time of shipment. Contract service revenues are billed in advance and recorded as deferred revenue. Service revenues are then recognized ratably over the contractual period as the services are performed. Training and consulting revenues are recognized as the related services are performed. Custom design and software porting revenues are recognized using the percentage of completion method or as contract milestones are achieved.

Software Development Costs

   The Company capitalizes certain software development costs incurred. These capitalized costs are amortized over the estimated economic life of the software, not exceeding three years, computed principally on a straight-line basis.
Amortization is included in system and software cost of revenues in the Consolidated Statements of Operations. All other research and development costs are expensed as incurred.

Net Loss Per Common and Common Equivalent Share

   For 1993, 1992 and 1991, the weighted average number of common and common equivalent shares outstanding was calculated using only common shares outstanding. Common stock equivalents, related to stock options outstanding, are anti dilutive as the Company is in a loss situation and, therefore, are not included.

Reclassifications

   Certain reclassifications have been made in the accompanying consolidated financial statements for 1991 and 1992 to conform with the 1993 presentation.

2. Restructuring

   In December 1993, the Company recorded a charge of $24,800 associated with a restructuring plan aimed at reducing operating expenses by streamlining and reorganizing company operations. These costs consist primarily of direct costs related to the severance and relocation of employees, facilities closures, and write-offs of excess equipment and intangible software technology assets related to discontinued product development. The plan will be implemented in phases during 1994.
   In August 1992 and 1991, the Company executed restructuring plans aimed at improving its focus on the core businesses of integrated circuit design and electronic systems design. Restructure costs of $12,900 and $27,100 were recognized in 1992 and 1991, respectively. These restructuring costs included direct costs related to the severance and relocation of employees, consolidation of facilities, and write-offs of intangible software technology assets related to discontinued product lines. The 1991 restructure costs were offset by a net gain on the sale of certain assets and the subcontracting of the Company^s North American hardware service business to Hewlett-Packard Company.
   Following is a summary of the major elements of the restructure charges:

Year ended December 31,            1993         1992         1991
Employee severance
     and relocation            $ 19,400     $  5,700     $  9,700
Asset write-offs
     and product
     discontinuance costs         2,300        6,435       16,300
Facilities closures and
     consolidation                4,300        1,800        2,600
Sale of hardware
     service business                 ^            ^       (2,400)
Reversal of accrued
     restructure costs due to
     change in estimates         (1,400)      (1,600)           ^
Other                               200          565          900
     Total                     $ 24,800     $ 12,900     $ 27,100

3. Business Acquisition

   On December 1, 1993, the Company issued approximately 421 shares of its common stock for all the outstanding common and preferred stock of CheckLogic Systems, Inc. (CheckLogic). In addition, up to 35 common shares were reserved for issuance with respect to CheckLogic employee stock options outstanding. CheckLogic is a developer of automatic test pattern generation point tools used to test designs of application specific integerated circuits. The Company has accounted for this transaction as a pooling of interests, and the financial results for the year ended December 31, 1993 include the accounts of CheckLogic. The separate financial results of CheckLogic prior to the acquisition are not material, and accordingly the consolidated financial statements for 1992 and 1991 have not been restated.

4. Income Taxes

   As discussed in Note 1, the Company adopted Statement No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes was not material to the Company^s financial statements, and is therefore not disclosed separately in the Consolidated Statement of Operations, for the year ended December 31, 1993. Prior years^ financial statements have not been restated to apply the provisions of Statement No. 109.
   Domestic and foreign pre-tax income (loss) is as follows:

Year ended December 31,          1993          1992          1991
Domestic                     $(23,682)     $(41,322)     $(72,570)
Foreign                        (5,967)       (6,949)        9,567
     Total                   $(29,649)     $(48,271)     $(63,003)

The provision (benefit) for income taxes
is as follows:
Year ended December 31,          1993          1992          1991
Current:
     Federal                 $      ^     $  (1,141)     $(13,292)
     State                       (162)          138          (311)
     Foreign                    2,041         1,081         8,619
                                1,879            78        (4,984)
Deferred:
     Federal                      655           102         5,515
     Foreign                     (110)        2,410        (1,921)
                                  545         2,512         3,594
     Total                   $  2,424     $   2,590     $  (1,390)

The effective tax (benefit) rate differs from the Federal statutory rates as follows:

Year ended December 31,          1993          1992          1991
Federal statutory tax
     (benefit) rate             (35.0%)       (34.0%)      (34.0%)
State taxes, net of Federal
     tax benefits                (2.3)          0.3          (0.5)
Differences in foreign
     tax rates                    8.0           0.3           2.9
Losses from foreign
     subsidiaries                 0.6           7.7           2.6
Unrealized benefit of net
     operating loss carryforwards   ^          26.9           8.2
Unrealized benefit of tax
     credit carryforwards           ^             ^          16.6
Alternative minimum tax             ^             ^           2.0
Adjustment of deferred
     tax assets due to net
     operating loss                 ^           4.2          21.4
Reduction of income tax
     liability due to net
     operating loss                 ^             ^         (21.4)
Adjustment of beginning of
     year balance of deferred tax
     assets and liabilities for
     settlement of Federal income
     tax obligations              2.5             ^             ^
Change in valuation
     allowance for deferred
     tax assets                  29.5             ^             ^
Other, net                        4.9             ^             ^
Effective tax (benefit) rate      8.2%          5.4%        (2.2%)

The significant components of deferred income tax expense for the year ended December 31, 1993 are as follows:

Net changes in deferred tax
     assets and liabilities                             $  (8,205)
Increase in beginning-of-year
     balance of the
     valuation allowance
     for deferred tax assets                               8,750
     Total                                              $    545

   For the years ended December 31, 1992 and 1991, deferred income tax expense of $2,512 and $3,594, respectively, results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

As of December 31,                            1992          1991
Depreciation                               $ 1,198      $ (5,267)
Inventory valuation
     adjustments                               556        (1,155)
Accrued vacation and other
     compensation                              822         1,562
Other asset valuation
     adjustments                               413        (1,040)
Capitalization of software
     development costs                        (152)          138
Customer service accruals                      901          (419)
Accrued restructure costs                     (292)       (3,512)
Adjustment of deferred tax assets
     due to net operating loss              (1,296)       13,485
Other, net                                     362          (198)
     Total                                $  2,512      $  3,594

The tax effects of temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities were as follows:

As of December 31,                                          1993
Deferred tax assets:
Property and equipment, principally
 due to differences in depreciation
 and capitalized interest                               $    810
Inventories, principally due to adjustments
 to lower of cost or market                                3,358
Accounts receivable, principally due
 to allowance for doubtful accounts                        1,241
Compensated absences and other
 compensation, principally due to accrual
 for financial reporting purposes                          3,105
Restructure costs, principally due to accrual
 for financial reporting purposes                          9,642
Net operating loss carryforwards                          29,576
Tax credit carryforwards                                  11,523
Other, net                                                 1,663
     Total gross deferred tax assets                      60,918
     Less valuation allowance                            (58,495)
     Net deferred tax assets                               2,423
Deferred tax liabilities:
Capitalization of software development
 costs for financial reporting purposes                   (3,634)
Net deferred tax liabilities                            $ (1,211)

   The Company has established a valuation allowance for certain current deferred tax assets, and net operating loss and tax credit carryforwards. Statement No. 109 requires that such a valuation allowance be recorded when it is more likely than not that some portion of the deferred tax assets will not be realized. The valuation allowance as of January 1, 1993 was $49,745.
   The effect of Statement No. 109 on the consolidated effective tax rate for 1993 and future years, compared to those rates which would have applied under APB Opinion 11, is not expected to be material to the Company^s financial statements.
   As of December 31, 1993, the Company has net operating loss carryforwards for income tax purposes of approximately $74,100. Such carryforwards will expire from 1996 to 2008 if not used by the Company to reduce income taxes payable in future periods.
   As of December 31, 1993 the Company has foreign tax credits and research and experimentation tax credits totaling approximately $11,500. These tax credits can be applied against Federal tax liabilities from 1994 through 2008 subject to various limitations under current tax law.
   The Company has not provided for Federal income taxes on approximately $64,600 of undistributed earnings of foreign subsidiaries at December 31, 1993, since these earnings have been invested indefinitely in subsidiary operations. Upon repatriation, some of these earnings would generate foreign tax credits which will reduce the Federal tax liability associated with any future foreign dividend.
   The Company has settled its Federal income tax obligations through 1991. The Company believes the provisions for income taxes for years since 1991 are adequate.

5. Property, plant and Equipment

A summary of property, plant and equipment follows:

As of December 31,                             1993          1992
Computer equipment
     and furniture                         $121,975      $118,528
Buildings and building
     equipment                               53,326        53,129
Land and improvements                        14,641        14,567
Leasehold improvements                        9,613        10,057
Service spare parts                           3,857         2,998
                                            203,412       199,279
Less accumulated depreciation
     and amortization                       (98,500)      (89,699)
     Property, plant  and
        equipment, net                     $104,912      $109,580

   In January, 1993, the Company entered into an agreement to lease a portion of its headquarters site in Wilsonville, Oregon. Under terms of the five-year agreement, approximately 150 square feet of space will be made available to a third party on a firm take-down schedule. The agreement results in rental payments of $3,985 over the remaining term of the lease.

6. Other Assets

A summary of other assets follows:
As of December 31,                             1993          1992
Software development
     costs, net                            $  9,085      $ 13,449
Long-term deposits                            5,613        10,119
Investment in real estate                     2,935         2,935
Long-term receivables                         2,453         2,693
Purchased technology, net                       106           744
Long-term prepaid royalties
     and licenses                                63           794
Other                                           329           264
     Total                                 $ 20,584      $ 30,998

   The Company capitalized software development costs of $3,609, $6,120, and $9,917 in 1993, 1992, and 1991, respectively. Related amortization expense of $7,449, $5,875, and $3,961 was recorded for the years ended December 31, 1993, 1992, and 1991, respectively.
   Purchased technology is carried at cost and is amortized over the estimated economic life of the technology, generally three years. Related amortization expense of $565, $636, and $3,183 was recorded for the years ended December 31, 1993, 1992, and 1991, respectively.
   During 1993, 1992 and 1991, certain purchased technology and software development costs were written off due to product discontinuances resulting from the December 1993, August 1992 and August 1991 restructurings. These write-offs, combined with write-downs of certain other software development, prepaid royalties, and purchased technology to net realizable value, totaled $812, $1,005 and $11,774 in 1993, 1992 and 1991, respectively.

7. Short-Term Borrowings

   Short-term borrowings represent drawings by subsidiaries under multi-currency unsecured credit agreements and the current portion of long-term debt. Interest rates are generally based on the applicable country^s prime lending rate depending on the currency borrowed. The Company has available lines of credit of approximately $25,255 as of December 31, 1993. Certain agreements require compensatory balances which the Company has met.

8. Long-Term Debt

Long-term debt is comprised of the following:
As of December 31,                             1993          1992
Revolving term credit facility             $ 55,000      $ 50,000
Bank note                                     2,681         2,405
Commercial paper                                  ^         3,096
Other                                           161           299
                                             57,842        55,800
Less current portion                         (3,521)          (91)
     Total                                 $ 54,321      $ 55,709

   Effective December 31, 1992, the Company amended its committed credit facility with First Interstate Bank of Oregon, N.A. Under terms of the amendment, the revolving credit facility remains in effect until July 2000 and the commitment level was established at $55,000. Interest on borrowings under the credit facility remain floating-rate based. Borrowings are collateralized by cash and investments of $30,000 and a trust deed on the Company^s headquarters site in Wilsonville, Oregon of $25,000. The amendment requires commitment reductions of $840 annually beginning in July 1994, therefore $840 is classified as current and included in short-term borrowings on the Consolidated Balance Sheet as of December 31, 1993.
   In conjunction with the loan amendment, the Company also modified its interest rate swap agreement with First Interstate Bank of Oregon, N.A., reducing the notional amount from $50,000 to $17,500 without any negative financial impact. The interest rate swap agreement effectively converts floating rates on $17,500 of borrowings to a fixed rate of 9.55% until expiration of the agreement in January 2000. The amendment allowed the Company to subject $32,500 of 9.55% fixed rate borrowings to more favorable floating rates. The average floating interest rate as of December 31, 1993 was approximately 5%. While the Company may be exposed to credit risk in the event of nonperformance by the counterparty to the interest rate swap agreement, the risk of incurring losses due to nonperformance by the counterparty is considered remote
   During 1992, the Company^s Japanese subsidiary borrowed 300 million Yen ($2,681 and $2,405 at December 31, 1993 and 1992 exchange rates, respectively) from a local bank to finance its local operations. The interest rate on these borrowings is floating-rate based with a cap of 5.95%. The effective rate on these borrowings during 1993 was approximately 4%. The entire bank note matures on July 20, 1994 and is classified as current and included in short-term borrowings on the Consolidated Balance Sheet as of December 31, 1993.
   The fair market value of the Company^s long-term debt approximates its carrying value as the interest rates on borrowings are floating-rate based. The Company would incur a cost of approximately $3,660 to terminate its interest rate swap agreement as of December 31, 1993. This cost is based on dealer quotes taking into consideration current interest rates and the current creditworthiness of the counterparties.

9. Incentive Stock Plan

   The Board of Directors has the authority to issue incentive stock in one or more series and to determine the relative rights and preferences of the incentive stock (note 10). The incentive stock is convertible into common stock upon attainment of specified objectives or upon the occurrence of certain events to be determined by the Board of Directors.

10. Employee Stock and Savings Plans

   The Company has five stock option plans. The three common stock option plans provide for the granting of incentive and nonqualified stock options to key employees, officers, and non-employee directors of the Company and its subsidiaries.
   The three stock option plans are administered by the Compensation Committee of the Board of Directors, and permit accelerated vesting of outstanding options upon the occurrence of certain changes in the control of the Company.
   The Company also has a stock plan which provides for the sale of common stock to key employees of the Company and its subsidiaries. Shares can be awarded under the plan at no purchase price as a stock bonus, and the stock plan also provides for the granting of nonqualified stock options.
   In addition, the Company has an incentive stock option plan and has reserved 600 shares of incentive stock for issuance. No options have been granted under this plan.
   Options under all five plans generally become exercisable over a five-year period from the date of grant or from the commencement of employment at prices generally not less than the fair market value at the date of grant. The excess, if any, of the fair market value of the shares at the measurement date over the option price is charged to operations ratably over the vesting period.
At December 31, 1993, options for 2,451 shares were exercisable, 19,810 shares were reserved for issuance, and 1,674 shares were available for future grant. Stock options outstanding and transactions involving the stock option plans are summarized as follows:
                                                        Price per
                                         Shares           Share
Balance at December 31,   1991            7,886    $  .12 ^ 19.76
Granted                                   4,637      6.00 ^ 20.25
Exercised                                (1,433)      .12 ^ 18.13
Canceled                                 (4,514)     2.08 ^ 20.25
Balance at December 31, 1992              6,576       .21 ^ 19.76
Granted                                   1,180       .07 ^ 12.63
Exercised                                (1,021)      .21 ^ 13.00
Canceled                                   (834)     4.95 ^ 18.13
Balance at December 31, 1993              5,901    $  .07 ^ 19.76

   In October 1992, the Board of Directors adopted a resolution to offer employees holding incentive and nonqualified stock options for 5,840 shares the opportunity to exchange their existing options for nonqualified stock options. The exchange allowed employees to receive options for the same number of shares at $6.00 per share, the then current market price. The new options vest ratably over between two to five years, depending on the vesting status of exchanged options as of January 2, 1993. The offer was made because the Board of Directors believes lower-priced options provide a greater incentive to key employees and officers. Options holders elected to exchange options covering 3,808 shares.
   In May 1989, the shareholders adopted the 1989 Employee Stock Purchase Plan and reserved 1,400 shares for issuance. In April 1992, the shareholders amended the plan to reserve an additional 2,000 shares for issuance. Under the plan, each eligible employee may purchase up to six hundred shares of stock per quarter at prices no less than 85% of its fair market value determined at certain specified dates. Employees purchased 605 and 569 shares under the plan in 1993 and 1992, respectively. At December 31, 1993, 1,324 shares remain available for future purchase under the plan. The plan will expire upon either issuance of all shares reserved for issuance or at the discretion of the Board of Directors. There are no plans to terminate the plan at this time.
   The Company has an employee savings plan (the Savings Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company currently matches 50% of eligible employee^s contributions, up to a maximum of 6% of the employee^s earnings. Employer matching contributions vest over 5 years, 20% for each year of service completed. The Company^s matchingcontributions to the Savings Plan were $1,896, $1,989, and $2,140 in 1993, 1992, and 1991, respectively.

11. Commitments

The Company leases a majority of its field office facilities under noncancellable operating leases. In addition, the Company leases certain equipment used in its research and development activities. This equipment is generally leased on a month-to-month basis after meeting a six-month lease minimum.
   The Company rents its Japanese facilities under a two-year cancellable lease with a six month notice of cancellation. The total commitment under this cancellable lease is $6,444, of which the first six month^s payments in 1994 of $1,878 are included in the schedule below. Future minimum lease payments under noncancellable operating leases are approximately as follows:
                                                         Operating
Annual periods ending                                      Lease
December 31:                                              Payments
1994                                                    $  10,054
1995                                                        6,704
1996                                                        5,298
1997                                                        4,258
1998                                                        3,928
Later years                                                14,348
     Total                                              $  44,590

   Rent expense under operating leases was approximately $16,776, $16,156, and $16,709 for the years ending December 31, 1993, 1992, and 1991, respectively.

12. Other Expense

Other expense is comprised of the following:
Year ended December 31,              1993        1992        1991
Interest income                  $  4,338    $  5,284    $  9,800
Interest expense                   (4,404)     (5,469)     (5,428)
Foreign exchange gain                 247         297         827
Contract settlement                     ^      (6,150)          ^
Write-off of non-
     operating items                    ^      (1,148)     (7,838)
Life insurance proceeds                 ^           ^       1,000
Other, net                           (438)       (353)       (863)
     Total                        $  (257)   $ (7,539)   $ (2,502)

13. Supplemental Cash Flow Information

   The following provides additional information concerning supplemental disclosures of cash flow activities:
Year ended December 31,              1993        1992        1991
Cash paid (received) for:
     Interest expense, net of
       capitalized interest       $  4,042   $  5,030    $  4,969
     Income taxes                 $  2,403   $ (2,662)   $  5,936

14. Forward Foreign Exchange Contracts

   At December 31, 1993 and 1992, the Company had forward contracts outstanding of $13,847 and $18,899, respectively, to buy and sell various foreign currencies. These contracts generally have maturities which do not exceed six months. At December 31, 1993, the estimated fair value of these contracts was $13,797 based on dealer quotes. The Company does not anticipate non-performance by the counterparties to these contracts.

15. Industry and Geographic Information

   The Company designs, manufactures, markets and provides related service for electronic design automation software for the integrated circuit (IC) and systems design markets. The Company^s software products enable engineers and designers to design, analyze, place, route, layout and test custom ICs, application specific ICs (ASIC), printed circuit boards, multichip modules and other electronic systems and subsystems
   Foreign operations consist of offices whose principal activities are the sale, distribution, and service of the Company^s products. Foreign offices purchase the computer workstations on which the Company^s software operates principally from suppliers located in each respective geographic area. Software reproduction facilities operate in both Europe and Asia-Pacific to supply the Company^s software directly to these market areas.
   Intercompany transfers are accounted for at amounts generally above cost. Corporate expenses are general expenses which are not allocated to the operations of each geographic area. For the purposes of determining operating income, research and development and certain marketing expenses are allocated based on each region^s percentage of total revenue contribution. Corporate assets are comprised of capital assets used in research and development activities, short-term investments, and cash and investments classified as long-term in the consolidated balance sheets. Geographic information for 1993, 1992 and 1991 is set forth in the table below.




Geographic Information        N. America     Europe   Asia-Pacific

1993
Revenues from unaffiliated
   customers                   $184,303     $ 87,178     $68,294
Intercompany transfers            1,282        5,016      20,948
Total revenues                 $185,585     $ 92,194     $89,242
Operating income (loss)        $   (195)    $(14,564)    $ 1,678
Identifiable assets            $152,514     $124,956     $64,271

1992
Revenues from unaffiliated
   customers                   $180,716     $ 99,481     $ 70,569
Intercompany transfers            1,611       11,849       15,187
Total revenues                 $182,327     $111,330     $ 85,756
Operating income (loss)        $(21,151)    $ (7,267)    $    735
Identifiable assets            $164,614     $116,174     $ 53,518

1991
Revenues from unaffiliated
customers                      $195,796     $110,203     $ 94,128
Intercompany transfers            6,254        9,700       20,087
Total revenues                 $202,050     $119,903     $114,215
Operating income (loss)        $(51,876)    $ (5,082)    $  7,454
Identifiable assets            $193,001     $117,597     $ 77,692

Geographic Information     Eliminations   Corporate   Consolidated

1993
Revenues from unaffiliated
   customers                   $      ^     $      ^     $339,775
Intercompany transfers          (27,246)           ^            ^
Total revenues                 $(27,246)    $      ^     $339,775
Operating income (loss)        $ (2,939)    $(13,372)    $(29,392)
Identifiable assets            $(92,258)    $104,101     $353,584

1992
Revenues from unaffiliated
   customers                   $      ^     $      ^     $350,766
Intercompany transfers          (28,647)           ^            ^
Total revenues                 $(28,647)    $      ^     $350,766
Operating income (loss         $(1,538)     $(11,511)    $(40,732)
Indentifiable assets           $(60,471)    $104,730     $378,565

1991
Revenues from unaffiliated
   customers                   $      ^     $      ^     $400,127
Intercompany transfers          (36,041)           ^            ^
Total revenues                 $(36,041)    $      ^      400,127
Operating income (loss)        $    985     $(11,982)    $(60,501)
Identifiable assets            $(54,147)    $111,518     $445,661


Quarterly Financial Information (Unaudited)

Quarter ended      March 31   June 30   September 30   December 31
In thousands, except per share and shareholders of record data
1993
Total revenues    $  82,639  $  88,416   $ 84,950      $ 83,770
Gross margin      $  52,371  $  56,214   $ 56,378      $ 54,620
Operating income
  (loss)          $  (3,317) $     633   $  1,888      $(28,596)
Net income
  (loss)          $  (4,298) $     290   $  1,490      $(29,555)
Net income (loss)
  per common
  and common
  equivalent
  share           $    (.09) $     .01   $    .03     $    (.63)
1992
Total revenues    $ 100,115  $  89,085   $ 77,540     $  84,026
Gross margin      $  55,660  $  50,690   $ 39,385     $  52,063
Operating income
  (loss)          $     491  $  (6,819)  $(35,720)    $   1,316
Net income (loss) $   1,227  $  (6,885)  $(45,550)    $     347
Net income (loss)
  per common and
  common
  equivalent share$     .03  $    (.15)  $  (1.01)    $     .01

Common stock market price:
Quarter ended         March 31  June 30  September 30  December 31
1993
     High         $      11  $      12   $ 11 1/2     $  15 1/2
     Low          $   7 7/8  $   7 7/8   $  8 3/8     $      10
1992
     High         $  22 1/4  $  16 1/2   $ 10 1/4     $   9 1/2
     Low          $  14 1/4  $   9 1/2   $  6 1/2     $   5 1/4

The table above sets forth for the quarters indicated the high and low sales prices for the common stock as reported on the NASDAQ
National Market System.  As of December 31, 1993, the Company had
1,843 shareholders of record.

Report of Management

   Management of Mentor Graphics Corporation is responsible for the preparation of the accompanying consolidated financial statements. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and necessarily include some amounts which represent the best estimates and judgments of management. The consolidated financial statements have been audited by KPMG Peat Marwick, independent auditors, whose report is included on this page.
   The Audit Committee of the Board of Directors is comprised of two directors who are not officers or employees of Mentor Graphics Corporation or its subsidiaries. These directors meet with management and the independent auditors in connection with their review of matters relating to the Company^s annual financial statements, the Company^s system of internal accounting controls, and the services of the independent auditors. The Committee meets with the independent auditors, without management present, to discuss appropriate matters. The Committee reports its findings to the Board of Directors and also recommends the selection and engagement of independent auditors.





R. Douglas Norby
Senior Vice President
and Chief Financial Officer




Walden C. Rhines
President and Chief Executive Officer



Independent Auditors^ Report
To the Stockholders and Board of Directors of Mentor Graphics
Corporation:
We have audited the accompanying consolidated balance sheets of
Mentor Graphics Corporation and subsidiaries as of December 31,
1993 and 1992, and the related consolidated statements of
operations, stockholders^ equity, and cash flows for each of the years in the three-year period ended December 31, 1993.  These consolidated financial statements are the responsibility of the
Company^s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and
significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mentor Graphics Corporation and subsidiaries as of
December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.
   As discussed in Notes 1 and 4 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board^s Statement of Financial Accounting Standards No. 109, ^Accounting for Income Taxes^ in 1993.



Portland, Oregon
February 1, 1994


Shareholders' Information

Directors
Thomas H. Bruggere
Chairman of the Board of Directors Mentor Graphics Corporation
Walden C. Rhines
President and Chief Executive Officer
Mentor Graphics Corporation
Marsha B. Congdon
Vice President, Policy and Strategy US West Communications
David R. Hathaway
General Partner
Venrock Associates
Fontaine K. Richardson
General Partner
Eastech Management Company, Inc.
Jon A. Shirley
Private Investor
David N. Strohm
General Partner
Greylock Management Corporation

Corporate Office
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
(503) 685-7000





Executive Officers
Walden C. Rhines
President and Chief Executive Officer Mentor Graphics Corporation
Waldo J Richards
Senior Vice President
Product Operations
R. Douglas Norby
Senior Vice President and
Chief Financial Officer
Frank S. Delia
Vice President
Chief Administrative Officer
General Counsel and Secretary
Patricia J. O^Connor
Vice President
Human Resources
James J. Luttenbacher
Corporate Controller and
Chief Accounting Officer

Counsel
Stoel Rives Boley Jones & Grey
Attorneys-at-Law
900 S.W. Fifth Avenue, Suite 2300
Portland, Oregon 97204

Independent Certified Public Accountants
KPMG Peat Marwick
1211 S.W. Fifth Avenue
Suite 2000
Portland, Oregon 97204

Transfer Agent and Registrar
First Interstate Bank
Security Holder Relations Division
26610 West Agoura Road
Calabasas, CA  91302
1-800-522-6645



Annual Meeting
The Annual Meeting of shareholders will be held at 5:00 p.m., Pacific Time, on April 26, 1994 at:
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

Investor Relations
For additional information on the Company, or to obtain a copy of Mentor Graphics^ Annual
Report on Form 10-K filed with the Securities and Exchange
Commission, contact:
Investor Relations Manager
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

For financial and company information, call 1-800-546-4628.

Stock Trading
Mentor Graphics Corporation^s common stock traded publicly in the NASDAQ National Market
System under the symbol MENT.




All references to market share in this report are based upon Dataquest preliminary 1993 EDA market share and growth estimates.