Form 10-K, Exhibit 13
MENTOR GRAPHICS CORP
filed 1995-03-31
CIK 701811

Selected Consolidated Financial Data

Year ended December 31,          1994      1993      1992      1991     1990
In thousands, except per share data
 and percentages

Statement of Operations Data
Total revenues              $ 348,294 $ 339,775 $ 350,766 $ 400,127 $ 435,185
Research and development
 expense                    $  72,484 $  77,598 $  73,947 $  79,539 $  76,315
Operating income (loss)     $  28,460 $ (29,392)$ (40,732)$ (60,501)$  20,715
Net income (loss)           $  27,537 $ (32,073)$ (50,861)$ (61,613)$  23,625
Gross margin percent            69.3%     64.6%    	56.4%     50.0%     58.3%
Operating income (loss)
 as a percent of total
 revenues                        8.2%     (8.7%)  	(11.6%)   (15.1%)     4.8%

Per Share Data
Net income (loss) per
 common and common
 equivalent share           $     .53  $    (.69) $ (1.13	$ (1.43)  $     .53
Cash dividends per common
 share outstanding          $       0  $     .18  $   .24	$   .24   $     .22
Weighted average number of
 common and common
 equivalent shares
 outstanding                  52,120    	46,410   45,142  43,153      44,833

Balance Sheet Data
As of December 31,              1994       1993     1992        1991    1990

Cash and short-term
 investments                $ 137,856  $ 109,568 $ 108,783 $ 144,022 $ 161,755
Cash and investments,
 long-term                  $  30,000  $  30,000 $  30,000 $       0 $       0
Working capital             $ 138,779  $  96,336 $ 108,892 $ 169,875 $ 208,223
Property, plant and
 equipment, net             $  97,701  $	104,912 $ 109,580 $ 114,213 $   62,438
Construction in progress    $       0  $       0 $       0 $   1,156 $  60,603
Total assets                $ 393,797  $ 353,584 $ 378,565 $ 445,661 $ 504,287
Short-term borrowings       $   8,450  $   6,364 $  	5,548 $   4,511 $  11,953
Long-term debt              $  53,625  $  54,321 $  55,709 $  50,554 $  50,167
Stockholders' equity        $ 239,068  $ 195,711 $	221,406 $ 267,667 $ 326,419

Management's Discussion and Analysis of Results of
Operations and Financial Conditions

Results of Operations
Revenue and Gross Margins

                                 1994      Change     1993    Change     1992

System and software
 revenue                   $  187,117       (2)% $	191,180    (10)% $ 212,397
System and software
 gross margins             $  150,360         8%  $ 138,879      7%   130,404
	Percentage of revenue          80.4%                 72.6%          			61.4%
Service and support
 revenue                   $  161,177         8%  $ 148,595      7% $ 138,369
Service and support gross
 margins                   $   91,114        13%  $ 	80,704      20% $  67,394
    Percentage of revenue       56.5%                 54.3%           			48.7%
Total revenue              $  348,294         3%  $ 339,775     (3)  $	350,766
Total gross margins        $  241,474        10%  $ 219,583      11%	$ 197,798
    Percentage of revenue       69.3%                 64.6%           			56.4%

System and Software

    System and software revenue is derived from software
products owned by the Company, software products owned by
third parties for which royalties are paid by the Company,
and hardware products.  System and software revenue declined
2% from 1993 to 1994 and 10% from 1992 to 1993. The primary factors contributing to the decline in system and software revenue include a significant reduction in hardware revenue and a generally poor world-wide economy in 1993. Offsetting these reductions, the software component of 1993 and 1994 system and software revenue increased due to improved
product offerings, the completion of Version 8 and
additional point tool products.
    The hardware component of system and software revenue declined to 8% in 1994 from 17% and 34% in 1993 and 1992, respectively. During the last three years the Company has been executing a plan to exit the hardware business. While almost all of the Company's customers now meet their hardware needs by working directly with hardware vendors,
the Company continues to meet the demands of some customers
who prefer to purchase complete systems from one vendor.
Hardware revenue will continue to decline, at a much slower
rate, becoming an insignificant element of revenue in the
future.
    Revenue for 1992, 1993, and to a much lesser extent 1994
were negatively impacted by a poor world-wide economy.  In
1994 the Company experienced improved activity in Europe
while Japan continued to reflect weakness.   During 1994 the
software component of system and software revenue was up 24%
for the European region compared to the same period last
year while North America and Japan experienced modest
4% and 7% improvement for the same periods, respectively.
From December 31, 1993 to December 31, 1994, the U.S. dollar weakened approximately 7% on a revenue-based weighted average against the Japanese yen, resulting in higher U.S.
dollar revenue from Japanese yen based sales in 1994.
Exclusive of currency exchange rate changes, the software component of system and software revenue was flat year to year in Japan. The North American sales force executed a reorganization during the first quarter of 1994 which resulted in a temporary reduction in productivity.
The result of the reorganization was to streamline
operations by reducing two layers of management and better aligning the sales team to meet customer demand. North
America sales were also impacted by the absence of large multi-year contracts which made a significant contribution to revenue in 1993.  1994 systems and
software revenue was characterized by smaller sales
contracts to a much broader customer base.
    The software component of system and software revenue increased 8% from 1993 to 1994 and 14% from 1992 to 1993.
The slower-than-anticipated conversion of customers to the Company's Version 8 software, which previously had slowed sales of the new software tools, was substantially completed by the end of 1993.  During the first quarter of 1993 the
Company shipped Version 8.2 of its software. This release included enhanced performance and reliability of the Version
8 software and was a key factor in the Company's ability to increase the conversion of existing customers. Customers who transitioned or were in the process of transitioning
from Version 7 to Version 8 increased from 30% in 1992 to approximately 80% in 1993. Customer conversion to Version 8 was no longer an issue in 1994.
    In 1994, the Company merged with Anacad Electrical Engineering Software GmbH (Anacad) and Model Technology
Incorporated (MTI).   The Anacad transaction was accounted
for as a purchase and was completed on September 30, 1994,
while the MTI transaction was accounted for as a pooling of interests and was completed on November 30, 1994.
The consolidated financial results of Anacad were included
in the Company's consolidated statements of operations for
the fourth quarter of 1994 only.
The financial results of MTI were included in the Company's consolidated statements of operations for all of 1994, while the Company's prior year financial statements were not
restated due to the relative immateriality of MTI's separate financial statements for 1993 and 1992. The addition of
Anacad and MTI revenue increased the software component of
system and software revenue by approximately 3% in 1994.
    Overall growth in the EDA industry has been slower over the last several years. To achieve additional revenue growth,
EDA vendors must increase market share by either developing
or acquiring new technologies that provide additional
competitive solutions.    The mergers with Anacad and MTI
were a result of the Company's strategy to evaluate make-or-buy alternatives to achieve revenue growth. Anacad's mixed signal simulation and optimization product offerings and MTI's VHDL simulation product offerings are complementary to the Company's current product lines and will contribute to revenue growth in 1995. This growth may be offset as some of the Company's maturing products reach the late stages of their product life cycles.
     System and software gross margin improvement in 1994 and 1993 were primarily a result of increased software versus hardware sales each year. Software gross margins are much higher than hardware gross margins. The impact of hardware-software mix-shift on gross margins will be less significant in 1995 as hardware revenue will decline at a much slower rate.
    Amortization of previously capitalized software development costs to system and software cost of goods sold was $6,220, $7,449, and $5,875 for 1994, 1993, and 1992, respectively.
    Amortization of purchased technology increased in the fourth quarter of 1994 due to the acquisition of Anacad and other technologies during the third quarter of 1994.
Quarterly purchased technology amortization to system and software cost of revenues for the next three years, exclusive of additional acquisitions, is expected to increase by approximately $500. This increase will be partially offset by reduced amortization of software development costs as several capitalized projects became fully amortized in 1994. Technology acquisitions are expected to continue in 1995 and may increase purchased technology and related amortization, depending on the nature of the transaction.

Service and Support
     Service and support revenue consists of software support, which consists primarily of revenue from annual maintenance contracts, hardware support, and professional services, which includes consulting services, customer training and custom design services. Service and support revenue increased 8% from 1993 to 1994 and 7% from 1992 to 1993.
Rapid growth in professional services combined with
sustained growth in software support yielded this result. These positive factors were offset by a reduction in hardware support revenues as many customers contracted directly with primary providers of hardware service. The reduction in hardware support revenue reflects the Company's planned shift to a software-only business model.
The Company also recognized a one-time benefit from an individual service contract in the third quarter of 1993 increasing service and support revenue by $2,100.
    The software support component of service and support revenue increased 12% from 1993 to 1994 and 12% from 1993 to
1992.   Significant Version 8 releases during 1993 and 1994
were the main factors contributing to the success of the Company's software support program. These releases were a key to increasing both installed customer base and the
percent of established customers signing up for the software
support program.   Growth in software support revenue is
contingent on continued development and acquisition of competitive software products.
The mergers with MTI and Anacad discussed above had minimal impact on 1994 service and support revenue. Anacad and MTI are expected to contribute to software maintenance and support revenue growth in 1995. This growth may be offset as some of the Company's current products reach the late stages of their product life cycles.
    The Company has focused resources in the past three years toward development of the professional service business to meet customer needs for comprehensive EDA solutions. The response to this service has been favorable since many customers want consulting and other services, in addition to software products, to optimize their design processes. Increased professional service revenue is expected in 1995 as the Company continues to respond to customer demand.
     The increase in service and support gross margins is primarily attributable to the reduction of lower margin hardware support and higher volume to absorb the fixed cost of overhead. In addition, 1993 gross margins were favorably impacted by 100% margin associated with the individual service contract discussed above. Consistent with consulting and training business models, gross margins generated by the Company's professional service activities have been, and are expected to continue to be, lower than software support. Lower overall service and support gross margins are anticipated as growth in the professional service business is expected to be higher than growth in software maintenance and support.

Operating Expenses
              			      		       1994   Change      1993     Change      1992
Research and development   $  72,484     (7)% $  77,598         5% $  73,947
	Percentage of total
 revenues                      20.8%              22.8%                21.1%
Marketing, general, and
 administration            $ 137,310     (6)% $ 146,577       (3)% $ 151,683
	Percentage of total
 revenues                      39.4%              43.1%                43.2%
Restructure costs          $  (6,045)     0   $ 	24,800        92%    12,900
	Percentage of total
 revenues                     (1.7)%               7.3%                 3.7%

Research and Development
     Gross research and development (R&D) costs were $77,640, $81,207 and $80,067 for 1994, 1993 and 1992, respectively, representing a 4% decrease from 1993 to 1994 and a 1%
increase from 1992 to 1993. In 1994, R&D expenditures decreased due a lower headcount plan that was achieved through attrition and layoffs. The Company closed an Integrated Circuit Division R&D site during the first quarter of 1994, consolidating activities with other pre-existing locations. Additional cost saving actions were taken in other R&D divisions of the Company during the year.
    Offsetting these cost savings were the acquisitions of Anacad and MTI. Anacad and MTI increased R&D expense by approximately $1,100 each in 1994. In 1993, R&D expenditures remained flat while the Company focused on performance improvements of it's Version 8 software release. In the fourth quarter of 1993, the Company acquired
CheckLogic Systems, Inc. resulting in additional R&D expense of $630 for the year. Offsetting these expenses was a reduction in headcount for the year due to attrition.
    During 1994 the Company capitalized software development costs of $5,156, compared to $3,609 and $6,120 for 1993 and 1992, respectively. Capitalization increased in 1994 as more resources were directed toward development of new products and enhancement of existing products. The decline in software development cost capitalization during 1993 relates to substantial completion of development activities associated with Version 8, focus on performance improvements and an effort toward transition of customers to the new software.
    Gross R&D costs are expected to increase from 1994 levels due to acquisitions of Anacad and MTI, discussed above and additional research and development investment in the coming
year.   In addition, the Company will continue to evaluate
make-or-buy alternatives in 1995 which may result in more acquisitions. Overall, the ratio of R&D expense as a percent of revenue may increase in 1995 due to this additional investment activity.

Marketing, General, and Administration
    Marketing, general and administration (MG&A) expenses were $137,310, $146,577 and $151,683 for 1994, 1993 and 1992,
respectively, representing a 6% decrease from 1993 to 1994
and a 3% decrease from 1992 to 1993. In 1994, MG&A expenses declined as actions associated with the December 1993 restructuring were executed during the year. The North American sales force executed a reorganization during the first quarter of 1994 which resulted in lower headcount and reduced layers of management to better align the sales teams with their respective territories.
In addition, actions were executed at several international locations to streamline the organizations to improve the ratio of selling and administrative expense compared to
regional revenue levels.
     Offsetting these cost savings were the acquisitions of Anacad and MTI, which increased MG&A expense by approximately $1,100 and $1,300, respectively in 1994. The decline in 1993 represents headcount reductions by selective replacement of voluntary attrition, partially offset by increased recruiting costs associated with the successful hiring of several key management positions.
In 1995 MG&A expenses are expected to increase from 1994 levels due to acquisitions of Anacad and MTI, discussed above. In addition, the Company will experience increased costs associated with the implementation of a new global information system in the coming year. The system is expected to reduce the costs associated with capturing and analyzing financial and non-financial data in 1996.
Overall, the goal of management is to improve the ratio of MG&A expense as a percent of revenue as compared to 1994
levels.   Achievement of this goal is not guaranteed due to
the uncertainty of revenues.

Restructuring Costs
    During 1994, the Company continued the execution of the restructuring plan approved by Company management in December 1993. This plan was aimed at reducing operating expenses by streamlining and reorganizing certain Company operations. In 1994, implementation of the restructuring plan reduced expenses by an estimated $10,000. When all elements of the restructuring plan have been fully implemented, the Company expects future costs and expenses to be reduced even further.
     During 1994, the Company recorded a gross restructure credit of $10,045. This credit was the result of reduced estimates for the costs of executing certain elements of the restructure plan, and cancellation of certain actions, and was partially offset by an accrual of $4,000 associated with new restructure activities approved by management during the year. The new restructure costs accrued in 1994 were limited to severance and write-offs of excess equipment and intangible software technology assets related to discontinued product development activities. Reductions in the estimated costs of the plan were realized primarily due to greater than anticipated employee attrition, which allowed the Company to achieve its cost reduction objectives at a lower cost. In addition, the reduction in costs reflects lower than anticipated severance package costs overseas. Approximately $10,000 of the 1993 restructure accrual resulted in cash expenditures in 1994.
Approximately $10,000 of the remaining $11,897 restructure accrual should result in cash expenditures in 1995.
Spending associated with certain facilities closures should extend beyond 1995.
     In 1993, restructure costs of $24,800 were recognized for the execution of this plan. These costs consisted primarily of direct costs related to the severance and relocation of employees, facilities closure, and write-offs of excess equipment and intangible software technology assets related to discontinued product development activities.
     In August 1992, the Company executed a restructuring plan aimed at improving its focus on the core businesses of integrated circuit design and electronic systems design. As part of the restructuring, the Company substantially reduced internal development on various software products and consolidated certain field facilities to more economically support sales efforts. Costs associated with the restructuring of $12,900 were recognized in 1992.
Restructuring costs included direct costs related to the severance and relocation of employees, consolidation of facilities, and write-offs of intangible software technology assets related to discontinued product lines. The result was to significantly reduce operating costs of administration, distribution and sales.

Merger Related Charges
     Merger related charges are the result of a write-off of in-process R&D of $8,265 associated with the Anacad transaction and consulting service costs of $1,000 associated with the
MTI transaction.  On September 30, 1994, the Company
completed the acquisition of Anacad. The acquisition was accounted for as a purchase. The cost of the acquisition has been allocated on the basis of estimated fair value of
the assets and liabilities assumed.  This allocation
resulted in a one-time charge for in-process R&D of $8,265, capitalization of goodwill of $2,897 and capitalization of technology of $4,735. The charge for in-process R&D was a result of allocating a portion of the acquisition cost to Anacad's in-process product development that had not reached
technological feasibility.   On December 1, 1994, the
Company completed the merger with MTI. The transaction was accounted for as a pooling of interests. The Company's prior year financial statements were not restated due to relative materiality of MTI's separate financial statements
for 1993 and 1992.   The merger costs of $1,000 were paid by
MTI for consulting services rendered to facilitate negotiation of the various components of the merger agreement.

Other Income (Expense)
                             1994       Change     1993      Change    1992
Other income (expense),
 net                     $  2,452          0    $  (257)       97%   (7,539)

     Other income (expense) has increased significantly over the last three years due to increased interest income in 1994, lower interest expense in 1994 and 1993, and one-time charges
of $7,298 in 1992.   Interest income was $4,953, $4,338 and
$5,284 in 1994, 1993 and 1992, respectively. The improvement in interest income is attributable to higher interest rates and higher average cash balances due to earnings in 1994. In 1993, compared to 1992, average interest rates on investments were much lower, while average cash balances were flat, resulting in lower interest income. Interest expense was $2,703, $4,404 and $5,469 in 1994, 1993 and 1992, respectively. In 1994, average debt outstanding was lower due to improved cashflow from operating activities and continued management of the Company's long term committed revolving credit facility. Interest expense declined significantly in 1993 as a result of a reduction in the notional amount of its interest rate swap agreement from $50,000 to $17,500 and lower average debt outstanding through management of the Company's long term committed
revolving credit facility. The interest rate swap agreement converts floating rates on $17,500 of borrowings to a fixed rate of 9.55%.  The reduction in notional amount resulted
in moving $32,500 of borrowings to more favorable floating
rates.
     Other expense for 1992 includes a charge of $6,150 related to termination of a contractual relationship with a third-
party software supplier.  The Company paid $4,250 in the
fourth quarter of 1992 and took a write-off of $1,900 in
balance sheet amounts related to the contract.  In exchange, the supplier relinquished all future claims against the
Company, including cancellation of the obligation to pay royalties on sales of certain products through September 30,
1994.   Other expense in 1992 also includes write-downs for
certain non-operating assets to net realizable value, totaling $1,148.

Provision for Income Taxes
    The provision for income taxes was $3,375, $2,424 and $2,590 in 1994, 1993 and 1992, respectively. The Company's income tax position for each year combines the effects of available tax benefits in certain countries where the Company does business, benefits from available net operating loss carrybacks, and tax expense for subsidiaries with pre-tax income. As such, the Company's income tax position and resultant effective tax rate is uncertain in 1995.
    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No.109, "Accounting for
Income Taxes." The cumulative effect of the change in the method for accounting for income taxes was not material to the Company's financial statements, and is therefore not disclosed separately in the Consolidated Statement of Operations for the year ending December 31, 1993.

Effects of Foreign Currency Fluctuations
     The Company experienced net gains from foreign currency transactions of $177, $247 and $297 in 1994, 1993 and 1992, respectively. These amounts are composed of realized gains and losses on cash transactions involving various foreign currencies, and unrealized gains andlosses related to foreign currency receivables and payables resulting from exchange rate fluctuations between the various currencies in which the Company operates. Foreign currency gainsand losses are included as a component of other income and expense.
     The "foreign currency translation adjustment," as reported in the stockholders' equity section of the consolidated balance sheet, increased to $12,674 at December 31, 1994, from $7,539 at the end of 1993. This reflects the increase in the value of net assets denominated in foreign currencies since year-end 1993 as a result of a weaker US dollar at the close of 1994.
     During 1994, the U.S. dollar weakened approximately 8% against the Japanese yen and 2% against European currencies in which the Company does business, primarily the Deutsche mark, British pound, and French franc. The Japanese yen strengthened steadily over 1994, while European currencies fluctuated minimally during the same period.
A weaker U.S.dollar results in the Company's products being more affordable in foreign markets, which generally results in favorable economics for the Company. The weakening of the dollar relative to the foreign currencies also has a positive impact on revenues as local currency revenues translate into more U.S. dollars. However, this translation also results in higher reported expenses in U.S. dollar terms.
      During 1993, the U.S. dollar was volatile against the European currencies, strengthening during the first three months and last six months of the year. The dollar weakened when compared to the yen during the first nine months of 1993 and rebounded slightly in the fourth quarter. Foreign currency fluctuations in Europe and Japan resulted in a slightly weaker US dollar overall during 1993.
      The Company generates approximately half of its revenues outside of the United States and expects this to continue in the future. As such, the Company's business and operating results can be impacted by the effects of future foreign currency fluctuations.

Liquidity and Capital Resources

Year Ended December 31,                1994          1993            1992
Current Assets                    $ 238,006     $ 198,088       $ 207,987
Cash and short term investments   $ 137,856     $	109,568       $ 108,783
Cash and investments, long-term   $  30,000     $ 	30,000       $  30,000
Cash provided by operations       $  50,397     $  25,289       $  13,610
Cash used for investment
 activities,	excluding short-term
 investments                      $ (31,233)    $	(26,754)      $ (29,559)
Cash provided (used) by financing
 activities                       $   6,455    	$   1,862       $ (18,354)

Cash and Investments
    Total cash and investments increased $28,288 during 1994.
Cash provided by operations was $50,397, an increase of $25,108 from 1993.  Positively impacting cash provided by operations in 1994 was net income of $27,537 coupled with the impact of the adjustment for in-process R&D associated with the Anacad acquisition of $8,265. These sources of cash were offset by an increase in trade accounts receivable and decreased accrued liabilities associated with
the restructuring accrual changes discussed previously.   In 1993,
cash was negatively impacted by the net loss incurred of $32,073 for the year and reductions in accounts payable.These uses of cash were offset by a reduction in trade accounts receivable, continued transition out of the hardware business resulting in lower inventory levels and increased accrued liabilities associated with the year-end restructuring.
     Cash and short-term investments were positively impacted by the proceeds from issuance of common stock upon exercise of stock options and employee stock plan purchases in the amount of $10,205 and $11,179 in 1994 and 1993, respectively. This increase was offset by investment in property, plant and equipment of $14,327 in 1994 and $22,790 in 1993. In addition, the purchase of Anacad late in 1994 resulted in cash payments totalling $10,050. In 1993, dividends paid to stockholders totalled $8,291. See dividends discussion below.

Trade Accounts Receivable
      The trade accounts receivable balance increased $9,630 from the December 31, 1993 balance. The increase is primarily attributable to a large customer contract receivable due in 1995 totalling $8,000. In addition, Anacad and MTI acquisitions increased the trade receivable balance by $2,531 year to year. Excluding the large customer contract and the impact of acquisitions on trade receivables, the Company was able to improve cash collections and reduce days sales outstanding in 1994.

Inventory
      Inventory levels at December 31, 1994 totaled $856, down
$1,443 since December 31, 1993.   The reduction in inventory
reflects the Company's shift to a software-only business model resulting in the reclassification of demonstration equipment to property, plant and equipment in 1994. In 1994, demonstration equipment was not promoted for sale as it was in prior years. Demonstration equipment included in inventory amounted to $1,835 at December 31, 1993. The remaining balance in inventory primarily consists of documentation and CD ROM media for software updates. Inventory is expected to be at approximately current levels in 1995. For any remaining hardware requests from customers, the Company will use a drop ship approach, shipping directly from the hardware vendor to the customer.

Other Assets
      Other assets increased to $28,090 at December 31, 1994 from $20,584 at year-end 1993. The 1994 acquisition of Anacad resulted in goodwill capitalization of $2,897 and technology capitalization of $4,735. The goodwill costs will be amortized over a three year period to R&D expense. The technology costs will be amortized over a three year period to system and software cost of revenues. Net capitalized software development costs decreased by $1,064 as capitalization and amortization were $5,156 and $6,220, respectively, in 1994. Also, capitalized purchased technology increased by $1,700 in 1994. In 1993, capitalization and amortization of software development costs were $3,609 and $7,449, respectively.

Long-term Debt
     Long-term debt decreased $696 from December 31, 1993.
The Company had borrowings outstanding of $54,160 and $55,000 under its $55,000 committed revolving credit facility as of December 31, 1994 and 1993 respectively. Due to required annual commitment reductions, the Company reduced credit facility borrowings by $840 in July 1994. In addition, $840 of the credit facility borrowings are classified as current and included in short-term borrowings on the consolidated balance sheets as of December 31, 1994 and 1993.

Dividends
     In October 1993, the Board of Directors voted to discontinue paying a quarterly dividend to shareholders. The Company intends to reinvest future earnings in opportunities for growth. Dividends were paid during the first three quarters of 1993 totalling $8,291.

Capital Resources
     Total capital expenditures increased to $26,077 for 1994, compared to $23,145 and $23,439 for 1993 and 1992, respectively. The purchase of Anacad late in 1994 resulted in cash payments totalling
$10,050 during the year. In addition, the Company purchased technologies totalling $1,700 during 1994. The Company will continue to evaluate make-or-buy alternatives which should result in additional capital expenditures in 1995.
     Expenditures for property and equipment were $14,327 and $22,790 in 1994 and 1993, respectively. In 1994 investment in computer equipment for development engineers declined as significant investment in 1993 and 1992 completed the Company's transition to a UNIX-based operating system environment. Future capital expenditure plans include maintaining a state of the art design environment for research and development and sales demonstration equipment and implementing a new global information system.
     The Company anticipates that current cash balances, anticipated cashflows from operating activities, and existing credit facilities will be sufficient to meet its working capital needs for at least the next twelve months.

Consolidated Statements of Operations

Year ended December 31,                  1994           1993           1992
In thousands, except per share data
Revenues:
	System and software                $ 187,117      $ 191,180      $ 212,397
	Service and support                  161,177        148,595        138,369
	  Total revenues                     348,294        339,775        350,766
Cost of revenues:
	System and software                   36,757         52,301        	81,993
	Service and support                   70,063         67,891         70,975
	  Total cost of revenues             106,820        120,192	        152,968
	  Gross margin                       241,474        219,583         197,798
Operating expenses:
	Research and development  (note 6)   72,484	         77,598          73,947
	Marketing, general, and
 administration                      137,310        	146,577         151,683
	Restructure costs (note 2)           (6,045)         24,800          12,900
	Merger related charges (note 3)       9,265               0               0
	  Total operating expenses          213,014        	248,975         238,530
Operating Income (loss)               28,460         (29,392)       	(40,732)
	Other income (expense),
 net (note 12)                         2,452            (257)         (7,539)
	  Income (loss) before income
   taxes                              30,912         (29,649)        (48,271)
	Provision for income taxes
   (note 4)                            3,375           2,424           2,590
	  Net Income (loss)               $  27,537       $ (32,073)      $ (50,861)
	  Net Income (loss) per common and
	    common equivalent share       $     .53       $    (.69)      $   (1.13)
	Weighted average number of common
 and common equivalent shares
 outstanding                          52,120         	46,410          45,142
See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

As of December 31,                                1994                 1993
In thousands
Assets
Current assets:
	Cash and cash equivalents                   $ 130,676            $  95,958
	Short-term investments                          7,180               13,610
	Trade accounts receivable, net of allowance
 for doubtful	accounts of $2,847 in 1994 and
 $3,928 in 1993                                 	82,285              72,655
	Other receivables                                4,853               4,167
	Inventory                                          856               2,299
	Prepaid expenses and other                      12,156               9,399
		Total current assets                          238,006            	198,088
Property, plant and equipment, net
 (notes 5 and 8)                                	97,701             104,912
Cash and investments, long-term  (notes 8)       30,000              30,000
Other assets (note 6)                            28,090              20,584
		Total assets                               $  393,797          $  353,584
Liabilities and Stockholders' Equity
Current liabilities:
	Short-term borrowings (notes 7 and 8)       $    8,450          $    6,364
	Accounts payable                                11,570              10,637
	Income taxes payable (note 4)                   12,793               9,974
	Accrued payroll and related liabilities         19,469              14,162
	Accrued restructure costs                       11,897              28,374
	Accrued and other liabilities                   17,399             	14,603
	Deferred revenue                                17,649              17,638
		Total current liabilities                      99,227             101,752
Long-term debt  (note 8)                         53,625              54,321
Other long-term deferrals                         1,877               1,800
		Total liabilities                             154,729             157,873
Stockholders' equity: (notes 9 and 10)
	Common stock, no par value, authorized
 100,000 shares; 51,350 and	47,659 issued
 and outstanding for 1994 and 1993,
 respectively                                   254,271             243,951
	Incentive stock, no par value, authorized
 1,200 shares; none issued                            0                   0
	Accumulated deficit                            (27,877)            (55,779)
	Foreign currency translation adjustment         12,674              	7,539
		Total stockholders' equity                    239,068             195,711
Commitments and contingencies (note 11)
		Total liabilities and stockholders' equity  $ 393,797           $ 353,584
See accompanying notes to consolidated
 financial statements.

Consolidated Statements of Cash Flows

Year ended December 31,                     1994         1993          1992
In thousands

Operating Cash Flows:
Net Income (loss)                      $  27,537    $ (32,073)    $ (50,861)
Adjustments to reconcile net
 income (loss) to	net cash provided
 by operating activities:
	Depreciation and amortization of
	  property, plant and equipment          24,687      	27,600        25,750
	Deferred taxes                             (290)        (259)        2,512
	Amortization of other assets              7,428        8,217       		8,743
	Amortization of nonqualified
 stock options                               114        1,418           237
	Write-down of assets - in-process R&D     8,265            0             0
	Write-down of assets - other                  0          812         6,088
Changes in operating assets and liabilities:
	Trade accounts receivable                (4,921)       2,788        23,490
	Inventory                                    46        7,771        13,934
	Prepaid expenses and other assets        (1,782)       6,623         9,409
	Accounts payable                         (1,596)      (5,845)       (9,383)
	Accrued liabilities                     (11,345)      16,634       	(8,078)
	Other liabilities and deferrals           2,254      	(8,397)       (8,231)
Net cash provided by operating
 activities                               50,397      	25,289        13,610
Investing Cash Flows:
	Net maturities of short-term
 investments                               6,430	     	23,161        28,831
	Purchases of property, plant
 and equipment                          	(14,327)     (22,790)      (18,784)
	Capitalization of software
 development costs                        (5,156)      (3,609)       (6,120)
	Development of corporate facilities           0        	(355)       (4,655)
	Purchase of business                    (10,050)           0             0
Purchases of technology                   (1,700)           0             0
Net cash used by investing
 activities                              (24,803)      (3,593)         (728)
Financing Cash Flows:
	Proceeds from issuance of
 common stock                             10,205       11,179        16,074
	Proceeds (repayment) of short-term
 borrowings                                 (367)         (89)        1,222
	Proceeds (repayment) of long-term debt   (1,936)        (937)        5,176
	Cash distribution                        (2,346)           0             0
	Adjustment for pooling of interests         899            0             0
	Dividends paid to stockholders                0       (8,291)      (10,826)
	Increase in cash and investments,
 long-term                                     0            0       (30,000)
Net cash provided (used) by financing
 activities                                6,455      		1,862       (18,354)
Effect of exchange rate changes on
	cash and cash equivalents                 2,669          388          (992)
Net change in cash and cash equivalents   34,718       23,946        (6,464)
Cash and cash equivalents at beginning
 of period                                95,958       72,012        78,476
Cash and cash equivalents at end of
 period                               $ 130,676     $  95,958     $  72,012

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity

                                            	         			Foreign     Total
In Thousands,                                 Retainded  Currency    Stock
 except per              Common Stock         Earnings  Translation  holder's
 share data                Shares    Amount  (Deficit)  Adjustment   Equity

Balance at
 December 31, 1991         43,595 $ 215,043	$  46,272 $   6,352     $ 267,667
Stock issued under stock
 option and	stock
 purchase plans             2,002    16,074         0         0        16,074
Compensation related to
 nonqualified stock
 options granted
  (note 10)                     0       237         0         0           237
Foreign currency
 translation adjustment         0         0         0      (885)         (885)
Net loss                        0         0   (50,861)        0       (50,861)
Cash dividends
 ($.24 per common
	share outstanding)             0         0   (10,826)        0       (10,826)

Balance at
 December 31, 1992         45,597   231,354  	(15,415)    5,467       221,406
Stock issued under stock
 option and	stock
 purchase plans             1,641    10,672         0         0        10,672
Stock issued for
 acquisition of business
 (note 3)                     421       507         0         0           507
Compensation related to
 nonqualified stock options
 granted  (note 10)             0     1,418       		0         0         1,418
Foreign currency translation
 adjustment                     0         0         0     2,072         2,072
Net loss                        0         0   (32,073)        0      	(32,073)
Cash dividends
 ($.18 per common
	share outstanding)             0         0    (8,291)        0        (8,291)

Balance at
 December 31, 1993         47,659   243,951   (55,779)    7,539       195,711
Stock issued under stock
 option and	stock
 purchase plans             1,248    10,205         0         0        10,205
Stock issued for
 acquisition of
	business (note 3)          2,443         1       899         0           900
Compensation related to
 nonqualified stock
 options granted
 (note 10)                      0       114         0         0           114
Foreign currency
 translation adjustment         0         0         0     5,135         5,135
Change in value of trading
 securities                     0         0     1,812         0         1,812
Net Income                      0         0    27,537         0        27,537
Cash distribution               0         0    (2,346)        0        (2,346)

Balance at
 December 31, 1994         51,350 $ 254,271 $ (27,877) $ 12,674     $ 239,068

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

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

Foreign Currency Translation
     Local currencies are the functional currencies for the Company's foreign subsidiaries except for the Netherlands and Singapore where the U.S. dollar is used as the functional currency. Assets and liabilities of foreign operations are translated to U.S. dollars at current rates of exchange, and revenues and expenses are translated using weighted average rates. Gains and losses from foreign currency translation are included as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included as a component of other income and expense (note 12).

Financial Instruments
     The Company enters into forward foreign exchange contracts as a hedge against foreign currency sales commitments. To hedge its foreign currency against highly anticipated sales transactions, the Company also purchases foreign exchange options which permit but do not require foreign currency exchanges at a future date with another party at a contracted exchange price. Remeasurement gains and losses on forward and option contracts are deferred and recognized when the sale occurs. All subsequent remeasurement gains and losses are recognized as they occur to offset remeasurement gains and losses recognized on the related foreign currency accounts receivable balances. At December
31, 1994 and 1993 the Company had forward contracts and options outstanding of $25,825 and $13,847, respectively, to primarily sell various foreign currencies. These contracts generally have maturities which do not exceed twelve months.
At December 31, 1994, the recorded value and the fair value of the Company's foreign exchange position related to these contracts was approximately zero. The fair value of these contracts was calculated based on dealer quotes. The
Company does not anticipate non-performance by the counterparties to these contracts.
     The fair market value of the Company's long-term debt approximates its carrying value as the interest rates on borrowings are floating rate based. The Company has entered into an interest rate swap agreement to manage exposure to interest rate fluctuations. The differential to be paid or received is accrued and is recognized over the life of the agreement as an adjustment to interest expense. The Company would incur a cost of approximately $994 to terminate its interest rate swap agreement as of December 31, 1994. This cost is based on dealer quotes taking into consideration current interest rates and the current creditworthiness of the counterparties (note 8).
     The Company places its cash equivalents and short-term investments with major banks and financial institutions.
The investment policy limits the Company's credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic areas. The carrying amounts of cash equivalents, short-term investments, trade receivables, accounts payable, and short term borrowings approximate fair value because of the short-term nature of these instruments.
     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115,
"Accounting for Certain Investments in Debt and Equity Securities." Statement No. 115 requires reporting of investments as either held to maturity, available for sale or trading. The Company owns common stock and common stock warrants of an independent public company with an original carrying cost of $0 and a market value of $1,812 as of December 31, 1994. Under Statement No., 115, the securities have been classified as available for sale, which requires the difference between original carrying cost and market value to be recognized. This difference is included on the consolidated balance sheet in prepaid and other assets and as a reduction of the same amount in accumulated deficit.
No other investments owned by the Company are materially impacted by provisions of this Statement as the underlying carrying values approximate market.

Cash, Cash Equivalents, and Short-Term Investments
     The Company classifies highly liquid investments purchased with an original maturity of three months or less as cash equivalents. As of December 31, 1994 and 1993, the Company held $50,990 and $35,614, respectively of short term securities under agreements to resell on January 1, 1994 and 1995, respectively. Due to the short-term nature of these investments, the Company did not take possession of the securities which were instead held in the Company's account at Smith Barney Inc. The Company does not believe it is exposed to any significant credit or market risk on cash and cash equivalent balances.
Short-term investments consist of certificates of deposit, commercial paper and other highly liquid investments with original maturities in excess of three months. These investments mature primarily in less than one year.

Property, Plant and Equipment
     Property, plant and equipment is stated at cost and consists of land and improvements, buildings and building equipment, computer equipment and furniture, leasehold improvements, and service spare parts
(note 5). Expenditures for additions to property, plant and equipment are capitalized. The cost of repairs and maintenance is expensed as incurred. Depreciation of buildings and building equipment, and land improvements, is computed on a straight-line basis over lives of forty and twenty years, respectively. Depreciation of computer equipment and furniture is computed principally on a straight-line basis over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the lease or estimated useful lives of the improvements. Service spare parts are amortized on a straight-line basis over their estimated useful lives, generally four years.

Income Taxes
     Effective January 1, 1993, the Company adopted Statement No.109, "Accounting for Income Taxes." Statement No.109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and tax balances of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The cumulative effect of that change in the method for accounting for income taxes was not material to the Company's financial statements, and is therefore not disclosed separately in the Consolidated Statement of Operations for the year ending December 31, 1993.
Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

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

Net Income (Loss) per Common and Common Equivalent Share
     For 1994, net income per common and common equivalent share was calculated on the basis of the weighted average number of common shares outstanding plus dilutive common stock equivalents related to stock options outstanding. For 1993 and 1992, net loss per common and common equivalent share was calculated using only the weighted average of common shares outstanding. Common stock equivalents related to stock options are anti-dilutive in a net loss situation and, therefore, were not included in 1993 and 1992.

Reclassifications
     Certain reclassifications have been made in the accompanying consolidated financial statements for 1992 and 1993 to conform with the 1994 presentation.

2. Restructuring
     During 1994, the Company recorded a gross restructure credit of $10,045. This credit was the result of reduced estimates for the costs of executing certain elements of the 1993 restructure plan, and cancellation of certain actions, and was partially offset by an accrual of $4,000 associated with new restructure activities approved by management during the year. The new restructure costs in 1994 are limited to severance and write-offs of excess equipment and intangible software technology related to discontinued product development activities. Reductions in the estimated costs and cancellation of certain actions were realized primarily due to greater than anticipated employee attrition, which allowed the Company to achieve its cost reduction plan with lower severence costs. In addition, the reduction in costs reflects lower than anticipated severance costs overseas.
     In December 1993, the Company recorded a charge of $24,800 associated with a restructuring plan aimed at reducing operating expenses by streamlining and reorganizing company operations. These costs consisted primarily of direct costs related to the severance and relocation of employees facilities closure, and write-offs of obsolete equipment and intangible software technology assets.
     Restructuring costs of $12,900 were recognized in 1992. Restructuring costs included direct costs related to the severance and relocation of employees, consolidation of facilities, and write-offs of intangible software technology assets related to discontinued product lines. The result was to significantly reduce operating costs of administration, distribution, and sales.
Following is a summary of the major elements of the restructure charges:

Year ended December 31,                    1994            1993          1992
Employee severance
	and relocation                       $   2,430       $  19,400     $   5,700
Asset write-offs and product
	discontinuance costs                     1,570           2,300         6,435
Facilities closure and
	consolidation                                0           4,300         1,800
Reversal of accrued
restructure costs                       (10,045)         (1,400)       (1,600)
Other                                         0             200           565
	Total                                $  (6,045)      $  24,800     $  12,900

3. Business Aquisitions
     On September 30, 1994, the Company completed the acquisition of Anacad Electrical Engineering Software GmbH (Anacad).
Anacad is primarily engaged in developing, marketing and supporting analog and mixed signal simulation and optimization software for the integrated circuit and printed circuit board markets of the electronic design automation (EDA) industry. Anacad's product offerings are complementary to the Company's current broad line of EDA tools and systems. The total purchase price of $12,000 was financed with cash of $10,050 and the issuance of a short-term obligation classified under accrued liabilities totalling $1,950.
     The acquisition was accounted for as a purchase, and therefore, the consolidated balance sheet of Anacad has been included in the accompanying Consolidated Balance sheets as of December 31, 1994. The cost of the acquisition was allocated on the basis of estimated fair value of the assets and liabilities assumed. This allocation resulted in a charge for in-process R&D of $8,265, goodwill capitalization of $2,897 and technology capitalization of $4,735.
The charge for in-process R&D was a result of allocating a portion of the acquisition cost to Anacad's in-process product development that had not reached technological feasibility. The goodwill costs will be amortized over a three year period to R&D expense primarily to recognize the value of the development work-force acquired. The technology costs will be amortized over a three year period to system and software cost of revenues. Financial results subsequent to the acquisition date have been included in the Consolidated Statements of Operations and Cash Flows. The separate operational results of Anacad were not material compared to the Company's overall results of operations, and accordingly pro-forma financial statements of the combined entities have been omitted.
     On November 30, 1994, the Company issued 2,443 shares of its common stock for all outstanding common stock of Model
Technology Incorporated (MTI). MTI is a developer of VHDL simulation point tools using direct compile technology to design and test application specific integrated circuits.
The Company accounted for this transaction as a pooling of interests. The balance sheet of MTI is included in the accompanying Consolidated Balance Sheets as of December 31,
1994 and MTI's results of operations are included in the accompanying Consolidated Statement of Operations for all of 1994. The Company's prior year financial statements were not restated due to the relative materiality of MTI's separate financial statements for 1993 and 1992. Merger costs of $1,000 were paid by MTI for consulting services rendered to facilitate negotiation of the various components of the merger agreement.
     On December 1, 1993, the Company issued 421 shares of its common stock for all outstanding common and preferred stock of CheckLogic Systems, Inc. (CheckLogic). In addition, up to 35 common shares were reserved for issuance with respect to CheckLogic employee stock options outstanding.
CheckLogic is a developer of automatic test pattern generation point tools used to test designs of application specific integrated circuits. The Company accounted for this transaction as a pooling of interests, and the financial results for the year ended December 31, 1993 include the accounts of CheckLogic. The separate financial results of CheckLogic prior to the acquisition were not material, and accordingly the consolidated financial statements for 1992 were not restated.

4. Income Taxes
Domestic and foreign pre-tax income (loss) is as follows:
Year ended
December 31,                               1994          1993           1992
Domestic                              $   6,279     $ (23,682)     $ (41,322)
Foreign                                  24,633        (5,967)        (6,949)
	Total                                $  30,912     $ (29,649)     $ (48,271)

The provision (benefit) for income taxes is as follows:
                                         		1994          1993           1992
Current:
	Federal                              $    (435)    $       0      $  (1,141)
	State                                       63          (162)           138
	Foreign                                  4,033         2,041          1,081
	                                       		3,661         1,879             78
Deferred:
	Federal                                   (347)          655            102
	Foreign                                     57          (110)         2,410
		                                         (290)          545          2,512
	Total                                $   3,375     $   2,424      $   2,590

The effective tax (benefit) rate differs from the Federal
statutory rate as follows:
Year ended December 31,                    1994          1993           1992
Federal statutory tax
	(benefit) rate                             35%       (35.0)%        (34.0)%
State taxes, net of Federal
	tax benefits                               3.5        (2.3)             0.3
Foreign tax rate differential               9.2         8.0              0.3
Losses from foreign
	subsidiaries                               6.4         0.6              7.7
Unrealized benefit of net
	operating loss carryforwards                 0           0             26.9
Adjustment of deferred tax assets
	due to net operating loss                    0           0              4.2
Adjustment of beginning of year
	balance of deferred tax assets
	and liabilities for settlement
	of Federal income tax
	obligations                                  0         2.5                0

Income of acquired S
	corporation not subject
 to income tax                             (2.9)          0                0

Change in valuation allowance
	for deferred tax assets                  (39.7)       29.5                0
Other, net                                 (0.6)        4.9                0
Effective tax  rate                        10.9%        8.2%             5.4%

The significant components of deferred income tax expense
are as follows:
Year ended December 31,                                1994             1993
Net changes in deferred tax
	assets and liabilities                           $  11,992        $  (8,205)
Increase(decrease) in beginning-of-year
	balance of the valuation allowance
	for deferred tax assets                            (12,282)           8,750
	Total                                            $    (290)       $     545

For the year ended December 31, 1992, deferred income tax expense was $2,512, resulting from timing differences in the recognition of income and expense for income tax and financial reporting purposes.
The sources and tax effects of those timing differences are presented below:

As of December 31,                                                     1992
Depreciation                                                       $  1,198
Inventory valuation adjustments                                         556
Accrued vacation and other compensation                                 822
Other asset valuation adjustments                                       413
Capitalization of software development costs                           (152)
Customer service accruals                                               901
Accrued restructure costs                                              (292)
Adjustment of deferred tax assets
	due to net operating loss                                           (1,296)
Other, net                                                              362
	Total                                                             $  2,512

The tax effects of temporary differences and carryforwards
which gave rise to significant portions of deferred tax
assets and liabilities were as follows:
As of December 31,                                    1994             1993
Deferred tax assets:
	Property and equipment,
	  principally due to differences in
	  depreciation and capitalized
	  interest                                     $   2,032          $   810
Inventories, principally due to
	adjustments to lower
	of cost or market                                    494            3,358
Accounts receivable, principally due
	to allowance for doubtful accounts                   836            1,241
Compensated absences and other
	compensation, principally due to
	accrual for financial
	reporting purposes                                 3,730            3,105
Restructure costs, principally due to
	accrual for financial reporting
	purposes                                           4,480            9,642
Net operating loss carryforwards                   23,567           29,576
Tax credit carryforwards                           11,153           11,523
Other, net                                          2,208            1,663
	Total gross deferred tax assets                   48,500           60,918
	Less valuation allowance                         (46,213)         (58,495)
	Net deferred tax assets                            2,287            2,423
Deferred tax liabilities:
	Capitalization of software
	  development costs for
	  financial reporting purposes                    (3,208)          (3,634)
Net deferred tax liability                      $    (921)      $   (1,211)

     The Company has established a valuation allowance for certain current deferred tax assets, and net operating loss and tax credit carryforwards. Statement 109 requires that such a valuation allowance be recorded when it is more likely than not that some portion of the deferred tax assets will not be realized. The portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be applied directly to contributed capital is $10,650 as of December 31, 1994.
This amount was primarily attributable to differences between financial and tax reporting of employee stock option transactions. During 1994, the valuation allowance decreased by $12,282, of which $6,404 related to the realization of net operating loss carry forwards. The valuation allowance as of January 1, 1993 was $49,745. The net increase in the valuation allowance for the year ended December 31, 1993 was $8,750.
     As of December 31, 1994, the Company has net operating loss carryforwards for income tax purposes of approximately
$53,726. Such carryforwards will expire from 1998 to 2009 if not used by the Company to reduce income taxes payable in future periods.
As of December 31, 1994 the Company has research and experimentation tax credits available totaling approximately $11,153. These tax credits are applicable against Federal tax liabilities from 1994 through 2008 subject to various limitations under current tax law.
     The Company has not provided for Federal income taxes on approximately $85,291 of undistributed earnings of foreign subsidiaries at December 31, 1994, since these earnings have been invested indefinitely in subsidiary operations. Upon repatriation, some of these earnings would generate foreign tax credits which will reduce the Federal tax liability associated with any future foreign dividend.
The Company has settled its Federal income tax obligations through 1991. The Company believes the provisions for income taxes for years since 1991 are adequate.

5. Property, Plant and
Equipment
A summary of property, plant and equipment follows:
As of December 31,                                     1994            1993

Computer equipment and furniture                  $ 135,723       $ 121,975
Buildings and building equipment                     53,365          53,326
Land and improvements                                14,641          14,641
Leasehold improvements                                9,577           9,613
Service spare parts                                   4,953           3,857
                                               					218,259         203,412
Less accumulated depreciation
	and amortization                                  (120,558)        (98,500)
Property, plant  and equipment, net               $  97,701      $   104,912

     On January 20, 1993, the Company entered into an agreement to lease a portion of its headquarters site in Wilsonville, Oregon. Under terms of the five-year agreement, approximately 150 square feet of space was made available to a third party on a firm take-down schedule. The agreement results in rental payments of $3,252 over the remaining term of the lease.

6. Other Assets
A summary of other assets follows:
As of December 31,                                     1994             1993

Software development costs, net                  $    8,021        $   9,085
Long-term deposits                                    6,220            5,613
Purchased technology, net                             5,781              106
Goodwill                                              2,655                0
Investment in real estate                             2,935            2,935
Long-term receivables                                 2,316            2,453
Other                                                   162              392
	Total                                           $   28,090       $   20,584

     The company capitalized software development costs amounting to $5,156, $3,609, and $6,120 in 1994, 1993, and 1992,
respectively. Related amortization expense of $6,220, $7,449, and $5,875 was recorded for the years ended December
31, 1994, 1993, and 1992, respectively.
     Purchased technology is carried at cost and is amortized over the estimated economic life of the technology, generally three years. Related amortization expense of $760, $565, and $636 was recorded for the years ended
December 31, 1994, 1993, and 1992, respectively.  The 1994
Anacad acquisition resulted in goodwill capitalization of $2,897 and technology capitalization of $4,735. In addition, other purchased technology totalling $1,700 was acquired in 1994.
     During 1993 and 1992, certain purchased technology and software development costs were written off due to product discontinuance resulting from the December 1993 and August
1992 restructurings. These write-offs, combined with write-downs of certain other software development, prepaid royalty, and purchased technology costs to net realizable value, totaled $812 and $1,005 in 1993 and 1992, respectively.

7. Short-Term Borrowings
     Short-term borrowings represent drawings by subsidiaries under multi-currency unsecured credit agreements and the current portion of long-term debt. Interest rates are generally based on the applicable country's prime lending rate depending on the currency borrowed. The Company has available lines of credit of approximately $ 23,574 as of December 31, 1994. Certain agreements require compensatory balances which the Company has met.

8. Long-Term Debt
     Long-term debt is comprised of the following:
As of December 31,                                     1994            1993
Revolving term credit facility                    $  54,160       $  55,000
Bank note                                                 0           2,681
Other                                                   305             161
				                                                 54,465          57,842
Less current portion                                   (840)         (3,521)
	Total                                            $  53,625      $   54,321

     Effective December 31, 1992, the Company amended its committed credit facility with First Interstate Bank of Oregon, N.A. Under terms of the amendment, the revolving credit facility remains in effect until July 2000 and the commitment level was established at $55,000. Interest on borrowings under the credit facility remain floating rate based. Borrowings are collateralized by cash and investments of $30,000 and a trust deed on the Company's headquarters site in Wilsonville, Oregon of $25,000. The amendment requires commitment reductions of $840 annually which began in July 1994, therefore the debt was reduced by $840 in 1994. Also, $840 of the debt is classified as current in short-term borrowings on the Consolidated Balance Sheets as of December 31, 1994 and 1993.
     In conjunction with the loan amendment, the Company also modified its interest rate swap agreement with First Interstate Bank of Oregon, N.A., reducing the notional amount from $50,000 to $17,500 without any negative financial impact. The interest rate swap agreement effectively converts floating rates on $17,500 of borrowings to a fixed rate of 9.55% until expiration of the agreement in January 2000.
The amendment allowed the Company to move $32,500 of 9.55% fixed rate borrowings to more favorable floating rates. The average floating interest rate as of December 31, 1994 was approximately 5%. While the Company may be exposed to credit risk in the event of nonperformance by the counterparty to the interest rate swap agreement, the risk of incurring losses due to nonperformance by the counterparty is considered remote.
      During 1992, the Company's Japanese subsidiary borrowed 300 million Yen ($2,681 at December 31, 1993 exchange rates) from a local bank to finance its local operations. The interest rate on these borrowings was floating rate based with a cap of 5.95%. The effective rate on these borrowings during 1994 was approximately 2%. The entire bank note was paid off on July 20, 1994.

9. Incentive Stock Plan
     The Board of Directors has the authority to issue incentive stock in one or more series and to determine the relative rights and preferences of the incentive stock (note 10).
The incentive stock is convertible into common stock upon attainment of specified objectives or upon the occurrence of certain events to be determined by the Board of Directors.

10. Employee Stock and Savings Plan
     The Company has five stock option plans. The three common stock option plans provide for the granting of incentive and nonqualified stock options to key employees, officers, and non-employee directors of the Company and its subsidiaries.
     The three stock option plans are administered by the Compensation Committee of the Board of Directors, and permit accelerated vesting of outstanding options upon the occurrence of certain changes in control of the Company.
     The Company also has a stock plan which provides for the sale of common stock to key employees of the Company and its subsidiaries. Shares can be awarded under the plan at no purchase price as a stock bonus and the stock plan also provides for the granting of nonqualified stock options.
     In addition, the Company has an incentive stock option plan and has reserved 600 shares of incentive stock for issuance.
No options have been granted under this plan.
     Options under all five plans generally become exercisable over a four to five-year period from the date of grant or from the commencement of employment at prices generally not less than the fair market value at the date of grant. The excess of the fair market value of the shares at the date of grant over the option price, if any, is charged to operations ratably over the vesting period. At December
31, 1994, options for 2,949 shares were exercisable, 19,810 shares were reserved for issuance and 3,549 shares were available for future grant. Stock options outstanding and transactions involving the stock option plans are summarized as follows:

                                           Shares           Price Per Share
Balance at December 31, 1992                6,576           $  .21 - 19.76
	Granted                                    1,180              .07 - 12.63
	Exercised                                 (1,021)             .21 - 13.00
	Canceled                                    (848)             4.9 - 18.13
Balance at December 31, 1993                5,887              .07 - 19.76
	Granted                                      983             9.63 - 14.31
	Exercised                                   (780)             .07 - 13.00
	Canceled                                    (343)            6.00 - 14.63
Balance at December 31, 1994                5,747           $  .07 - 19.76

     In October 1992, the Board of Directors adopted a resolution to offer employees holding incentive and nonqualified stock options for 5,840 shares the opportunity to exchange their existing options for nonqualified stock options. The exchange allowed employees to receive the same number of shares at $6.00 per share, the then current market price.
The new options vest ratably over between two to five years, depending on the vesting status of exchanged options as of January 2, 1993. The offer was made because the Board of Directors believes lower-priced options provide a greater incentive to key employees and officers. Option holders elected to exchange options covering 3,808 shares.
     In May 1989, the shareholders adopted the 1989 Employee Stock Purchase Plan and reserved 1,400 shares for issuance.
In April 1992, the shareholders amended the plan to reserve an additional 2,000 shares for issuance. Under the plan, each eligible employee may purchase up to six hundred shares of stock per quarter at prices no less than 85% of its fair market value determined at certain specified dates.
Employees purchased 527 and 605 shares under the plans in 1994 and 1993, respectively. At December 31, 1994, 797 shares remain available for future purchase under the plan.
The plan will expire upon either issuance of all shares reserved for issuance or at the discretion of the Board of Directors. There are no plans to terminate the plan at this time.
     The Company has an employee savings plan
(the Savings Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue
Code. Under the Savings Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The
Company currently matches 50% of eligible employee's contributions, up to a maximum of 6% of the employee's earnings. Employer matching contributions vest over 5 years, 20% for each year of service completed. The
Company's matching contributions to the Savings Plan were $1,997, $1,896, and $1,989 in 1994, 1993, and 1992, respectively.

11. Commitments
     The Company leases a majority of its field office facilities under noncancellable operating leases.
In addition, the Company leases certain equipment used in its research and development activities.
 This equipment is generally leased on a month-to-month basis after meeting a six-month lease minimum.
     The Company rents its Japanese facilities under a two year cancellable lease with a six month notice of cancellation.
The total commitment under this cancellable lease, which expires in December 1996, is $6,256, of which the first six month's payments in 1995 of $1,564 are included in the schedule below. Future minimum lease payments under noncancellable operating leases are approximately as follows:

                                        Operating
Annual periods ending                     Lease
December 31                              Payments
1995                                  $   9,270
1996                                      6,325
1997                                      5,198
1998                                      4,838
1999                                      4,624
Later years                              15,698
	Total                                $  45,953

     Rent expense under operating leases was approximately
$13,722, $16,776, and $16,156 for the years ending December
31, 1994, 1993, and 1992, respectively.

12. Other Income (Expense)
     Other income (expense) is comprised of the following:
Year ended December 31,                        1994         1993        1992
Interest income                           $   4,953    $   4,338   $   5,284
Interest expense                             (2,703)      (4,404)     (5,469)
Foreign exchange gain                           177          247         297
Contract settlement                               0            0      (6,150)
Write-off of non-operating items                  0            0      (1,148)
Other, net                                       25         (438)       (353)
	Total                                    $   2,452    $    (257)  $  (7,539)

13. Supplemental Cash Flow Information
     The following provides additional information concerning
supplemental disclosures of cash flow activities:
Year ended December 31,                        1994         1993        1992
Cash paid (received) for:
	Interest expense, net of
	capitalized interest                     $   2,201    $   4,042   $   5,030
Income taxes                              $   2,840    $   2,403   $  (2,662)

     The Company owns common stock and common stock warrants of an independent public company with an original carrying cost of $0 and a market value of $1,812 as of December 31, 1994. This difference resulted in a non-cash increase on the consolidated balance sheet in prepaid and other assets and as a reduction of the same amount in accumulated deficit as of December 31, 1994.

14. Industry and Geographic Information
     The Company designs, manufactures, markets and supports electronic design automation (EDA) software for the integrated circuit (IC) and systems design markets. The Company provides a broad range of EDA tools developed either by the Company or together with third parties to support the entire electronic design process. The Company's software products enable engineers and designers to design, analyze, place and route, and test custom ICs, application specific ICs (ASICs), printed circuit boards, multichip modules and other electronic systems and subsystems. The Company's Falcon Framework software provides a common foundation for the Company's EDA software products. Falcon Framework software also allows for the integration of third party software tools developed by other commercial EDA vendors and by customers for their own internal use. The Company's products help customers reduce development time while producing innovative hardware products of high quality. In addition to software products, the Company's Professional Services Division offers consulting, support and training services to enhance customers' success in the design and manufacture of hardware products.
      Foreign operations consist of offices whose principal activities are the sale, distribution, service, and research and development of the Company's products. Foreign offices purchase the computer workstations on which the Company's software operates principally from suppliers located in each respective geographic area.
     Intercompany transfers are accounted for at amounts generally above cost. Corporate expenses are general expenses which are not allocated to the operations of each geographic area. For the purposes of determining operating income, research and development and certain marketing expenses are allocated based on each region's percentage of total revenue contribution. Corporate assets are comprised of capital assets used in research and development activities, short-term investments, and cash and investments classified as long-term in the consolidated balance sheets. Geographic information for 1994, 1993 and 1992 is set forth in the table below.

Geographic Information                  N. America    Europe    Asia-Pacific
1994
Revenues from unaffiliated
 customers                              $ 192,758  $  88,593    $   67,614
Intercompany transfers                      2,103      1,728        14,609
Total revenues                          $ 194,861  $  90,321    $  	82,223
Operating income (loss)                 $  21,419  $   6,885    $  	10,826
Identifiable assets                     $ 200,082  $ 150,508    $  	66,111
1993
Revenues from unaffiliated customers    $ 184,303  $  87,178    $   68,294
Intercompany transfers                      1,282      5,016        20,948
Total revenues                          $ 185,585  $  92,194    $   89,242
Operating income (loss)                 $    (195) $ (14,564)   $    1,678
Identifiable assets                     $ 152,514  $ 124,956    $  	64,271
1992
Revenues from unaffiliated customers    $ 180,716  $  99,481    $   70,569
Intercompany transfers                      1,611     11,849        15,187
Total revenues                          $ 182,327  $ 111,330    $   85,756
Operating income (loss)                 $ (21,151) $  (7,267)   $      735
Identifiable assets                     $ 164,614    116,174    $   53,518

Geographic Information                Eliminations  Corporate   Consolidated
1994
Revenue from unaffiliated customers     $    (671)  $       0    $  348,294
Intercompany transfers                    (18,440)          0             0
Total Revenues                          $ (19,111)  $       0    $  348,294
Operating income (loss)                 $   1,979   $ (12,649)   $   28,460
Indentifiable assests                   $(112,701)  $  89,797    $  393,797
1993
Revenue from unaffiliated customers     $       0   $       0    $  339,775
Intercompany transfers                    (27,246)          0             0
Total revenue                           $ (27,246)  $       0    $  339,775
Operating income (loss)                 $  (2,939)  $ (13,372)   $  (29,392)
Identifiable assests                    $ (92,258)  $ 104,101    $  353,584
1992
Revenues from unaffiliated customers    $       0   $       0    $  350,766
Intercompany transfers                    (28,647)          0             0
Total revenues                          $ (28,647)  $       0       350,766
Operating income (loss)                 $  (1,538)  $ (11,511)   $  (40,732)
Indentifiable assests                   $ (60,471)  $ 104,730    $  378,565

Quarterly Financial Information Unaudited

Quarter ended                March 31    June 30   September 30   December 31
In thousands, except
 per share data
1994
Total revenues             $  85,299   $  82,668   $   83,543    $  96,784
Gross margin               $  59,234   $  57,333   $   57,526    $  67,381
Operating income           $   4,989   $   5,466   $    4,753    $  13,252
Net income                 $   4,612   $   4,851   $    5,067    $  13,007
Net income per common
 and common
	equivalent share          $     .09   $     .09   $      .10    $     .25
1993
Total revenues             $  82,639   $  88,416   $   84,950    $  83,770
Gross margin               $  52,371   $  56,214   $   56,378    $  54,620
Operating income (loss)    $  (3,317)  $     633   $    1,888    $ (28,596)
Net income (loss)          $  (4,298)  $     290   $    1,490    $ (29,555)
Net income (loss) per
 common and	common
 equivalent share          $    (.09)  $     .01   $      .03    $    (.63)
Common stock market price:
Quarter ended                March 31    June 30    September 30  December 31
1994
     High                  $  17 1/4   $  16 1/8  $    11 5/8    $  15 5/8
     Low                   $  11 1/4   $      10  $     9 3/8    $  10 5/8
1993
     High                  $      11   $      12  $    11 1/2    $ 	15 1/2
     Low                   $   7 7/8   $   7 7/8  $     8 3/8	   $      10


The table above sets forth for the quarters indicated the high and low sales prices for the common stock as reported on the NASDAQ National Market System. As of December 31,
1994, the Company had 1,532 shareholders of record.

Report of Management
     Management of Mentor Graphics Corporation is responsible for the preparation of the accompanying consolidated financial statements. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and necessarily include some amounts which represent the best estimates and judgments of management. The consolidated financial statements have been audited by KPMG Peat Marwick, independent auditors, whose report is included on this page.
     The Audit Committee of the Board of Directors is comprised of three directors who are not officers or employees of Mentor Graphics Corporation or its subsidiaries. These directors meet with management and the independent auditors in connection with their review of matters relating to the Company's annual financial statements, the Company's system of internal accounting controls, and the services of the independent auditors. The Committee meets with the independent auditors, without management present, to discuss appropriate matters. The Committee reports its findings to the Board of Directors and also recommends the selection and engagement of independent auditors.



R. Douglas Norby
Senior Vice President
and Chief Financial Officer



Walden C. Rhines
President and Chief Executive Officer

Independent Auditors' Report
To the Stockholders and Board of Directors
Mentor Graphics Corporation:
We have audited the accompanying consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mentor Graphics Corporation and subsidiaries as of December 31, 1994, and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.
      As discussed in Notes 1 and 4, to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of
Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in
1994 and SFAS No. 109, "Accounting for Income Taxes" in
1993.



Portland, Oregon
January 31, 1995

Shareholders' Information

Directors
Jon A. Shirley
Chairman of the Board of Directors Private Investor
Walden C. Rhines
President and Chief Executive Officer
Mentor Graphics Corporation
Marsha B. Congdon
Vice President, Policy and Strategy US West, Inc.
James R. Fiebiger
Chairman of the Board and Managing Director
Thunderbird Technologies, Inc.
David R. Hathaway
General Partner
Venrock Associates
Fontaine K. Richardson
General Partner
Eastech Management Company, Inc.
David N. Strohm
General Partner
Greylock Management Corporation
Corporate Office
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
(503) 685-7000

Executive Officers
Walden C. Rhines
President and Chief Executive Officer Mentor Graphics
Corporation
R. Douglas Norby
Senior Vice President and
Chief Financial Officer
Frank S. Delia
Vice President
Chief Administrative Officer
General Counsel and Secretary
Patricia J. O'Connor
Vice President
Human Resources
James J. Luttenbacher
Corporate Controller and
Chief Accounting Officer
Bob van Leyen
Treasurer
Counsel
Stoel Rives Boley Jones & Grey
Attorneys-at-Law
900 S.W. Fifth Avenue, Suite 2300
Portland, Oregon 97204
Independent Certified Public Accountants
KPMG Peat Marwick
1211 S.W. Fifth Avenue
Suite 2000
Portland, Oregon 97204
Transfer Agent and Registrar
American Stock, Transfer & Trust Co.
40 Wall Street
New York, New York 10005
212-936-5100

Annual Meeting
The Annual Meeting of shareholders will be held at 5:00 p.m., Pacific Time, on May 4, 1995 at:
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
Investor Relations
For additional information on the Company, or to obtain a copy of Mentor Graphics' Annual Report on Form 10-K filed with the Securities and Exchange Commission, contact:
Investor Relations Manager
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
For financial and company information, call 1-800-546-4628.
Stock Trading
Mentor Graphics Corporation's common stock traded publicly in the NASDAQ National Market System under the symbol MENT.