Form 10-K, Exhibit 13
period 1995-12-31
MENTOR GRAPHICS CORP
filed 1996-03-27
CIK 701811

SELECTED CONSOLIDATED FINANCIAL DATA


Year ended December 31,                                       1995           1994           1993            1992           1991
In thousands, except per share data and percentages    -----------    -----------    -----------     -----------    -----------
Statement of Operations Data
Total revenues                                         $   384,461    $   346,204    $   338,983     $   347,114    $   395,866
Research and development                               $    72,692    $    67,792    $    75,304     $    70,295    $    75,278
Operating income (loss)                                $    51,592    $    28,880    $   (29,340)    $   (40,732)   $   (60,501)
Net income (loss)                                      $    49,859    $    27,767    $   (32,060)    $   (50,861)   $   (61,613)
Gross margin percent                                         71.2%          71.2%          65.7%           55.9%          49.5%
Operating income (loss)
     as a percent of total revenues                          13.4%           8.3%         (8.7%)         (11.7%)        (15.3)%

Per Share Data
Net income (loss) per common and common
     equivalent share                                  $       .88      $     .51    $     (.66)     $    (1.13)     $    (1.43)
Cash dividends per common
 share outstanding                                     $        --      $      --    $       .18     $      .24      $      .24
Weighted average number of common and
     common equivalent shares outstanding                   56,381         54,367         48,657          45,142         43,153

Balance Sheet Data
As of December 31,                                            1995           1994           1993            1992           1991
                                                       -----------    -----------    -----------     -----------    -----------
Cash and short-term investments                        $   201,004    $   138,169    $   109,881     $   108,783    $   144,022
Cash and investments, long-term                        $    30,000    $    30,000    $    30,000     $    30,000    $        --
Working capital                                        $   200,714    $   137,245    $    96,384     $   108,892    $   169,875
Property, plant and equipment, net                     $    94,556    $    98,020    $   105,231     $   109,580    $   114,213
Total assets                                           $   461,622    $   395,358    $   355,145     $   378,565    $   445,661
Short-term borrowings                                  $     9,108    $     8,488    $     6,364     $     5,548    $     4,511
Long-term debt and other deferrals                     $    53,472    $    55,650    $    56,270     $    58,064    $    53,462
Stockholders' equity                                   $   305,521    $   239,527    $   195,939     $   221,406    $   267,667

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               RESULTS OF OPERATIONS AND FINANCIAL CONDITION

All numerical references  in thousands, except percentages

NATURE OF OPERATIONS

     Mentor Graphics Corporation (the Company) is a supplier of electronic design automation (EDA) systems - advanced computer software used to automate the design, analysis and testing of electronic systems and components. Established in 1981, the Company is a leader in worldwide EDA sales and markets its products and services primarily to customers in the computer, telecommunications, consumer electronics, semiconductor, aerospace and automotive industries. The Company sells and licenses its products primarily through its direct sales force in North America, Europe and Asia, and through distributors in territories where the volume of business does not warrant a direct sales presence. In addition to its corporate offices in Wilsonville, Oregon, the Company has sales, support, software development and professional services offices worldwide.

RECENT MERGERS AND ACQUISITIONS

     Acquisitions of complementary businesses are an integral part of the Company's overall business strategy. Acquisitions accommodate the Company's focused strategic requirements by filling gaps in existing products or technologies, eliminating dependencies on third parties and providing the Company with an avenue into new lines of business and new distribution channels. The Company will continue to evaluate make versus buy alternatives, which should result in additional business combinations in 1996. There can be no assurance that products, technologies and businesses of acquired companies, or the technical and sales personnel of such companies, will be effectively assimilated with those of the Company.

     On January 31, 1996 the Company completed the acquisition of Microtec Research, Inc. (Microtec), pursuant to a merger accounted for as a pooling of interests. A total of 6,223 shares of the Company's common stock were issued in the transaction. Since the acquisition was not consummated as of December 31, 1995, the results of Microtec are not included in the Company's consolidated financial statements.

     The Company acquired Axiom Datorer Scandinavian AB (Axiom), 3Soft Corporation (3Soft), and Zeelan Technology, Inc. (Zeelan) in May 1995, December 1995, and December 1995, respectively. These acquisitions were accounted for as purchases and accordingly, their results of operations are included in the Company's results of operations from the date of acquisition. The cost of each acquisition was allocated on the basis of estimated fair value of the assets and liabilities assumed. These allocations resulted in charges for in-process research and development (R&D) of $1,430, goodwill capitalization of $528 and technology capitalization of $892.

     In October 1995, the Company acquired Precedence Incorporated (Precedence), pursuant to a merger accounted for as a pooling of interests. Accordingly, the results of Precedence are included in the Company's consolidated financial statements for all periods presented. A total of 735 shares of the Company's common stock were issued in the transaction. Merger expenses of $210 were for services rendered to facilitate completion of the merger agreement.

     In May 1995, the Company acquired Exemplar Logic, Inc. (Exemplar), pursuant to a merger accounted for as a pooling of interests. Accordingly, the results of Exemplar are included in the Company's consolidated financial statements for all periods presented. A total of 1,512 shares of the Company's common stock were issued in the transaction. Merger expenses of $400 were for services rendered to facilitate completion of the merger agreement and for severance costs.

     In September 1994, the Company completed the acquisition of Anacad Electrical Engineering Software GmbH (Anacad). The acquisition was accounted for as a purchase and accordingly, the results of operations are included in the Company's results of operations from the date of acquisition. The cost of the acquisition was allocated on the basis of estimated fair value of the assets and liabilities assumed. This allocation resulted in a charge for in-process R&D of $8,265, goodwill capitalization of $2,897 and technology capitalization of $4,735.

     In December 1994, the Company acquired Model Technology Incorporated
(MTI), pursuant to a merger accounted for as a pooling of interests. The results of MTI are included in the Company's consolidated financial statements for 1994 and 1995. The Company's 1993 financial statements were not restated due to the relative materiality of MTI's separate financial statements. A total of 2,443 shares of the Company's common stock were issued in the transaction. Merger costs of $1,000 were paid by MTI for consulting services rendered to facilitate negotiation of the various components of the merger agreement. Also, cash distributions of $2,346 were paid in 1994 by MTI to its shareholders in the normal course of S-Corporation business prior to the date of acquisition.

RESULTS OF OPERATIONS

Revenues and Gross Margins

Year ended December 31,                           1995      Change            1994      Change              1993
                                            ----------      ------     -----------      ------       -----------
System and software revenue                 $  195,231          2%     $   190,530        (2)%       $   193,707
System and software gross margins           $  162,726          4%     $   156,758         10%       $   142,352
     Percentage of revenue                       83.4%                       82.3%                         73.5%
Service and support revenue                 $  189,230         22%     $   155,674          7%       $   145,276
Service and support gross margins           $  110,890         23%     $    89,901         12%       $    80,179
     Percentage of revenue                       58.6%                       57.8%                         55.2%
Total revenues                              $  384,461         11%     $   346,204          2%       $   338,983
Total gross margins                         $  273,616         11%     $   246,659         11%       $   222,531
     Percentage of revenues                      71.2%                       71.2%                         65.7%


System and Software

     System and software revenue is derived from software products owned by the Company, software products owned by third parties for which the Company pays royalties, and some limited reselling of workstation hardware. System and software revenue increased 2% from 1994 to 1995 and declined 2% from 1993 to 1994. The primary factors contributing to the growth in 1995 are increased software product offerings as a result of internal development and acquisitions over the last several years and favorable effects of foreign currency exchange rate fluctuations as discussed under geographic revenue information. This increase was offset by a decline in older product offerings and lower workstation hardware revenue for each of the years presented.

     The software component of system and software revenue increased by 5% from 1994 to 1995 and 8% from 1993 to 1994. The Company has increased its product offerings in 1995 and 1994 through development of new tools and through acquisition of other businesses. After the transition of customers to the Company's Version 8 generation of software products was substantially completed in 1993, internal development resources were able to focus more on enhancement of current products and development of new products such as AutoLogic II, Design For Test and IC Verification. Acquisitions previously discussed have further increased the Company's product offerings.

     The workstation hardware component of system and software revenue declined as a percent of total system and software revenue to 6% in 1995 from 8% and 17% in 1994 and 1993, respectively, as a result of the Company's planned exit from the workstation hardware resale business. This decline was a primary factor in lower revenue levels in 1994 versus 1993. While almost all of the Company's customers now meet their workstation hardware needs by working directly with workstation hardware vendors, the Company continues to meet the demands of some of its customers who prefer to purchase complete systems from one supplier.

     System and software gross margin levels are affected by such factors as third party software content for which royalties are paid, lower margin workstation hardware revenue levels, and amortization of previously capitalized software development costs and purchased technology costs. The Company's dependence on third party software has been reduced as a result of recent acquisitions where third party royalty contracts previously existed. Anacad, Exemplar, MTI and Precedence represent business combinations where third party agreements were in place. The Company continues to have third party contracts that contribute varying levels of revenues and costs of revenues quarter to quarter. Future trends of

[Graphic chart:

                                 Revenues

       System & Software                      Service & Support
      (Hardware Included)                    (Hardware Included)
(dollar figures are in millions)       (dollar figures are in millions)

     1993     1994     1995                 1993     1994     1995
     ----     ----     ----                 ----     ----     ----
     $194     $191     $195                 $145     $156     $189]
third party revenue content are difficult to predict since they are dependent on such variables as new third party agreements, potential acquisitions of third parties where existing agreements are in place, and varying levels of customer demand for third party product offerings.

     System and software gross margins improved in 1995 and 1994 compared to 1993 primarily as a result of increased software product versus workstation hardware sales each year. Software product gross margins are much higher than workstation hardware gross margins. The effect is more pronounced comparing 1993 to 1994 as workstation hardware revenue as a percent of total system and software revenue decreased from approximately 17% to 8%, respectively. The impact of workstation hardware versus software product mix-shift on gross margin results was less significant in 1995. The impact of this mix-shift is expected to remain insignificant in 1996 and beyond.

     Amortization of previously capitalized software development costs to system and software cost of revenue was $5,075, $6,220, and $7,449 for 1995, 1994, and 1993, respectively. The decline in amortization is attributable to several capitalized projects becoming fully amortized over the last two years. Amortization of such costs is expected to increase slightly in 1996 as the Company's capitalization level has grown in 1995 and to a lesser extent in 1994 as more resources have been directed to the development of new products and enhancement of existing products versus fixing software defects and assisting customers in their transition to the Company's Version 8 software. In addition, amortization of purchased technology costs to system and software cost of revenue was $2,418, $760 and $565 for 1995, 1994 and 1993, respectively. The increase in 1995 is primarily attributable to the purchase of Anacad in September 1994. Capitalized software development costs and purchased technology costs are amortized over a three year period to system and software cost of revenue.

Service and Support

     Service and support revenue consists of revenue from annual software support maintenance contracts, hardware support, and professional services, which includes consulting services, training services, and custom design services. Service and support revenue increased 22% from 1994 to 1995 and increased 7% from 1993 to 1994. Factors contributing to the growth in 1994 and 1995 include higher software maintenance contract revenue, higher professional service revenue and favorable effects of foreign currency exchange rate fluctuations as discussed under geographic revenue information, offset by the elimination of workstation hardware maintenance contract revenue. Workstation hardware maintenance revenue totaled approximately $500, $2,100 and $7,100 in 1995, 1994 and 1993, respectively. This decline is a result of the Company's planned exit from the workstation hardware business previously discussed.

     Software maintenance revenue increased by 18% from 1994 to 1995 and 12% from 1993 to 1994. The increases are primarily a result of higher installed customer base of the Company's products, favorable effects of currency fluctuations discussed below and a continued effort to obtain customer renewals of maintenance contracts. The Company is currently studying the potential effects of unbundling maintenance services in response to customer requests. This change, if made, will allow customers to choose varying levels of phone support and software update support. This change could result in lower revenue levels as some customers could choose less than full support from available options. Since growth in software support is dependent on continued success of the software product offerings, increases in the Company's installed customer base, and the impact of acquisitions, future software support revenue levels are difficult to predict.

     Professional service revenue totaled $51,000, $36,900 and $34,000 in 1995, 1994 and 1993, respectively, resulting in increases of 38% from 1994 to 1995 and 9% from 1993 to 1994. Overall, professional service revenue is expected to continue to grow. In particular, integrated circuit technology center (ICTC) custom design services are experiencing increased demand. Over the past year, the Company has added resources to the ICTC business in response to the increased demand resulting in higher revenue levels as more design contracts are completed. In addition, the Company continues to experience increased demand for consulting and training services.

     Service and support gross margins improved in 1995 and 1994 as a result of higher software mainte-

[Graphic chart:

                             Gross Margins

       System & Software                      Service & Support
      (Hardware Included)                    (Hardware Included)

     1993     1994     1995                 1993     1994     1995
     ----     ----     ----                 ----     ----     ----
     73.5%    82.3%    83.4%                55.2%    57.8%    58.6%]
nance revenue volume and were unfavorably impacted by professional service volume. Consistent with EDA consulting and training business models, gross margins generated by the Company's professional service activities have been and are expected to continue to be lower than software support. Professional service gross margins improved in 1995 but remain substantially lower than software support. Future service and support gross margins are expected to be lower as growth in the professional service business is expected to be higher than growth in software support.


Geographic Revenue Information

     Domestic revenues from unaffiliated customers including service and support revenue increased by 7% from 1994 to 1995 and 3% from 1993 to 1994. The North American sales force executed a reorganization in the first quarter of 1994 which resulted in a temporary reduction in productivity. The result of the reorganization was to streamline operations by reducing two layers of management and better align the sales team to meet customer demand. The second half of 1994 and beyond were favorably impacted by these changes as productivity in the region has improved.

     International revenues from unaffiliated customers including service and support revenue represented 48%, 46% and 47% of total revenues in 1995, 1994 and 1993, respectively. European revenues increased by 20% from 1994 to 1995 and decreased by 2% from 1993 to 1994. Japanese revenues increased by 9% from 1994 to 1995 and 8% from 1993 to 1994. A weakened U.S. dollar in 1995 favorably impacted revenues by approximately 8% and 7% in Europe and Japan, respectively. Exclusive of such currency trends, 1995 European revenues were favorably impacted by improving economic conditions while Japan's results continued to reflect economic weakness. In 1994, the U.S. dollar weakened by approximately 2% and 7% in Europe and Japan, respectively, which positively impacted year to year revenue trends. Exclusive of such currency trends, 1994 international revenues were approximately flat compared to prior year primarily due to weak economic conditions. Since the Company generates approximately half of its revenues outside of the United States and expects this to continue in the future, revenue results should continue to be impacted by the effects of future foreign currency fluctuations.


Operating Expenses

Year ended December 31,                           1995      Change            1994      Change              1993
                                            ----------      ------     -----------      ------       -----------
Gross research and development              $    79,933        10%      $   72,948        (8)%        $   78,913
     Percentage of total revenues                 20.8%                       21.1%                         23.3%
Capitalized software development            $     7,241        40%      $    5,156         43%        $    3,609
     Percentage of total revenues                  1.9%                        1.5%                          1.1%
Net research and development                $    72,692         7%      $   67,792       (10)%        $   75,304
     Percentage of total revenues                 18.9%                       19.6%                         22.2%
Marketing, general, and administration      $   149,332         2%      $  146,767        (3)%        $  151,767
     Percentage of total revenues                 38.8%                       42.4%                         44.8%
Restructure costs                           $    (2,040)       ---      $   (6,045)        ---        $   24,800
     Percentage of total revenues                 (.5)%                      (1.8)%                          7.3%


Research And Development

     As a percent of revenue, gross R&D costs were 21%, 21% and 23% in 1995, 1994 and 1993, respectively. In 1995, gross R&D costs increased due to the purchases of Anacad and Axiom which resulted in a year to year increase of approximately $4,000. In addition, other acquisitions including MTI, Exemplar and Precedence, which were reflected in 1995 and 1994 results, experienced higher R&D investment in 1995. In 1994, R&D expenditures decreased due a lower head count plan that was achieved through attrition and layoffs. The Company closed an Integrated Circuit Division R&D site during the first quarter of 1994, consolidating activities with other pre-existing locations. Additional cost saving actions were taken in other R&D divisions of the Company during the year. During 1995 the Company capitalized software development costs of $7,241, compared to $5,156 and $3,609 for 1994 and 1993, respectively. Capitalization increased in 1995 as more resources were directed toward development of new products and enhancement of existing products.

     The Company will continue to evaluate make-or-buy alternatives in 1996 which should result in more acquisitions. Overall, management's goal is to maintain the ratio of R&D expense as a percent of revenue consistent with 1995 levels.

Achievement of this goal is not guaranteed due to the uncertainty of revenue.


Marketing, General, and Administration

     In 1995, the increase in marketing, general and administrative (MG&A) expenses is principally attributable to merger and acquisition activity discussed above, offset by lower base business head count. As a percent of revenue, MG&A expenses were 39%, 42% and 45% in 1995, 1994 and 1993, respectively. In 1995, MG&A expense increased due to the purchases of Anacad and Axiom which resulted in a year to year increase of approximately $3,700. This increase was partially offset by continued cost reduction activity which focused on the administrative structure of the Company's base business in 1995.

     In 1994, MG&A expenses declined as actions associated with the December 1993 restructuring were executed during the year. The North American sales force executed a reorganization during the first quarter of 1994 which resulted in lower head count and reduced layers of management to better align the sales team with their respective territories. In addition, actions were executed at several international locations to streamline the organizations to improve the ratio of selling and administrative expense compared to regional revenue levels.

     Overall, the goal of management is to maintain the ratio of MG&A expense as a percent of revenue consistent with 1995 levels. Achievement of this goal is not guaranteed due to the uncertainty of revenue.


Restructure Costs

     Implementation of the Company's restructuring plan, which was approved by management in December of 1993 and modified in 1994, continued during 1995. During the second quarter of 1995, the Company recorded a $2,040 restructure adjustment. The adjustment was primarily associated with the 1993 charge and was mainly the result of reduced estimates for severance costs associated with replacement and globalization of the Company's information systems. Information system implementation delays culminated when a key project plan milestone was missed during the second quarter, resulting in lower estimated costs for write-offs of old equipment due to prolonged in-service periods. In addition, certain actions associated with a product discontinuance plan were not taken when management determined that the technology could be used by the Company's consulting organization and sold as a custom integrated service rather than as a commercial design tool.

     During 1994, the Company recorded a gross restructuring credit of $10,045 offset by an accrual of $4,000. The credit was primarily associated with the 1993 and to a lesser extent the 1992 restructure charge and was the result of reduced estimates for severance costs due to greater than anticipated employee attrition among the product development and field selling organizations and lower costs of executing the plan. In the third quarter of 1994 the Company lowered its estimate of the cost of the 1993 plan by $5,600 mainly as a result of lower than anticipated costs associated with completion of the first phase of the Company's Japanese subsidiary re-alignment. Estimated costs of executing the plan were lowered by an additional $4,445 in the fourth quarter of 1994 due to several changes in circumstances. In the third and fourth quarters of 1994, the Company exceeded its goal for reducing operating expenses, exclusive of recent acquisitions. In addition, senior management changes subsequent to the initial 1993 charge resulted in re-evaluating and revising certain planned actions, such as the relocation of European headquarters and the out-sourcing of European order fulfillment. These elements of the plan were revised because lower head count through attrition and efficiencies through centralization made them financially less attractive. In the fourth quarter of 1994, an additional restructure accrual of $4,000 was established primarily to reduce a recently acquired subsidiary's engineering staff and management team and to further streamline the Company's core product development activities, including elimination of certain product offerings and reductions in engineering staff.

     In December 1993, the Company recorded a gross restructuring charge of $26,200 offset by a net credit adjustment of $1,400. The restructuring plan was aimed at lowering operating expenses by reducing staffing levels in product development and field sales organizations and streamlining business support operations with a new organization structure. Planned product development actions included down-sizing all divisions and closing two satellite locations. Field sales organization actions included eliminating several under performing locations, reducing management layers in all regions and centralizing administrative activities. Organization streamlining actions included globalizing the Company's information systems, out-sourcing European order fulfillment activities, centralizing European administrative activities and divisionalizing product development activities. The net restructure credit was associated with the 1992 charge and was the result of lower than estimated costs for settlements with customers for product discontinuance and lower than estimated costs for relocation of displaced employees offset by higher than expected severance costs in Europe.

     Costs remaining to be incurred in executing the restructuring plans consist primarily of direct costs associated with severance of employees, product discontinuance activities, and facility closure activities. Remaining severance and relocation accruals are for continued changes in product development and field sales organizations. Senior management changes in both organizations were finalized in the second half of 1995 which should accelerate implementation of the final stages of the restructuring plan. In addition, costs associated with globalization of the Company's information systems remain accrued until the new system is implemented in 1996.

     Approximately $6,100 of the December 1994 restructuring accrual of $11,897 resulted in cash outflows in 1995. The remaining accrual of approximately $3,751 is expected to be disbursed in the first half of 1996.


Merger and Acquisition Related Charges

     In 1995 the Company incurred merger related charges of $2,040. The purchases of Axiom, 3Soft and Zeelan resulted in charges for in-process R&D of $400, $850, and $180, respectively. These charges were a result of allocating a portion of the acquisition costs to in-process product development that had not reached technological feasibility. The acquisitions of Precedence and Exemplar were accounted for as pooling of interests which resulted in merger expenses of $400 and $210, respectively. These costs were for services rendered to facilitate completion of the merger agreements and severance costs to eliminate redundant management positions.

     In 1994 the Company incurred acquisition related charges of $9,265. The purchase of Anacad resulted in a charge for in-process R&D of $8,265. This charge was a result of allocating a portion of the acquisition cost to in-process product development that had not reached technological feasibility. In addition, merger expenses of $1,000 were paid by MTI for consulting services rendered to facilitate negotiation of the various components of the merger agreement.

     As a result of the merger with Microtec, the Company expects to incur a merger charge totaling between $3,000 and $4,000 in the first quarter of 1996. The costs associated with this charge are primarily related to elimination of redundant management positions and facilities locations. The expected cash outflow of this charge should occur primarily in 1996.


Other Income (Expense)

Year ended December 31,                1995          1994          1993
                                  ---------     ---------      --------
Other income (expense), net       $   5,735     $   2,428      $   (253)


     Other income (expense) has improved significantly over the last three years due to increased interest income and lower interest expense. Interest income was $8,534, $4,956, and $4,342 in 1995, 1994 and 1993, respectively.
The improvement in interest income is attributable to higher average cash balances due to earnings in 1995 and 1994. Interest expense was $2,444, $2,730, and $4,404 in 1995, 1994 and 1993, respectively. In 1995 and 1994, compared to 1993, average debt outstanding was lower due to improved cash flow from operating activities and continued management of the Company's long term committed revolving credit facility.


Provision For Income Taxes

     The provision for income taxes was $7,468, $3,541 and $2,467 in 1995, 1994 and 1993, respectively. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of the change in the method for accounting for income taxes was not material to the Company's financial statements, and was therefore not disclosed separately in the consolidated statement of operations for the year ended December 31, 1993.

     The Company has established a valuation allowance for certain current deferred tax assets and net operating loss and tax credit carry forwards. The valuation allowance as of December 31, 1994 was $46,213, of which $1,974 was related to deferred tax assets of the Company's Japanese subsidiary. The allowance was established when it was more likely than not that some portion of the deferred tax asset would not be realized. Based on operating income levels before tax for the Company's Japanese subsidiary, it was determined that it was more likely than not that the Japanese subsidiary's deferred tax assets would be realized. As such, the tax provision for 1995 was adjusted for the reversal of the valuation allowance for the Japanese deferred tax assets. This reversal resulted in a lower effective tax rate for 1995. The Company's income tax position for each year combines the effects of available tax benefits in certain countries where the Company does business, benefits from available net operating loss carrybacks, and tax expense for subsidiaries with pre-tax income.


Effects of Foreign Currency Fluctuations

     The Company experienced a net loss from foreign currency transactions of $620 in 1995 and net gains of $177 and $247 in 1994 and 1993, respectively. These amounts are composed of realized gains and losses on cash transactions involving various foreign currencies, and unrealized gains and losses related to foreign currency receivables and payables resulting from exchange rate fluctuations between the various currencies in which the Company operates. Foreign currency gains and losses are included as a component of other income and expense.

     The "foreign currency translation adjustment," as reported in the stockholders' equity section of the consolidated balance sheets, increased to $13,597 at December 31, 1995, from $12,675 at the end of 1994. This reflects the increase in the value of net assets denominated in foreign currencies since year-end 1994 as a result of a weaker U.S. dollar at the close of 1995.

     During 1995, the Company entered into a three year forward contract to stabilize the currency effects on a portion of the Company's net investment in its Japanese subsidiary. The contract to sell Yen 2.2 billion will guarantee the Company $25,400 at the contract's expiration. Any differences between the contracted currency rate and the currency rate at each balance sheet date will impact the foreign currency translation adjustment component of the stockholders' equity section of the consolidated balance sheet. The result is a partial offset of the effect of Japanese currency changes on stockholders' equity during the contract term. This forward contract should not impact current or future consolidated statements of operations.

     During 1995, the U.S. dollar weakened approximately 7% against the Japanese yen and 8% against European currencies in which the Company does business, primarily the Deutsche mark, British pound, and French franc. Since the majority of the Company's revenues are booked in the last month of each quarter a higher weight is given to the exchange rates of those months when analyzing currency fluctuations for revenue comparison purposes. A weaker U.S. dollar results in the Company's products being more affordable in foreign markets, which generally results in favorable economics for the Company. The weakening of the dollar relative to the foreign currencies also has a positive impact on revenues as local currency revenues translate into more U.S. dollars. However, this translation also results in higher reported expenses in U.S. dollar terms. During 1994, the U.S. dollar weakened approximately 7% and 2% against the Japanese yen and European currencies, respectively.

     The Company generates approximately half of its revenues outside of the United States and expects this to continue in the future. As such, the Company's business and operating results can be impacted by the effects of future foreign currency fluctuations.


LIQUIDITY AND CAPITAL RESOURCES

Year Ended December 31,                                   1995             1994
                                                     ---------      -----------
Current Assets                                       $ 303,343      $   237,426
Cash and short term investments                      $ 201,004      $   138,169
Cash and investments, long-term                      $  30,000      $    30,000
Cash provided by operations                          $  83,187      $    50,397
Cash used for investment activities,
     excluding short-term investments                $ (32,981)     $   (31,233)
Cash provided by financing activities                $  13,617      $     6,455


Cash and Investments

     Total cash and investments increased $62,835 during 1995. Cash provided by operations was $83,187, an increase of $32,790 from 1994. Positively impacting cash provided by operations in 1995 was net income of $49,859. This source of cash was offset by an increase in trade accounts receivable and decreased accrued liabilities associated with the restructuring accrual discussed previously. In 1994, cash was positively impacted by the net profit earned of $27,767 for the year. This source of cash was offset by an increase in trade accounts receivables and a decrease in accrued liabilities associated with the 1993 year-end restructuring.

     Cash and short-term investments were positively impacted by the proceeds from issuance of common stock upon exercise of stock options and employee stock plan purchases in the amount of $16,223 and $10,205 in 1995 and 1994, respectively. This increase was offset by investment in property, plant and equipment of $19,843 in 1995 and $14,327 in 1994. The purchase of Anacad late in 1994 resulted in cash payments totaling $10,050 in 1994 and $1,950 in 1995. Also, cash distributions of $2,346 were paid in 1994 by MTI to its shareholders in the normal course of S-Corporation business prior to the date of acquisition.

Trade Accounts Receivable

     The trade accounts receivable balance increased $2,887 from December 31, 1994. The increase is primarily attributable to a growth in revenues offset by more evenly distributed shipments in 1995. The Company was able to improve cash collections and reduce days sales outstanding in 1995 as a result of a more evenly distributed shipment pattern versus late quarter shipments. The Company continues to realize a majority of revenues in the last month of each quarter due to the timing of orders but has noted improvement in 1995. Future trade receivable trends are difficult to predict due to this relationship.


Other Assets

     Other assets increased to $33,723 at December 31, 1995 from $29,912 at December 31, 1994. Net capitalized software development costs increased by $2,166 as capitalization and amortization were $7,241 and $5,075, respectively, in 1995. Also, capitalized purchased technology decreased by $440 in 1995 due to amortization which was partially offset by acquisitions. The purchase of Axiom, 3Soft and Zeelan in 1995 resulted in goodwill capitalization of $528 and technology capitalization of $892. The Company owns common stock and common stock warrants of two independent public companies with an original carrying cost of $1,200 and $0, and a market value of $4,150 and $1,812, as of December 31, 1995 and 1994, respectively. The securities have been classified as available for sale, which requires the difference between original carrying cost and market value to be recognized. In 1994, capitalization and amortization of software development costs were $5,156 and $6,220, respectively. The 1994 acquisition of Anacad resulted in goodwill capitalization of $2,897 and technology capitalization of $4,735. Goodwill costs are being amortized over a three year period to R&D expense and technology costs are being amortized over a three year period to system and software cost of revenue.


Long-Term Debt

     Long-term debt decreased $975 from December 31, 1994. The Company had borrowings outstanding of $53,320 and $54,160 under its $55,000 committed revolving credit facility as of December 31, 1995 and 1994, respectively. Due to required annual commitment reductions, the Company reduced credit facility borrowings by $840 in July 1995. In addition, $840 of the credit facility borrowings are classified as current and included in short-term borrowings on the consolidated balance sheets as of December 31, 1995 and 1994.


Dividends

In October 1993, the Board of Directors voted to discontinue paying a quarterly dividend to shareholders. The Company intends to reinvest future earnings in opportunities for growth. Dividends were not paid during 1995 or 1994.


Capital Resources

     Total capital expenditures increased to $25,740 for 1995, compared to $26,077 and $23,145 for 1994 and 1993, respectively. The purchases of Axiom, 3Soft and Zeelan in 1995 resulted in cash payments of $1,707. The Company also acquired a number of technologies, primarily software source code totaling $1,040 in 1995. The purchase of Anacad late in 1994 resulted in cash payments totaling $10,050 in 1994 and $1,950 in 1995. In addition, the Company purchased technologies totaling $1,700 during 1994. The Company will continue to evaluate make-or-buy alternatives which should result in additional capital expenditures in 1996.

     Expenditures for property and equipment were $19,843 and $14,327 in 1995 and 1994, respectively. In 1995, investment in the Company's new global information system resulted in expenditures of approximately $4,800 compared to approximately $2,500 in 1994. Future capital expenditure plans include maintaining a state of the art environment for research and development and sales demonstration equipment and implementing the new global information system.

     As a result of the merger with Microtec, the Company expects to incur a merger charge totaling between $3,000 and $4,000 in the first quarter of 1996. The costs associated with this charge are primarily related to elimination of redundant management positions and facilities locations. The expected cash outflow of this charge should primarily occur in 1996. The Company anticipates that current cash balances, anticipated cash flows from operating activities, and existing credit facilities will be sufficient to meet its working capital needs for at least the next twelve months.

[Graphic chart:

       Cash & Investments               Combined Short & Long-Term Debt
 (dollar figures are in millions)       (dollar figures are in millions)

     1993     1994     1995                 1993     1994     1995
     ----     ----     ----                 ----     ----     ----
     $140     $168     $231                 $ 61     $ 62     $ 62]

CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended December 31,                                                     1995             1994              1993
In thousands, except per share data                                  -----------      -----------       -----------
Revenues:
     System and software                                             $   195,231      $   190,530       $   193,707
     Service and support                                                 189,230          155,674           145,276
         Total revenues                                                  384,461          346,204           338,983

Cost of revenues:
     System and software                                                  32,505           33,772            51,355
     Service and support                                                  78,340           65,773            65,097
         Total cost of revenues                                          110,845           99,545           116,452
         Gross margin                                                    273,616          246,659           222,531

Operating expenses:
     Research and development  (note 6)                                   72,692           67,792            75,304
     Marketing, general, and administration                              149,332          146,767           151,767
     Restructure costs (note 2)                                           (2,040)          (6,045)           24,800
     Merger and acquisition related charges (note 3)                       2,040            9,265               ---
         Total operating expenses                                        222,024          217,779           251,871

Operating income (loss)                                                   51,592           28,880           (29,340)
     Other income (expense), net (note 12)                                 5,735            2,428              (253)
         Income (loss) before income taxes                                57,327           31,308           (29,593)
     Provision for income taxes (note 4)                                   7,468            3,541             2,467
         Net income (loss)                                           $    49,859      $    27,767       $   (32,060)

         Net income (loss) per common and
          common equivalent share                                    $       .88      $       .51       $      (.66)

     Weighted average number of common and
         common equivalent shares outstanding                             56,381           54,367            48,657

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS


As of December 31,                                                                           1995              1994
In thousands                                                                          -----------       -----------
Assets
Current assets:
     Cash and cash equivalents                                                        $   176,500       $   130,989
     Short-term investments                                                                24,504             7,180
     Trade accounts receivable, net of allowance for doubtful
         accounts of $2,771 in 1995 and $2,998 in 1994                                     85,994            83,107
     Other receivables                                                                      3,421             4,853
     Inventory                                                                                660               856
     Prepaid expenses and other                                                            12,264            10,441
         Total current assets                                                             303,343           237,426
Property, plant and equipment, net (notes 5 and 8)                                         94,556            98,020
Cash and investments, long-term  (note 8)                                                  30,000            30,000
Other assets (note 6)                                                                      33,723            29,912
         Total assets                                                                 $   461,622       $   395,358

Liabilities and Stockholders' Equity
Current liabilities:
     Short-term borrowings (notes 7 and 8)                                            $     9,108       $     8,488
     Accounts payable                                                                       7,347            11,747
     Income taxes payable (note 4)                                                         14,439            12,793
     Accrued payroll and related liabilities                                               25,286            19,765
     Accrued restructure costs (note 2)                                                     3,751            11,897
     Accrued and other liabilities                                                         19,802            17,399
     Deferred revenue                                                                      22,896            18,092
         Total current liabilities                                                        102,629           100,181
Long-term debt  (note 8)                                                                   52,700            53,675
Other long-term deferrals                                                                     772             1,975
         Total liabilities                                                                156,101           155,831

Stockholders' equity: (notes 9 and 10)
     Common stock, no par value, authorized 100,000 shares; 55,557 and
         53,597 issued and outstanding for 1995 and 1994, respectively                    268,807           254,731
     Incentive stock, no par value, authorized 1,200 shares; none issued                       --                --
     Retained earnings (accumulated deficit)                                               23,117           (27,879)
     Foreign currency translation adjustment                                               13,597            12,675
         Total stockholders' equity                                                       305,521           239,527
Commitments and contingencies (note 11)
         Total liabilities and stockholders' equity                                   $   461,622       $   395,358

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,                                                         1995             1994              1993
In thousands                                                             -----------      -----------       -----------
Operating Cash Flows:
Net income (loss)                                                        $    49,859      $    27,767       $   (32,060)
Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization of
       property, plant and equipment                                          23,836           24,687            27,600
     Deferred taxes                                                           (1,338)            (290)             (259)
     Amortization of other assets                                              9,061            7,428             8,217
     Amortization of nonqualified stock options                                  103              114             1,418
     Write-down of assets - in-process R&D                                     1,430            8,265                --
     Write-down of assets - other                                                 --               --               812
Changes in operating assets and liabilities:
     Trade accounts receivable                                                (1,663)          (4,921)            2,788
     Inventory                                                                   207               46             7,771
     Prepaid expenses and other assets                                           170           (1,782)            6,623
     Accounts payable                                                         (4,610)          (1,596)           (5,845)
     Accrued liabilities                                                       2,435          (11,345)           16,634
     Other liabilities and deferrals                                           3,697            2,024            (8,410)
Net cash provided by operating activities                                     83,187           50,397            25,289
Investing Cash Flows:
     Net maturities (purchases) of short-term investments                    (17,092)           6,430            23,161
     Purchases of property, plant and equipment                              (19,843)         (14,327)          (23,145)
     Capitalization of software development costs                             (7,241)          (5,156)           (3,609)
     Purchase of businesses                                                   (4,857)         (10,050)               --
     Purchase of technologies                                                 (1,040)          (1,700)               --
Net cash used by investing activities                                        (50,073)         (24,803)           (3,593)

Financing Cash Flows:
     Proceeds from issuance of common stock                                   16,223           10,205            11,179
     Proceeds (repayment) of short-term borrowings                               619             (367)              (89)
     Repayment of long-term debt                                                (975)          (1,936)             (937)
     Cash distribution (note 3)                                                   --           (2,346)               --
     Adjustment for pooling of interests (note 3)                                 --              899                --
     Dividends paid to stockholders                                               --               --            (8,291)
     Repurchase of common stock                                               (2,250)              --                --
Net cash provided by financing activities                                     13,617            6,455             1,862
Effect of exchange rate changes on
  cash and cash equivalents                                                   (1,220)           2,669               388
Net change in cash and cash equivalents                                       45,511           34,718            23,946
Cash and cash equivalents at beginning of period                             130,989           96,271            72,325
Cash and cash equivalents at end of period                               $   176,500      $   130,989       $    96,271

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      Foreign            Total
                                                                                    Retained          Currency           Stock-
                                                          Common Stock               Earnings        Translation        holders'
In thousands, except per share data                  Shares          Amount         (Deficit)         Adjustment        Equity
                                                     ------       -----------      -----------       -----------      -----------
Balance at December 31, 1992,
       as previously reported                        45,597       $   231,354      $   (15,415)      $     5,467      $   221,406
Adjustment for acquisition of
     businesses (note 3)                              2,247               460             (245)               --              215
Balance at December 31, 1992,
       as restated                                   47,844           231,814          (15,660)            5,467          221,621
Stock issued under stock option and
     stock purchase plans                             1,641            10,672               --                --           10,672
Stock issued for acquisition of
      business (note 3)                                 421               507               --                --              507
Compensation related to nonqualified
     stock options granted (note 10)                     --             1,418               --                --            1,418
Foreign currency translation adjustment                  --                --               --             2,072            2,072
Net loss                                                 --                --          (32,060)               --          (32,060)
Cash dividends ($.18 per common
     share outstanding)                                  --                --           (8,291)               --           (8,291)

Balance at December 31, 1993                         49,906           244,411          (56,011)            7,539          195,939
Stock issued under stock option and
     stock purchase plans                             1,248            10,205               --                --           10,205
Stock issued for acquisition of
      business (note 3)                               2,443                 1              899                --              900
Compensation related to nonqualified
     stock options granted (note 10)                     --               114               --                --              114
Foreign currency translation adjustment                  --                --               --             5,136            5,136
Change in value of investments
     available for sale                                  --                --            1,812                --            1,812
Net income                                               --                --           27,767                --           27,767
Cash distribution                                        --                --           (2,346)               --           (2,346)
Balance at December 31, 1994                         53,597           254,731          (27,879)           12,675          239,527
Stock issued under stock option and
     stock purchase plans                             2,070            16,223               --                --           16,223
Compensation related to nonqualified
     stock options granted (note 10)                     --               103               --                --              103
Repurchase of common stock (note 1)                    (110)           (2,250)                                --           (2,250)
Foreign currency translation adjustment                  --                --               --               922              922
Change in value of investments
     available for sale                                  --                --            1,137                --            1,137
Net income                                               --                --           49,859                --           49,859
Balance at December 31, 1995                         55,557       $   268,807      $    23,117       $    13,597      $   305,521

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All numerical references in thousands, except percentages and per share data

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Mentor Graphics Corporation (the Company) is a supplier of electronic design automation (EDA) systems - advanced computer software used to automate the design, analysis and testing of electronic systems and components. System and software revenues comprise more than half of the Company's revenues and are derived primarily from software products owned by the Company and by third parties for which royalties are paid by the Company. Service and support revenues consist of revenue from annual software support maintenance contracts, hardware support, and professional services, which includes consulting services, training services, and custom design services. Established in 1981, the Company is a leader in worldwide EDA sales and markets its products primarily to customers in the aerospace, computer, consumer electronics, semiconductor, automotive and telecommunications industries. The Company sells and licenses its products primarily through its direct sales force in North America, Europe and Asia, and through distributors in territories where the volume of business does not warrant a direct sales presence. In addition to its corporate offices in Wilsonville, Oregon, the Company has sales, support, software development and professional services offices worldwide.


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.


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


FINANCIAL INSTRUMENTS

     The Company enters into forward foreign exchange contracts as a hedge against foreign currency sales commitments. To hedge its foreign currency against highly anticipated sales transactions, the Company also purchases foreign exchange options which permit but do not require foreign currency exchanges at a future date with another party at a contracted exchange price. Remeasurement gains and losses on forward and option contracts are deferred and recognized when the sale occurs. All subsequent remeasurement gains and losses are recognized as they occur to offset remeasurement gains and losses recognized on the related foreign currency accounts receivable balances. At December 31, 1995 and 1994 the Company had forward contracts and options outstanding of $38,069 and $25,825, respectively, to primarily sell various foreign currencies. These contracts generally have maturities which do not exceed twelve months. At December 31, 1995 and 1994, the recorded value and the fair value of the Company's foreign exchange position related to these contracts was approximately zero. The fair value of these contracts was calculated based on dealer quotes. The Company does not anticipate non-performance by the counterparties to these contracts.

     During 1995, the Company entered into a three year forward contract to stabilize the currency effects on a portion of the Company's net investment in its Japanese subsidiary. The contract to sell Yen 2.2 billion will guarantee the Company $25,400 at the contract's expiration. Any differences between the contracted currency rate and the currency rate at each balance sheet date will impact the foreign currency translation adjustment component of the stockholders' equity section of the consolidated balance sheets. The result is a partial offset of the effect of Japanese currency changes on stockholders' equity during the contract term. This forward contract should not impact current or future consolidated statements of operations. At December 31, 1995 the difference between the recorded value and the fair value of the Company's foreign exchange position related to this contract was approximately zero. The fair value of this contract was calculated based on dealer quotes. The Company does not anticipate non-performance by the counterparty to this contract.

The fair market value of the Company's long-term debt approximates its carrying value as the interest rates on borrowings are floating rate based. The Company has entered into an interest rate swap agreement to manage exposure to interest rate fluctuations. The differential to be paid or received is accrued and is recognized over the life of the agreement as an adjustment to interest expense. The Company would incur a cost of approximately $2,689 to terminate its interest rate swap agreement as of December 31, 1995. This cost is based on dealer quotes taking into consideration current interest rates and the current creditworthiness of the counterparties (note 8).

     The Company places its cash equivalents and short-term investments with major banks and financial institutions. The Company's investment policy limits its credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic areas. The carrying amounts of cash equivalents, short-term investments, trade receivables, accounts payable, and short term borrowings approximate fair value because of the short-term nature of these instruments.

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Statement No. 115 requires reporting of investments as either held to maturity, available for sale or trading. The Company owns common stock and common stock warrants of two independent public companies with an original carrying cost of $1,200 and $0, and a market value of $4,150 and $1,812, as of December 31, 1995 and 1994, respectively. Under Statement No., 115, the securities have been classified as available for sale, which requires the difference between original carrying cost and market value to be recognized. This difference is included on the consolidated balance sheets in other assets (see note 6) and as an increase(reduction) of the same amount in retained earnings (accumulated deficit). No other investments owned by the Company are materially impacted by provisions of this Statement as the underlying carrying values approximate market.


CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

     The Company classifies highly liquid investments purchased with an original maturity of three months or less as cash equivalents. As of December 31, 1995 and 1994, the Company held $41,716 and $50,990, respectively of short term securities under agreements to resell on January 1, 1996 and 1995, respectively. Due to the short-term nature of these investments, the Company did not take possession of the securities which were instead held in the Company's account at Smith Barney, Inc. The
Company does not believe it is exposed to any significant credit risk or market risk on cash and cash equivalent balances.

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

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement No. 121 provides specific guidance regarding when impairment of Long-Lived assets such as plant, equipment and certain intangibles including goodwill and capitalized technology should be recognized and how impairment losses of such assets should be measured. Statement No. 121 is effective for fiscal years beginning after December 15, 1995. The Company is preparing to adopt Statement No. 121 in 1996 and expects the impact on its consolidated statements of operations will not be material.


INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement No. 109, "Accounting for Income Taxes." Statement No. 109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and tax balances of existing assets and liabilities.

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


SOFTWARE DEVELOPMENT COSTS

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The Company capitalizes certain costs incurred in the production of computer software once technological feasibility of the product to be marketed has been established. Capitalization of these costs ceases when the product is considered available for general release to customers. Costs incurred prior to technological feasibility, including amounts attributable to in-process research and development in business acquisitions, are expensed as incurred.

     Amortization of capitalized software development costs is calculated as the greater of the ratio that the current product revenues bear to estimated future revenues or the straight-line method over the expected product life cycle of approximately three years. Amortization is included in system and software cost of revenues in the consolidated statements of operations.


STOCKHOLDERS' EQUITY

     In August 1995, the Company's Board of Directors approved a plan to repurchase, from time to time over the next eighteen months on the open market, up to $50,000 in market value of the Company's common shares. During the third quarter of 1995, the Company repurchased 110 shares on the open market with a market value of $2,250. All 110 shares repurchased during the third quarter of 1995 were subsequently reissued through the Company's stock option plan exercises prior to consummation of the October, 1995 acquisition of Precedence Incorporated (Precedence) described in
Note 3.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 permits a company to choose either a new fair value based method of accounting for its stock-based compensation arrangements or to comply with the current APB Opinion 25 intrinsic value based method adding pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied in the financial statements. Statement No. 123 is effective for fiscal years beginning after December 15, 1995. The Company will adopt Statement No. 123 in 1996 using pro forma disclosures of net income and earnings per share. The impact of stock options on the Company's pro forma disclosures of net income and earnings per share calculation is not known as the Company has not yet implemented the provisions of this Statement.


NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     For 1995 and 1994, net income per common and common equivalent share was calculated on the basis of the weighted average number of common shares outstanding plus dilutive common stock equivalents related to stock options outstanding. For 1993, net loss per common and common equivalent share was calculated using only the weighted average of common shares outstanding. Common stock equivalents related to stock options are anti-dilutive in a net loss situation and, therefore, were not included in 1993.


USE OF ESTIMATES

     Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


RECLASSIFICATIONS

     Certain reclassifications have been made in the accompanying consolidated financial statements for 1993 and 1994 to conform with the 1995 presentation.

2.  RESTRUCTURING

Following is a summary of the major elements of the restructure charges:

Year ended December 31,                                      1995               1994           1993
Additions to restructure charges:                     -----------           --------       --------
Employee severance                                    $        --           $  2,430       $ 15,850
Employee relocation                                            --                 --          3,550
Asset write-offs and product
     discontinuance costs                                      --              1,570          2,300
Facilities closure and consolidation                           --                 --          4,300
Other                                                          --                 --            200
Total additions                                                --              4,000         26,200

Adjustment of restructure charges:
Employee severance                                         (1,540)            (3,324)         1,280
Employee relocation                                            --             (2,600)          (450)
Asset write-offs and product
     discontinuance costs                                    (500)            (2,060)        (1,935)
Facilities closure and consolidation                           --             (2,061)          (295)
Net adjustments                                            (2,040)           (10,045)        (1,400)

Net restructure charges                               $    (2,040)          $ (6,045)      $ 24,800


     Implementation of the Company's restructuring plan, which was approved by management in December of 1993 and modified in 1994, continued during 1995. During the second quarter of 1995, the Company recorded a $2,040 restructure adjustment. The adjustment was primarily associated with the 1993 charge and was mainly the result of reduced estimates for severance costs associated with replacement and globalization of the Company's information systems. Information system implementation delays culminated when a key project plan milestone was missed during the second quarter, resulting in lower estimated costs for write-offs of old equipment due to prolonged in-service periods. In addition, certain actions associated with a product discontinuance plan were not taken when management determined that the technology could be used by the Company's consulting organization and sold as a custom integrated service rather than as a commercial design tool.

     During 1994, the Company recorded a gross restructuring credit of $10,045 offset by an accrual of $4,000. The credit was primarily associated with the 1993 and to a lesser extent the 1992 restructure charges and was the result of reduced estimates for severance costs due to greater than anticipated employee attrition among the product development and field selling organizations and lower costs of executing the plan. In the third quarter of 1994 the Company lowered its estimate of the cost of the 1993 plan by $5,600 mainly as a result of lower than anticipated costs associated with completion of the first phase of the Company's Japanese subsidiary re-alignment. Estimated costs of executing the plan were lowered by an additional $4,445 in the fourth quarter of 1994 due to several changes in circumstances. In the third and fourth quarters of 1994, the Company exceeded its goal for reducing operating expenses, exclusive of recent acquisitions. In addition, senior management changes subsequent to the initial 1993 charge resulted in re-evaluating and revising certain planned actions, such as the relocation of European headquarters and the out-sourcing of European order fulfillment. These elements of the plan were revised because lower head count through attrition and efficiencies through centralization made them financially less attractive. In the fourth quarter of 1994, an additional restructure accrual of $4,000 was established primarily to reduce a recently acquired subsidiary's engineering staff and management team and to further streamline the Company's core product development activities, including elimination of certain product offerings and reductions in engineering staff.

     In December 1993, the Company recorded a gross restructuring charge of $26,200 offset by a net credit adjustment of $1,400. The restructuring plan was aimed at lowering operating expenses by reducing staffing levels in product development and field sales organizations and streamlining business support operations with a new organization structure. Planned product development actions included down-sizing all divisions and closing two satellite locations. Field sales organization actions included eliminating several under performing locations, reducing management layers in all regions and centralizing administrative activities. Organization streamlining actions included globalizing the Company's information systems, out-sourcing European order fulfillment activities, centralizing European administrative activities and divisionalizing product development activities. The net restructure credit was associated with the 1992 charge and was the result of lower than estimated costs for settlements with customers for product discontinuance and lower than estimated costs for relocation of displaced employees offset by higher than expected severance costs in Europe.

     Costs remaining to be incurred in executing the restructuring plan consist primarily of direct costs associated with severance of employees, product discontinuance activities, and facility closure activities. Remaining severance and relocation accruals are for continued changes in product development and field sales organizations. Senior management changes in both organizations were finalized in the second half of 1995 which should accelerate imple-mentation of the final stages of the restructuring plan. In addition, costs associated with globalization of the Company's information systems remain accrued until the new system is implemented in 1996.

     Approximately $6,100 of the December 1994 restructuring accrual of $11,897 resulted in cash outflows in 1995. The remaining accrual of approximately $3,751 is expected to be disbursed in the first half of 1996.


3.   BUSINESS ACQUISITIONS

     The Company acquired Axiom Datorer Scandinavian AB (Axiom), 3Soft Corporation (3Soft), and Zeelan Technology, Inc. (Zeelan) in May 1995, December 1995, and December 1995, respectively. These acquisitions were accounted for as purchases and accordingly, their results of operations are included in the Company's results of operations from the date of acquisition. Axiom and Zeelan are primarily engaged in developing, marketing and supporting software library tools used to model electronic components for the printed circuit board and the application specific integrated circuit markets of the EDA industry. 3Soft is primarily engaged in developing, marketing and supporting a library of pre-designed and tested standard logic functions or blocks which are process technology independent, and available at the Register Transfer Level for both VHDL and Verilog HDL markets of the EDA industry. In connection with these acquisitions, the Company recorded one-time charges to operations for the write-off of each enterprises' in-process product development that had not reached technological feasibility. The cost of each acquisition was allocated on the basis of estimated fair value of the assets and liabilities assumed. These allocations resulted in charges for in-process R&D of $1,430, goodwill capitalization of $528 and technology capitalization of $892. The separate operational results of these acquisitions were not material compared to the Company's overall results of operations, and accordingly pro-forma financial statements of the combined entities have been omitted.

     In May 1995, the Company issued 1,512 shares of its common stock for all outstanding common stock of Exemplar Logic, Inc. (Exemplar). Exemplar develops, markets and supports a family of software tools for high level design automation for the application specific integrated circuit and field programmable gate array markets. The Company accounted for this transaction as a pooling of interests and accordingly, the results of Exemplar are included in the Company's consolidated financial statements for all periods presented. Merger expenses of $400 were for services rendered to facilitate completion of the merger agreement and severance costs.

     In October 1995, the Company issued 735 shares of its common stock for all outstanding common stock of Precedence Incorporated (Precedence). Precedence is primarily engaged in developing, marketing and supporting simulation backplane technology and co-simulation solutions for the electronic design automation industry. The Company accounted for this transaction as a pooling of interests and accordingly, the results of Precedence are included in the Company's consolidated financial statements for all periods presented. Merger expenses of $210 were for services rendered to facilitate completion of the merger agreement.

     In September 1994, the Company completed the acquisition of Anacad Electrical Engineering Software GmbH (Anacad). The acquisition was accounted for as a purchase and accordingly, the results of operations are included in the Company's results of operations from the date of acquisition. Anacad is primarily engaged in developing, marketing and supporting analog and mixed signal simulation and optimization software for the integrated circuit and printed circuit board markets of the EDA industry. The total purchase price of $12,000 was financed with cash of $10,050 and the issuance of a short-term obligation classified under accrued liabilities totaling $1,950, which was fully paid by December 31, 1995. In connection with this acquisition, the Company recorded a one-time charge to operations for the write-off Anacad's in-process product development that had not reached technological feasibility. The cost of the acquisition was allocated on the basis of estimated fair value of the assets and liabilities assumed. This allocation resulted in a charge for in-process R&D of $8,265, goodwill capitalization of $2,897 and technology capitalization of $4,735. The separate operational results of Anacad were not material compared to the Company's overall results of operations, and accordingly pro-forma financial statements of the combined entities have been omitted.

     In December 1994, the Company issued 2,443 shares of its common stock for all outstanding common stock of Model Technology Incorporated (MTI). MTI is a developer of VHDL and Verilog simulation point tools using direct compile technology to design and test components and boards. The Company accounted for this transaction as a pooling of interests and accordingly, the results of MTI are included in the Company's consolidated financial statements for 1994 and 1995. The Company's 1993 financial statements were not restated due to the relative materiality of MTI's separate financial statements. Merger costs of $1,000 were paid by MTI for consulting services rendered to facilitate negotiation of the various components of the merger agreement. Also, cash distributions of $2,346 were paid in 1994 by MTI to its shareholders in the normal course of S-Corporation business prior to the date of acquisition.

     In December 1993, the Company issued 421 shares of its common stock for all outstanding common and pre-ferred stock of CheckLogic Systems, Inc. (CheckLogic). CheckLogic is a developer of automatic test pattern generation point tools used to test designs of application specific integrated circuits. The Company accounted for this transaction as a pooling of interests and accordingly, the results of CheckLogic are included in the Company's consolidated financial statements for all periods presented.


4.  INCOME TAXES

Domestic and foreign pre-tax income (loss) is as follows:
Year ended December 31,                                         1995             1994             1993
                                                         -----------    -------------    -------------
Domestic                                                 $    24,827    $       6,675    $     (23,626)
Foreign                                                       32,500           24,633           (5,967)
         Total                                           $    57,327    $      31,308    $     (29,593)

The provision for income taxes is as follows:
Year ended December 31,                                         1995             1994             1993
Current:                                                 -----------    -------------     ------------
     Federal                                             $     1,024    $        (269)    $         43
     State                                                       206               63             (162)
     Foreign                                                   7,576            4,037            2,041
                                                               8,806            3,831            1,922
Deferred:
     Federal                                                     251             (347)             655
     Foreign                                                  (1,589)              57             (110)
                                                              (1,338)            (290)             545
     Total                                               $     7,468    $       3,541     $      2,467


The effective tax rate differs from the
  federal tax rate as follows:
Year ended December 31,                                         1995             1994             1993
                                                              ------            -----            -----
Federal tax rate                                                35.0%            35.0%           (35.0)%
State taxes, net                                                 5.0              3.5             (2.3)
Foreign tax rate differential                                   (4.8)             9.2              8.0
Income and losses of
     foreign subsidiaries                                        7.2              6.4              0.6
Foreign tax credits                                             (7.6)              --               --
Non-taxable income of
     acquired corporations                                       0.4             (2.9)              --
Change in valuation allowance                                  (10.2)           (39.2)            29.6
Adjustment to beginning
     valuation allowance                                       (12.6)              --              2.5
Other, net                                                       0.6             (0.7)             4.9
Effective tax  rate                                             13.0%            11.3%             8.3%


The significant components of deferred income
  tax expense are as follows:
Year ended December 31,                                            1995             1994          1993
                                                                 ------            -----         -----
Net changes in deferred tax
         assets and liabilities                              $      588       $   11,992     $  (8,205)
Increase(decrease) in
         beginning-of-year balance
         of the valuation allowance
         for deferred tax assets                             $   (1,926)      $  (12,282)    $   8,750
         Total                                               $   (1,338)      $     (290)    $     545


     The tax effects of temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities were as follows:

As of December 31,                                                   1995           1994
                                                            -------------   ------------
Deferred tax assets:
   Property and equipment,
     principally due to differences in
     depreciation and capitalized
     interest                                               $       1,957   $      2,032
   Inventories, principally due to
     adjustments to lower
     of cost or market                                                207            494
   Accounts receivable, principally due
     to allowance for doubtful accounts                               343            836
   Compensated absences and other
     compensation, principally due to
     accrual for financial
     reporting purposes                                             4,624          3,730
   Restructure costs, principally due to
     accrual for financial reporting
     purposes                                                         878          4,480
   Net operating loss carryforwards                                20,833         23,567
   Tax credit carryforwards                                        16,445         11,153
   Purchased technology                                               848             85
   Other, net                                                       2,644          2,123
     Total gross deferred tax assets                               48,779         48,500
     Less valuation allowance                                     (44,287)       (46,213)
     Net deferred tax assets                                        4,492          2,287
   Deferred tax liabilities:
   Capitalization of software
     development costs for
     financial reporting purposes                                  (4,075)        (3,208)
   Net deferred tax asset (liability)                       $         417   $       (921)

     The Company has established a valuation allowance for certain deferred tax assets, including those for net operating loss and tax credit carryforwards. Statement No. 109 requires that such a valuation allowance be recorded when it is more likely than not that some portion of the deferred tax assets will not be realized. The portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be applied directly to contributed capital is $15,582 as of December 31, 1995. This amount was primarily attributable to differences between financial and tax reporting of employee stock option transactions. During 1995, the valuation allowance decrease included a benefit from net operating loss carryforwards of $2,885.

     As of December 31, 1995, the Company, for income tax purposes, has net operating loss carryforwards of approximately $49,834, research and experimentation credits carryforwards of $11,722 and a foreign tax credit carryforward of $4,723. If not used by the Company to reduce income taxes payable in future periods, net operating loss carryforwards will expire between 1997 through 2009, research and experimentation credit carryforwards between 1998 through 2010 and the foreign tax credit carryforward in the year 2000.

     The Company has not provided for Federal income taxes on approximately $96,727 of undistributed earnings of foreign subsidiaries at December 31, 1995, since these earnings have been invested indefinitely in subsidiary operations. Upon repatriation, some of these earnings would generate foreign tax credits which will reduce the Federal tax liability associated with any future foreign dividend.

     The Company has settled its Federal income tax obligations through 1991. The Company believes the provisions for income taxes for years since 1991 are adequate.


5.  PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment follows:

As of December 31,                                         1995             1994
                                                    -----------      -----------
Computer equipment and furniture                    $   141,140      $   140,807
Buildings and building equipment                         53,420           53,365
Land and improvements                                    14,641           14,641
Leasehold improvements                                   10,556            9,577
Service spare parts                                         207              188
                                                        219,964          218,578
Less accumulated depreciation
         and amortization                              (125,408)        (120,558)
Property, plant  and equipment, net                 $    94,556      $    98,020

     On January 20, 1993, the Company entered into an agreement to lease a portion of its headquarters site in Wilsonville, Oregon. Under terms of the five-year agreement, approximately 150 square feet of space was made available to a third party on a firm take-down schedule. The agreement results in rental payments of $2,168 over the remaining term of the lease.


6.  OTHER ASSETS

A summary of other assets follows:

As of December 31,                                        1995             1994
                                                   -----------      ------------
Software development costs, net                    $    10,187      $     8,021
Long-term deposits                                       5,987            6,220
Purchased technology, net                                4,695            5,135
Goodwill                                                 2,566            2,655
Investment in real estate                                2,935            2,935
Investments available for sale                           4,150            1,812
Long-term receivables                                    2,003            2,316
Other                                                    1,200              818
         Total                                     $    33,723      $    29,912


     The company capitalized software development costs amounting to $7,241, $5,156, and $3,609 in 1995, 1994, and 1993, respectively. Related amortization expense of $5,075, $6,220, and $7,449 was recorded for the years ended December 31, 1995, 1994, and 1993, respectively.

     The purchase of Axiom, 3Soft and Zeelan in 1995 resulted in goodwill capitalization of $528 and technology capitalization of $892. The 1994 Anacad acquisition resulted in goodwill capitalization of $2,897 and technology capitalization of $4,735. Other purchased technology of $1,040 and $1,700 was acquired in 1995 and 1994, respectively. Total purchased technology amortization expense of $2,418, $760, and $565 was recorded for the years ended December 31, 1995, 1994, and 1993, respectively. Goodwill costs are being amortized over a three year period to R&D expense and technology costs are being amortized over a three year period to system and software cost of revenues.

7.  SHORT-TERM BORROWINGS

     Short-term borrowings represent drawings by subsidiaries under multi-currency unsecured credit agreements and the current portion of long-term debt. Interest rates are generally based on the applicable country's prime lending rate depending on the currency borrowed. The weighted average interest rate on short term borrowings during 1995 and 1994 was approximately 6%. The Company has available lines of credit of approximately $30,191 as of December 31, 1995. Certain agreements require compensatory balances which the Company has met.


8.  LONG-TERM DEBT

Long-term debt is comprised of the following:

As of December 31,                                        1995             1994
                                                   -----------      -----------
Revolving term credit facility                     $    53,320      $    54,160
Other                                                      220              355
                                                        53,540           54,515
Less current portion                                      (840)            (840)
     Total                                         $    52,700      $    53,675


     At December 31, 1995 and 1994, the Company had a committed credit facility with First Interstate Bank of Oregon, N.A. which remains in effect until July 2000 at a commitment level of $55,000. The agreement requires commitment reductions of $840 annually which began in July 1994, therefore the debt was reduced by $840 in 1995 and 1994. Also, $840 of the debt is classified as current in short-term borrowings on the consolidated balance sheets as of December 31, 1995 and 1994. Interest on borrowings under the credit facility are floating rate based. Borrowings are collateralized by cash and investments of $30,000 and a trust deed on the Company's headquarters site in Wilsonville, Oregon of $25,000.

     At December 31, 1995 and 1994, the Company had an interest rate swap agreement with First Interstate Bank of Oregon, N.A. which effectively converts floating rates on $17,500 of borrowings to a fixed rate of 9.55% until expiration of the agreement in January 2000. The average floating interest rate as of December 31, 1995 was approximately 6%. While the Company may be exposed to credit risk in the event of nonperformance by the counterparty to the interest rate swap agreement, the risk of incurring losses due to nonperformance by the counterparty is considered remote.


9.  INCENTIVE STOCK PLAN

     The Board of Directors has the authority to issue incentive stock in one or more series and to determine the relative rights and preferences of the incentive stock. The incentive stock is convertible into common stock upon attainment of specified objectives or upon the occurrence of certain events to be determined by the Board of Directors.


10. EMPLOYEE STOCK AND SAVINGS PLANS

     The Company has three common stock option plans which provide for the granting of incentive and nonqualified stock options to key employees, officers, and non-employee directors of the Company and its subsidiaries. The three stock option plans are administered by the Compensation Committee of the Board of Directors, and permit accelerated vesting of outstanding options upon the occurrence of certain changes in control of the Company.

     The Company also has a stock plan which provides for the sale of common stock to key employees of the Company and its subsidiaries. Shares can be awarded under the plan at no purchase price as a stock bonus and the stock plan also provides for the granting of nonqualified stock options.

     Options under all four plans generally become exercisable over a four to five-year period from the date of grant or from the commencement of employment at prices generally not less than the fair market value at the date of grant. The excess of the fair market value of the shares at the date of grant over the option price, if any, is charged to operations ratably over the vesting period. At December 31, 1995, options for 2,409 shares were exercisable, 22,310 shares were reserved for issuance and 2,914 shares were available for future grant. Stock options outstanding and transactions involving the stock option plans are summarized as follows:

                                              Shares          Price Per Share
                                             --------      ---------------------
Balance at December 31, 1993                   5,887         $   .07  -  19.76
     Granted                                     983            9.63  -  14.31
     Exercised                                  (780)            .07  -  13.00
     Canceled                                   (343)           6.00  -  14.63
Balance at December 31, 1994                   5,747             .07  -  19.76
     Granted                                   1,265             .71  -  21.13
     Exercised                                (1,523)            .07  -  15.41
     Canceled                                   (411)            .07  -  19.76
Balance at December 31, 1995                   5,078         $   .07  -  21.13

     In May 1989, the shareholders adopted the 1989 Employee Stock Purchase Plan and reserved 1,400 shares for issuance. The shareholders have subsequently amended the plan to reserve an additional 4,000 shares for issuance. Under the plan, each eligible employee may purchase up to six hundred shares of stock per quarter at prices no less than 85% of its fair market value determined at certain specified dates. Employees purchased 382 and 527 shares under the plans in 1995 and 1994, respectively. At December 31, 1995, 2,415 shares remain available for future purchase under the plan. The plan will expire upon either issuance of all shares reserved for issuance or at the discretion of the Board of Directors. There are no plans to terminate the plan at this time.

     The Company has an employee savings plan (the Savings Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company currently matches 50% of eligible employee's contributions, up to a maximum of 6% of the employee's earnings. Employer matching contributions vest over 5 years, 20% for each year of service completed. The Company's matching contributions to the Savings Plan were $2,220, $1,997, and $1,896 in 1995, 1994, and 1993, respectively.


11.  COMMITMENTS

     The Company leases a majority of its field office facilities under noncancellable operating leases. In addition, the Company leases certain equipment used in its research and development activities. This equipment is generally leased on a month-to-month basis after meeting a six-month lease minimum.

     The Company rents its Japanese facilities under a two year cancellable lease with a six month notice of cancellation. The total commitment under this cancellable lease, which expires in December 1996, is $3,022, of which the first six months payments of $1,511 are included in the schedule below. Future minimum lease payments under noncancellable operating leases are approximately as follows:

                                                                 Operating
Annual periods ending                                              Lease
December 31,                                                      Payments
                                                                ------------
   1996                                                         $     9,448
   1997                                                               6,581
   1998                                                               6,105
   1999                                                               4,523
   2000                                                               3,459
   Later years                                                        9,715
       Total                                                    $    39,831


     Rent expense under operating leases was approximately $14,006, $14,025, and $17,063 for the years ended December 31, 1995, 1994, and 1993, respectively.


12.  OTHER INCOME (EXPENSE)

Other income (expense) is comprised of the following:
Year ended December 31,                                       1995              1994             1993
                                                          --------         ---------         --------
Interest income                                           $  8,534         $   4,956         $  4,342
Interest expense                                            (2,444)           (2,730)          (4,404)
Foreign exchange gain (loss)                                  (620)              177              247
Other, net                                                     265                25             (438)
         Total                                            $  5,735         $   2,428         $   (253)


13.  SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning supplemental disclosures of cash flow activities:

Year ended December 31,                            1995             1994          1993
Cash paid for:                              -----------      -----------       -------
     Interest expense                       $     2,221      $     2,201       $ 4,042
     Income taxes                           $     6,868      $     2,840       $ 2,403

     The Company owns common stock and common stock warrants of two independent public companies with an original carrying cost of $1,200 and $0 and a market value of $4,150 and $1,812 as of December 31, 1995 and 1994, respectively. This difference resulted in a non-cash increase on the consolidated balance sheets in other assets and as a increase(reduction) of the same amount in retained earnings(accumulated deficit) as of December 31, 1995 and 1994.

14.  INDUSTRY AND GEOGRAPHIC INFORMATION

     The Company is a supplier of EDA systems - advanced computer software used to automate the design, analysis and testing of electronic systems and components. System and software revenues comprise more than half of the Company's revenues and are derived primarily from software products owned by the Company and by third parties for which royalties are paid by the Company. Service and support revenues consist of revenue from annual software support maintenance contracts, hardware support, and professional services, which includes consulting services, training services, and custom design services. Established in 1981, the Company is a leader in worldwide EDA sales and markets its products primarily to customers in the aerospace, computer, consumer electronics, semiconductor, automotive and telecommunications industries. The Company sells and licenses its products primarily through its direct sales force in North America, Europe and Asia, and through distributors in territories where the volume of business does not warrant a direct sales presence. In addition to its corporate offices in Wilsonville, Oregon, the Company has sales, support, software development and professional services offices worldwide.

     Intercompany transfers are accounted for at amounts generally above cost. Corporate expenses are general expenses included in the United States and are not allocated to the operations of each geographic area. For the purposes of determining operating income, corporate administration expenses, corporate marketing expenses and research and development costs are included in the region where the expenses were actually incurred, resulting in such expenses being allocated primarily to the United States. Corporate assets of cash and investments and the Company's headquarter facilities in Wilsonville, Oregon are included in the United States. Geographic information for 1995, 1994 and 1993 is set forth in the table below.

Geographic Information                     U.S.          Europe          Japan        Other Int'l     Eliminations     Consolidated
                                       -----------     -----------     ----------     -----------     ------------     ------------
1995
Revenues from unaffiliated customers   $   198,346     $   103,749     $   59,620     $    22,746     $        --      $    384,461
Intercompany transfers                          --              --             --          18,524         (18,524)               --
Total revenues                         $   198,346     $   103,749     $   59,620     $    41,270     $   (18,524)     $    384,461
Operating income (loss)                $    (9,543)    $    26,496     $   26,330     $     8,309     $        --      $     51,592
Identifiable assets                    $   280,738     $   103,761     $   48,357     $    28,766     $        --      $    461,622

1994
Revenues from unaffiliated customers   $   185,448     $    86,532     $   54,887     $    19,337     $        --      $    346,204
Intercompany transfers                          --              --             --          13,618         (13,618)               --
Total revenues                         $   185,448     $    86,532     $   54,887     $    32,955     $   (13,618)     $    346,204
Operating income (loss)                $   (31,284)    $    29,925     $   23,143     $     7,096     $        --      $     28,880
Identifiable assets                    $   245,135     $    87,514     $   43,053     $    19,656     $        --      $    395,358

1993
Revenues from unaffiliated customers   $   179,393     $    88,323     $   50,667     $    20,600     $        --      $    338,983
Intercompany transfers                          --              --             --          16,110         (16,110)               --
Total revenues                         $   179,393     $    88,323     $   50,667     $    36,710     $   (16,110)     $    338,983
Operating income (loss)                $   (68,784)    $    19,669     $   14,839     $     4,936     $        --      $    (29,340)
Identifiable assets                    $   212,547     $    89,892     $   35,545     $    17,161     $        --      $    355,145

15.  SUBSEQUENT EVENT

     On January 31, 1996 the Company completed a merger agreement with Microtec Research, Inc. (Microtec). Under terms of the Agreement the Company issued 6,223 shares of its common stock for all outstanding common stock of Microtec. In addition, the Company has reserved 688 shares of its common stock for previously outstanding options to purchase Microtec common stock. These options vest and become exercisable under the terms of the respective, original Microtec stock option agreements. The transaction was accounted for as a pooling of interests. Microtec is primarily engaged in developing and marketing embedded operating systems and products to optimize the development and operation of embedded systems across hardware/software boundaries. Microtec's integrated software product solutions enable embedded systems developers to increase productivity, thereby decreasing costs of product development and reducing time-to-market for new products. Microtec's product offerings are complementary to the Company's current broad line of EDA tools and systems. Since the acquisition was not consummated as of December 31, 1995, the results of Microtec are not included in the Company's Consolidated Financial Statements.

     The following is a summary of certain information concerning unaudited pro forma consolidated financial information for the Company and Microtec for the years ended December 31,

                                                                    1995                    1994
                                                              ----------               ---------
Total revenues                                                $  430,523               $ 389,930
Operating income                                              $   54,737               $  34,114
Net income                                                    $   52,562               $  33,421
Net income per share                                          $     0.84               $    0.56
Shares used in per share calculations                             62,847                  60,073

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

QUARTERLY FINANCIAL INFORMATION - UNAUDITED

Quarter ended                                           March 31         June 30      September 30      December 31
in thousands, except per share data                   ----------     -----------      ------------      -----------
1995
Total revenues                                        $   86,346     $    94,453       $    95,880      $   107,782
Gross margin                                          $   59,606     $    66,016       $    68,091      $    79,903
Operating income                                      $    7,015     $    11,462       $    13,789      $    19,326
Net income                                            $    6,476     $    11,957       $    12,792      $    18,634
Net income per common and common
         equivalent share                             $      .12     $       .21       $      .23       $       .33

1994
Total revenues                                        $   84,883     $    82,423       $    82,485      $    96,413
Gross margin                                          $   60,643     $    59,183       $    58,034      $    68,799
Operating income                                      $    5,094     $     5,571       $     4,858      $    13,357
Net income                                            $    4,669     $     4,908       $     5,125      $    13,065
Net income per common and common
         equivalent share                             $      .09     $       .09       $       .09      $       .24


Common stock market price:
Quarter ended                                           March 31         June 30      September 30      December 31
1995                                                  ----------       ---------      ------------      -----------
     High                                             $   16 3/8       $  18 1/2       $    21 3/8      $    22 7/8
     Low                                              $   12 3/8       $  14 7/8       $    16 1/8      $    16 1/8
1994
     High                                             $   17 1/4       $  16 1/8       $    11 5/8      $    15 5/8
     Low                                              $   11 1/4       $  10           $     9 3/8      $    10 5/8


The table above sets forth for the quarters indicated the high and low sales prices for the common stock as reported on the NASDAQ National Market System. As of December 31, 1995, the Company had 1,308 stockholders of record.

REPORTS OF MANAGEMENT AND INDEPENDENT AUDITORS

REPORT OF MANAGEMENT

     Management of Mentor Graphics Corporation is responsible for the preparation of the accompanying consolidated financial statements. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and necessarily include some amounts which represent the best estimates and judgments of management. The consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, whose report is included on this page.

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


R. DOUGLAS NORBY

R. Douglas Norby
Senior Vice President
and Chief Financial Officer


WALDEN RHINES

Walden Rhines
President and Chief Executive Officer


INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Mentor Graphics Corporation:

     We have audited the accompanying consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mentor Graphics Corporation and subsidiaries as of December 31, 1995, and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994 and SFAS No. 109, "Accounting for Income Taxes" in 1993.


KPMG PEAT MARWICK LLP

Portland, Oregon
January 29, 1996

SHAREHOLDERS' INFORMATION

DIRECTORS

Jon A. Shirley
Chairman of the Board of Directors
Private Investor

Walden C. Rhines
President and Chief Executive Officer
Mentor Graphics Corporation

Marsha B. Congdon
Vice President, Policy and Strategy
US West, Inc.

James R. Fiebiger
Chairman of the Board and Managing Director
Thunderbird Technologies, Inc.

David A. Hodges
Dean of College of Engineering
The University of California at Berkeley

Fontaine K. Richardson
General Partner
Eastech Management Company, Inc.

CORPORATE OFFICE

Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777
(503) 685-7000

EXECUTIVE OFFICERS

Walden C. Rhines
President and Chief Executive Officer
Mentor Graphics Corporation

James W. Martin
Executive Vice President

R. Douglas Norby
Senior Vice President and Chief Financial Officer

Frank S. Delia
Vice President
Human Resources

Dean Freed
Vice President
General Counsel and Secretary

Richard Trebing
Corporate Controller and Chief Accounting Officer

Dennis Weldon
Treasurer

COUNSEL

Stoel Rives LLP
Attorneys-at-Law
900 SW Fifth Avenue, Suite 2300
Portland, Oregon 97204

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
KPMG Peat Marwick LLP
1211 S.W. Fifth Avenue
Suite 2000
Portland, Oregon 97204

TRANSFER AGENT AND REGISTRAR

American Stock, Transfer & Trust Co.
40 Wall Street
New York, New York 10005
212-936-5100

ANNUAL MEETING

The Annual Meeting of shareholders will be held at 5:00 p.m., Pacific Time, on May 2, 1996 at:

Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

INVESTOR RELATIONS

For additional information on the Company, or to obtain a copy of Mentor Graphics' Annual Report on Form 10-K filed with the Securities and Exchange Commission, contact:

Investor Relations Manager
Mentor Graphics Corporation
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

For financial and company information, call 1-800-546-4628 or, visit Mentor Graphics on the World Wide Web: http://www.mentorg.com.

STOCK TRADING

Mentor Graphics Corporation's common stock is traded publicly in the NASDAQ National Market System under the symbol MENT.

Windows 95 and Windows NT are registered trademarks of Microsoft Corporation. Design and text by Karakas, VanSickle, Ouellette Advertising and Public Relations.
Photography by Damian Conrad Photography. Printed by Graphic Arts Center.