Form 10-K, Exhibit 13
period 1996-12-31
MENTOR GRAPHICS CORP
filed 1997-03-28
CIK 701811

SELECTED CONSOLIDATED FINANCIAL DATA


Year ended December 31,                            1996            1995            1994           1993             1992
-----------------------------------------------------------------------------------------------------------------------
In thousands, except per share data and percentages

Statement of Operations Data
Total revenues                               $  447,886      $  432,517      $  390,119      $  367,703      $  373,392
-----------------------------------------------------------------------------------------------------------------------
Research and development                     $   92,905      $   86,782      $   81,231      $   84,579      $   80,578
-----------------------------------------------------------------------------------------------------------------------
Operating income (loss)                      $   (9,849)     $   52,554      $   30,980      $  (46,365)     $  (40,538)
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                            $   (4,978)     $   50,506      $   30,453      $  (48,367)     $  (50,980)
-----------------------------------------------------------------------------------------------------------------------
Gross margin percent                                70%             73%             73%             67%             58%
-----------------------------------------------------------------------------------------------------------------------
Operating income (loss)
     as a percent of total revenues                 (2%)            12%              8%            (13%)           (11%)
-----------------------------------------------------------------------------------------------------------------------

Per Share Data
-----------------------------------------------------------------------------------------------------------------------
Net income (loss) per common and common
     equivalent share                        $     (.08)     $      .78      $      .49      $     (.88)     $    (1.02)
-----------------------------------------------------------------------------------------------------------------------
Cash dividends per common
     share outstanding                       $       --      $       --      $       --      $      .16      $      .22
-----------------------------------------------------------------------------------------------------------------------
Weighted average number of common and
     common equivalent shares outstanding        64,134          65,134          62,211          54,760          49,968
-----------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
as of December 31,                                 1996            1995            1994            1993            1992
-----------------------------------------------------------------------------------------------------------------------
Cash and short-term investments              $  197,079      $  211,996      $  154,255      $  119,531      $  117,277
-----------------------------------------------------------------------------------------------------------------------
Cash and investments, long-term              $   30,000      $   30,000      $   30,000      $   30,000      $   30,000
-----------------------------------------------------------------------------------------------------------------------
Working capital                              $  200,848      $  213,491      $  150,865      $  103,754      $  117,203
-----------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net           $  102,253      $   99,605      $  102,291      $  108,314      $  112,252
-----------------------------------------------------------------------------------------------------------------------
Total assets                                 $  513,359      $  495,372      $  429,290      $  381,583      $  397,255
-----------------------------------------------------------------------------------------------------------------------
Short-term borrowings                        $    9,055      $    9,358      $    8,661      $    6,467      $    5,562
-----------------------------------------------------------------------------------------------------------------------
Long-term debt and other deferrals           $   56,375      $   55,054      $   53,123      $   60,182      $   55,742
-----------------------------------------------------------------------------------------------------------------------
Stockholders' equity                         $  319,640      $  326,226      $  258,419      $  204,844      $  232,616
-----------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

All numerical references  in thousands, except percentages

     This Management's Discussion and Analysis of Results of Operations and Financial Condition (MD&A) should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto. This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from the forward-looking statements as a result of the factors set forth under the heading "Factors That May Affect Future Results and Financial Condition" below.

Nature of Operations

     Mentor Graphics Corporation (the Company) is a supplier of electronic design automation (EDA) systems -- advanced computer software, accelerated verification systems and intellectual property designs and data bases used to automate the design, analysis and testing of electronic hardware and embedded systems software in electronic systems and components. The Company markets its products and services primarily to customers in the communications, computer, semiconductor, consumer electronics, aerospace, and transportation industries. The Company sells and licenses its products primarily through its direct sales force in North America, Europe and Asia, and through distributors in territories where the volume of business does not warrant a direct sales presence. In addition to its corporate offices in Wilsonville, Oregon, the Company has sales, support, software development and professional services offices worldwide.

Recent Mergers and Acquisitions

     Acquisitions of complementary businesses are an integral part of the Company's overall business strategy. Acquisitions accommodate the Company's focused strategic requirements by filling gaps in existing products or technologies, eliminating dependencies on third parties and providing the Company with an avenue into new lines of business and new distribution channels. The Company will continue to evaluate make-versus-buy alternatives, which may result in additional business combinations in 1997. There can be no assurance that products, technologies and businesses of acquired companies, or the technical and sales personnel of such companies, will be effectively assimilated with those of the Company.

     In 1996, the Company completed nine business combinations, two of which were accounted for as pooling of interests and seven of which were accounted for as purchases. The Company purchased dQdt, Inc. (dQdt), Meta Systems, (Meta), Seto Software GmbH (Seto), Royal Digital Centers, Inc. (Royal Digital), Open Networks Engineering, Inc. (ONE), Systolic Technology, LTD (Systolic), and CAE Technology, Inc. (CAE) in April 1996, May 1996, June 1996, August 1996, November 1996, November 1996 and December 1996, respectively. The total purchase price including acquisition expenses for all 1996 purchase acquisitions was $40,708. In connection with all purchase acquisitions, the Company recorded one-time charges to operations for the write-off of each enterprise's in-process product development which had not reached technological feasibility. The purchase accounting allocations resulted in charges for in-process research and development (R&D) of $26,234, goodwill capitalization of $5,517, and technology capitalization of $8,957.

     In January, 1996, the Company completed the acquisition of Microtec Research, Inc. (Microtec), pursuant to a merger accounted for as a pooling of interests. Accordingly, the results of Microtec are included in the Company's Consolidated Financial Statements for all periods presented. A total of 6,223 shares of the Company's common stock were issued in the transaction. Merger expenses of $4,410 were incurred associated with the elimination of duplicate facilities, severance costs, the write-off of certain property and equipment and legal and accounting fees associated with administration of the merger activities.

     In August, 1996, the Company completed the acquisition of Interconnectix, Inc. (Interconnectix), pursuant to a merger accounted for as a pooling of interests. Accordingly, the results of Interconnectix are included in the Company's Consolidated Financial Statements for all periods presented. A total of 2,133 shares of the Company's common stock were issued in the transaction. Merger expenses of $700 were incurred associated primarily with severance costs and legal and accounting fees associated with administration of the merger activities.

     In 1995, the Company completed five business combinations, two of which were accounted for as pooling of interests and three of which were accounted for as purchases. The Company purchased Axiom Datorer Scandinavian AB (Axiom), 3Soft Corporation (3Soft), and Zeelan Technology, Inc. (Zeelan) in May 1995, December 1995, and December 1995, respectively. The purchase accounting allocations resulted in charges for in-process R&D of $1,430, goodwill capitalization of $528 and technology capitalization of $892.

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

     In 1994, the Company completed two business combinations, one of which was accounted for as a pooling of interests and the other of which was accounted for as a purchase. In September 1994, the Company completed the purchase of Anacad Electrical Engineering Software GmbH (Anacad). The purchase accounting allocation resulted in a charge for in-process R&D of $8,265, goodwill capitalization of $2,897 and technology capitalization of $4,735.

     In November 1994, the Company acquired Model Technology Incorporated (MTI), pursuant to a merger accounted for as a pooling of interests. A total of 2,443 shares of the Company's common stock were issued in the transaction. Merger costs of $1,000 were paid by MTI for consulting services rendered to facilitate negotiation of the various components of the merger agreement. Also, cash distributions of $2,346 were paid in 1994 by MTI to its shareholders in the normal course of S-Corporation business prior to the date of acquisition.

Results of Operations

Revenues and Gross Margins

Year ended December 31,                              1996       Change          1995       Change         1994
--------------------------------------------------------------------------------------------------------------
System and software revenues                   $  242,147         5%      $  230,533         2%     $  225,306
--------------------------------------------------------------------------------------------------------------
System and software gross margins              $  202,951         4%      $  194,657         4%     $  186,954
--------------------------------------------------------------------------------------------------------------
     Percentage of revenues                         83.8%                      84.4%                     83.0%
--------------------------------------------------------------------------------------------------------------
Service and support revenues                   $  205,739         2%      $  201,984        23%     $  164,813
--------------------------------------------------------------------------------------------------------------
Service and support gross margins              $  111,119       (8)%      $  120,656        24%     $   97,100
--------------------------------------------------------------------------------------------------------------
     Percentage of revenues                         54.0%                      59.7%                     58.9%
--------------------------------------------------------------------------------------------------------------
Total revenues                                 $  447,886         4%      $  432,517        11%     $  390,119
--------------------------------------------------------------------------------------------------------------
Total gross margins                            $  314,070         --      $  315,313        11%     $  284,054
--------------------------------------------------------------------------------------------------------------
     Percentage of revenues                         70.1%                      72.9%                     72.8%
--------------------------------------------------------------------------------------------------------------


System and Software

     System and software revenues are derived from software products owned by the Company, software products owned by third parties for which the Company pays royalties, some workstation hardware and some accelerated verification system sales as a result of the Meta acquisition in 1996. Software product revenues accounted for approximately 85% of the 1996 increase in system and software revenues, while a decline in workstation hardware product revenues was more than offset by added accelerated verification system revenues. For 1995, software product revenues increased by approximately 4%, while a decline in workstation hardware product revenues partially offset this growth. The primary factor contributing to the software product growth for 1996 and 1995 was increased product offerings as a result of internal development and acquisitions over the last several years. During 1996, the Company added new hardware/software co-verification, re-usable intellectual property designs, library and data management products and products that operate on Windows 95 and Windows NT operating systems. The Company added many new products through business combinations accounted for as purchases during 1996 and 1995, with such purchases resulting in added revenues only from the date of acquisition and not for all prior periods presented as is the case for pooling of interest transactions.

     Revenues from the Company's older product offerings declined in 1996 and 1995, partially offsetting the volume increases of newer product offerings. In the fourth quarter of 1996, revenues from product offerings introduced prior to 1993 were less than 50% of total revenues for the first time. The rate of decline for these older product offerings is expected to continue to negatively impact the Company's future software product revenue performance.

     Also, 1996 software product revenues have been adverse-ly affected by turnover of Microtec sales personnel.

     Sales in Japan were negatively affected by a strengthening of the U.S. dollar as compared to the yen in 1996. In 1995 sales were positively affected by a weakening of the U.S. dollar against the yen. See "Geographic Revenues Information" below for further details of the effects of foreign currencies on revenues.

     System and software gross margins as a percent of revenues declined from 1995 to 1996 due to higher costs for royalties related to third party contracts and higher costs for amortization of previously capitalized software development and purchased technology, offset by volume increases in system and software revenues year to year. The Company continues to enter into and maintain third party contracts that contribute varying levels of revenues and cost of revenues quarter to quarter. Future trends of third party revenue content are difficult to predict since they are dependent on such variables as new third party agreements, potential acquisitions of third parties where existing agreements are in place, and varying levels of customer demand for third party product offerings.

     The improvement in gross margins from 1994 to 1995 was primarily a result of increased software product versus workstation hardware sales year to year, lower amortization cost for previously capitalized software development offset by higher costs for amortization of purchased technology. Software product gross margins are much higher than workstation hardware gross margins and the mix shift in 1995 favorably impacted gross margins.

     Amortization of previously capitalized software development costs to system and software cost of revenue was $6,215, $5,511, and $6,785 for 1996, 1995, and 1994, respectively. Amortization increased slightly in 1996 as the Company's capitalization level increased in 1995 and to a lesser extent in 1994 as more resources were directed to the development of new products and enhancement of existing products. The 1995 decline in amortization is attributable to several capitalized projects completing amortization schedules during 1994. Amortization of purchased technology costs to system and software cost of revenues was $3,559, $2,418 and $760 for 1996, 1995 and 1994, respectively. The increase in 1996 and 1995 is attributable to the purchase of seven and three companies in 1996 and 1995, respectively. Capitalized software development costs and purchased technology costs are amortized over a three year period to system and software cost of revenues. Due to the acquisitions previously discussed, amortization of purchased technology is expected to continue to increase in 1997.

[graphic bar chart depicting the following:

                                 Revenues
                    (dollar figures are in millions)
        -----------------------------------------------------------
            System & Software                 Service & Support
        ------------------------           ------------------------
        1994      1995      1996           1994      1995      1996
        ----      ----      ----           ----      ----      ----
        $225      $231      $242           $165      $202      $206]

     Sales of accelerated verification systems, which are the result of the Company's acquisition of Meta, are expected to have a negative impact on system and software product gross margins over time. Meta products include hardware, which does not yield gross margins as high as software product sales. The impact of accelerated verification systems sales on system and software cost of revenues and gross margins was offset by the decline in workstation hardware revenues during 1996 compared to the same period last year. Sales volumes for accelerated verification systems were not material to the Company's system and software revenue levels in 1996.


Service and Support

     Service and support revenues consist of revenues from annual software support maintenance contracts, hardware support, and professional services, which includes consulting services, training services, and custom design services. The increase in service and support revenues in 1996 is due primarily to a 4% increase in software support revenues, partially offset by a 6% decline in professional service revenues. The increase in service and support revenues in 1995 is due to increases of 18% and 44% in software support and professional service revenues, respectively.

     The 1996 decline in growth levels of software support is due in part to the decline in revenues from the Company's older product offerings in 1996 resulting in a slower rate of increase to the Company's installed base of customers and in part to the unfavorable effects of foreign currency fluctuations discussed below. Factors contributing to the growth in software support revenues in 1995 included the effect of increased software product sales in prior years, a focused effort to increase the acceptance rate of the Company's software support offerings and favorable effects of foreign currency fluctuations.

     The Company is currently unbundling maintenance services in response to customer requests. This change will allow customers to choose varying levels of phone support and software update support. The effect of this change may result in lower revenue levels as some customers could choose less than full support from available options. Since growth in software support is dependent on continued success of the software product offerings, increases in the Company's installed customer base, and the impact of acquisitions, future software support revenue levels are difficult to predict.

     Professional service revenues totaled approximately $50,500, $53,800 and $37,300 in 1996, 1995 and 1994, respectively. The decline in professional service revenues in 1996 was attributable in part to a process of realigning the core consulting business in an attempt to better support ASIC and IC design methodologies. This realignment resulted in start-up difficulties such as proper scoping of personnel requirements to meet engagement deliverables and recruiting and hiring of additional personnel qualified to meet such deliverables, all of which delayed conversion of order backlog into revenue. This decline was partially offset by increased custom design professional service revenues as customer demand for such services continued to grow. The increase in 1995 was primarily attributable to strong demand for both consulting services and custom design services.

     Service and support gross margins decreased in 1996 as a result of negative professional service gross margins, partially offset by slightly improved software support gross margins. The negative professional service gross margins are the result of the start-up difficulties discussed above and unexpected costs to complete certain custom design contracts. Service and support gross margins improved in 1995 as a result of higher software maintenance revenues volume and slightly improved professional service gross margins.

[graphic bar chart depicting the following:

                               Gross Margins
        -----------------------------------------------------------
            System & Software                 Service & Support
        ------------------------           ------------------------
        1994      1995      1996           1994      1995      1996
        ----      ----      ----           ----      ----      ----
        83.0%     84.4%     83.8%          58.9%     59.7%     54.0%]

     Consistent with EDA consulting and training business models, gross margins generated by the Company's professional service activities have been, and are expected to continue to be, lower than software support. As a result, service and support gross margins may continue to decline as growth in the professional service business is expected to be higher than growth in software support.


Geographic Revenues Information

     Domestic revenues from unaffiliated customers including service and support revenues increased by 7% from 1995 to 1996 and 7% from 1994 to 1995. International revenues from unaffiliated customers including service and support revenues represented 46%, 48% and 46% of total revenues in 1996, 1995 and 1994, respectively. European revenues decreased by 3% from 1995 to 1996 and increased by 17% from 1994 to 1995. Japanese revenues decreased by 1% from 1995 to 1996 and increased by 11% from 1994 to 1995. The effects of exchange rate differences from the Japanese Yen to the U.S. dollar negatively impacted revenues by approximately 14% in 1996 and positively impacted revenues by approximately 7% in 1995. The effects of exchange rate differences from European currencies to the U.S. dollar for 1996 and 1995 were not significant as approximately half of European revenues are booked in U.S. dollars and movements of such currencies against the U.S. dollar were not significant. For 1996, European revenues were unfavorably impacted by a slowdown in spending by telecommunication customers while Japanese revenues were favorably impacted by new product offerings previously discussed. For 1995, European revenues were favorably impacted by improving economic conditions while Japan's results reflected economic weakness. Since the Company generates approximately half of its revenues outside of the United States and expects this to continue in the future, revenue results should continue to be impacted by the effects of future foreign currency fluctuations.

Operating Expenses

Year ended December 31,                         1996       Change           1995        Change            1994
--------------------------------------------------------------------------------------------------------------
Gross research and development            $   98,596          4%      $   94,911           9%       $   86,949
--------------------------------------------------------------------------------------------------------------
     Percentage of total revenues              22.0%                       21.9%                         22.3%
--------------------------------------------------------------------------------------------------------------
Capitalized software development          $    5,691       (30)%      $    8,129          42%       $    5,718
--------------------------------------------------------------------------------------------------------------
     Percentage of total revenues               1.3%                        1.9%                          1.5%
--------------------------------------------------------------------------------------------------------------
Net research and development              $   92,905          7%      $   86,782           7%       $   81,231
--------------------------------------------------------------------------------------------------------------
     Percentage of total revenues              20.7%                       20.1%                         20.8%
--------------------------------------------------------------------------------------------------------------
Marketing and selling                     $  146,754          7%      $  137,771           7%       $  129,119
--------------------------------------------------------------------------------------------------------------
     Percentage of total revenues              32.8%                       31.9%                         33.1%
--------------------------------------------------------------------------------------------------------------
General and administration                $   40,918          7%      $   38,206         (3)%       $   39,504
--------------------------------------------------------------------------------------------------------------
     Percentage of total revenues               9.1%                        8.8%                         10.1%
--------------------------------------------------------------------------------------------------------------
Special charges                           $   11,998         ---      $  (2,040)          ---       $  (6,045)
--------------------------------------------------------------------------------------------------------------
     Percentage of total revenues               2.7%                      (0.5)%                        (1.5)%
--------------------------------------------------------------------------------------------------------------


Research and Development

     As a percent of revenue, gross R&D costs were approximately flat from 1995 to 1996 and decreased slightly from 1994 to 1995. In 1996, gross R&D costs increased due, in part, to the purchases of 3Soft late in 1995 and Seto and Meta in 1996, which resulted in a year to year increase of approximately $5,000. In 1995, gross R&D costs increased due to the purchases of Anacad and Axiom, which resulted in a year to year increase of approximately $4,000. In addition, other business combinations accounted for as pooling of interests including Microtec, MTI, Exemplar, Precedence and Interconnectix, which were included in 1996 and 1995 results, experienced higher R&D investment in 1996 and 1995. Offsetting these increases, was a reduction in spending for base business product lines. During 1996, the Company capitalized software development costs of $5,691, compared to $8,129 and $5,718 for 1995 and 1994, respectively.

     The Company will continue to evaluate make-versus-buy alternatives in 1997 which may result in more acquisitions. Overall, management's goal, which may not be acheived, is to maintain or reduce the ratio of R&D expense as a percent of revenues from 1996 levels. Achievement of this goal is not guaranteed. See "Factors That May Affect Future Results and Financial Condition" discussion below.


Marketing and Selling

     In 1996 and 1995, the increase in marketing and selling expenses was principally attributable to merger and acquisition activity discussed above and revenue growth year to year. The year to year impact of acquisitions on marketing and selling costs in 1996 was approximately $6,000. In addition, the Company incurred higher selling costs due to higher revenue levels year to year and higher marketing costs due to increased new product introductions. In 1995, marketing and selling expenses increased due to the purchases of Anacad and Axiom which resulted in a year to year increase of approximately $3,700. A stronger U.S. dollar during 1996 reduced expenses by approximately 7% and 19% in Europe and Japan, respectively. For 1995, a weaker U.S. dollar increased expenses by approximately 3% and 17% in Europe and Japan, respectively.

General and Administrative

     The increase in general and administrative costs from 1995 to 1996 was a result of integration costs and additional headcount related to business purchases previously discussed. For 1995, the decrease from 1994 was due to a focused effort to reduce administrative expenses during the year.


Special Charges

     In the fourth quarter of 1996, the Company recorded special charges of $11,998. The Company downsized and redirected certain operations and retargeted an incentive compensation program resulting in severance costs, facility lease and equipment abandonment costs and other costs totaling approximately $7,000. The Company also recognized an impairment in value of goodwill and certain other assets associated with its Meta subsidiary which resulted in a write-down of $5,000. During 1995, the Company filed suit in United States (U.S.) Federal District Court against Quickturn Design Systems, Inc. (competitor) for declarative judgment on non-infringement, invalidity and unenforceability of three of the competitor's patents in anticipation of acquiring Meta. In January 1996, the competitor filed an administrative complaint with the International Trade Commission (ITC), a federal administrative agency, seeking to hinder the distribution of the Meta technology in the United States. Early in the third quarter of 1996, the ITC issued a temporary ruling allowing the importation of this technology to the U.S., but requiring posting of a bond for each sale. Subsequent to the ITC temporary ruling, domestic orders for Meta products were not as strong as expected. While the Company continues to expect the Meta technologies to perform favorably over a longer term, the near-term outlook is not positive enough to support reasonable recoverability of the carrying amounts of these assets.

     During the second quarter of 1995, the Company recorded a $2,040 special charge adjustment. The adjustment was primarily associated with the 1993 charge and was mainly the result of reduced estimates for severance costs associated with replacement and globalization of the Company's information systems. Information system implementation delays culminated when a key project plan milestone was missed during the second quarter, resulting in lower estimated costs for write-offs of old equipment due to prolonged in-service periods. In addition, certain actions associated with a product discontinuance plan were not taken when management determined that the technology could be used by the Company's consulting organization and sold as a custom integrated service rather than as a commercial design tool.

     During 1994, the Company recorded a special charge credit of $10,045 offset by an accrual of $4,000. The credit was primarily associated with the 1993 and to a lesser extent the 1992 special charges and was the result of reduced estimates for severance costs due to greater than anticipated employee attrition among the product development and field selling organizations and lower costs of executing the plan. In the third quarter of 1994 the Company lowered its estimate of the cost of the 1993 plan by $5,600 mainly as a result of lower than anticipated costs associated with completion of the first phase of the Company's Japanese subsidiary re-alignment. Estimated costs of executing the plan were lowered by an additional $4,445 in the fourth quarter of 1994 due to several changes in circumstances. In the third and fourth quarters of 1994, the Company exceeded its goal for reducing operating expenses, exclusive of recent acquisitions. In addition, senior management changes subsequent to the initial 1993 charge resulted in re-evaluating and revising certain planned actions, such as the relocation of European headquarters and the out-sourcing of European order fulfillment. These elements of the plan were revised because lower head count through attrition and efficiencies through centralization made them financially less attractive. In the fourth quarter of 1994, an additional accrual of $4,000 was established primarily to reduce a recently acquired subsidiary's engineering staff and management team and to further streamline the Company's core product development activities, including elimination of certain product offerings and reductions in engineering staff.

     All of the $3,751 special charge accrual as of December 31, 1995 resulted in cash outflows in 1996. The remaining accrual of $5,340 as of December 31, 1996 is expected to be disbursed in 1997.


Merger and Acquisition Related Charges

     In 1996, the Company incurred merger and acquisition related charges of $31,344 as a result of nine business combinations. Seven acquisitions were accounted for as purchases which resulted in charges for in-process R&D of $26,234. The charges were a result of allocating a portion of the acquisition costs to in-process product development that had not reached technological feasibility. The acquisitions of Microtec and Interconnectix were accounted for as pooling of interests which resulted in merger expenses of $4,410 and $700, respectively. These costs were for services rendered to facilitate completion of the merger agreements, severance costs to eliminate redundant management positions and facilities closure costs to eliminate redundant sales offices.

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

Other Income (Expense)

Year ended December 31,                 1996           1995            1994
---------------------------------------------------------------------------
Other income, net                  $   8,411       $  6,494       $   3,238
---------------------------------------------------------------------------


     Interest income was $9,485, $9,194, and $5,247 in 1996, 1995 and 1994,
respectively. The improvement in interest income is attributable to higher average cash balances due to earnings in 1995 and 1994. Interest expense was $2,423, $2,585, and $2,826 in 1996, 1995 and 1994, respectively. In 1996, the
Company sold common stock of two independent public companies for $6,744 which had carrying costs of $1,199, resulting in a gain of $5,545. Other income was adversely affected by legal costs related to the litigation with a competitor of $3,611 in 1996.


Provision for Income Taxes

     The provision for income taxes was $3,540, $8,542 and $3,765 in 1996, 1995 and 1994, respectively. The $3,540 tax provision in 1996 despite a $1,438 pre-tax loss for the year is primarily due to one-time non-tax deductible in process R&D charges and other non-tax deductible costs related to acquisitions. These increases to the tax provision were partially offset due to the reversal of the valuation allowance for certain current deferred tax assets and due to significant pre-tax income in certain jurisdictions where lower tax rates apply. Based on the Company's operating income levels before tax in the United States (U.S.), it was determined that it was more likely than not that certain of its current deferred tax assets in the U.S. would be realized. As such, the tax provision for 1996 was reduced for the reversal of the valuation allowance for those deferred tax assets.

     The Company incurred a lower effective tax rate in 1995 compared to 1994 primarily due to the reversal of the valuation allowance related to deferred tax assets of the Company's Japanese subsidiary. Based on operating income levels before tax for this subsidiary, it was determined that it was more likely than not that its deferred tax assets would be realized. As such, the tax provision for 1995 was reduced for the reversal of the valuation allowance for the Japanese deferred tax assets.

     The Company's income tax position for each year combines the effects of available tax benefits in certain countries where the Company does business, benefits from available net operating loss carry forwards, and tax expense for subsidiaries with pre-tax income. As such, the Company's income tax position and resultant effective tax rate is uncertain for 1997 and beyond.


Effects of Foreign Currency Fluctuations

     Approximately half of the Company's revenues are generated outside of the United States. For 1996 and 1995, approximately half of European and all of Japanese revenues were subject to exchange rate fluctuations as they were booked in local currencies. The effects of these fluctuations were substantially offset by local currency cost of revenues and operating expenses resulting in an immaterial net effect on the Company's results of operations.

     The "foreign currency translation adjustment," as reported in the stockholders' equity section of the consolidated balance sheets, decreased to $12,098 at December 31, 1996, from $13,594 at the end of 1995. This reflects the decrease in the value of net assets denominated in foreign currencies since year-end 1995 as a result of a stronger U.S. dollar at the close of 1996.

     During 1995, the Company entered into a three year forward contract to stabilize the currency effects on a portion of the Company's net investment in its Japanese subsidiary. The contract to sell Yen 2.2 billion will guarantee the Company $24,900 at the contract's expiration. Any differences between the contracted currency rate and the currency rate at each balance sheet date will impact the foreign currency translation adjustment component of the stockholders' equity section of the consolidated balance sheet. The result is a partial offset of the effect of Japanese currency changes on stockholders' equity during the contract term. This forward contract should not impact current or future consolidated statements of operations.

Liquidity and Capital Resources


Year ended December 31,                                 1996             1995
-----------------------------------------------------------------------------
Current assets                                   $   338,192      $   327,583
-----------------------------------------------------------------------------
Cash and short term investments                  $   197,079      $   211,996
-----------------------------------------------------------------------------
Cash and investments, long-term                  $    30,000      $    30,000
-----------------------------------------------------------------------------
Cash provided by operations                      $    42,314      $    82,253
-----------------------------------------------------------------------------
Cash used for investment activities,
     excluding short-term investments            $  (57,819)      $  (38,442)
-----------------------------------------------------------------------------
Cash provided by financing activities            $       206      $    14,894
-----------------------------------------------------------------------------


Cash and Investments

     Total cash and investments decreased $14,917 during 1996. Cash provided by operations was $42,314, a decrease of $39,939 from 1995. A net loss of $4,978 negatively impacted cash provided by operations in 1996. In addition, the Company completed nine business combinations, six of which required cash payments of $32,358. In 1995, cash was positively impacted by the net profit earned of $50,506 for the year. This source of cash was offset by an increase in trade accounts receivables and a decrease in accrued liabilities associated with the special charges accrual.

     Cash and short-term investments were positively impacted by the proceeds from issuance of common stock upon exercise of stock options and employee stock plan purchases in the amount of $12,477 and $17,429 in 1996 and 1995, respectively. This increase was offset by investment in property, plant and equipment of $23,931 in 1996 and $22,653 in 1995 and repurchases of common stock of $11,507 in 1996 and $2,250 in 1995.


Trade Accounts Receivable

     The trade accounts receivable balance increased $11,995 from December 31, 1995. The increase is primarily attributable to an increase in shipments late in the quarter versus a more evenly distributed shipment pattern. The Company has historically realized a majority of revenues in the last month of each quarter due to the timing of orders and experienced an increase in this trend in 1996. Future trade receivable trends are difficult to predict due to this relationship.

[graphic bar chart depicting the following:

           Cash & Investments           Cash Provided by Operations
        ------------------------        ---------------------------
        1994      1995      1996        1994        1995       1996
        ----      ----      ----        ----        ----       ----
        $184      $242      $227        $ 53        $ 82       $ 42

                    (dollar figures are in millions)]


Other Assets

     Other assets increased to $42,914 at December 31, 1996 from $38,184 at December 31, 1995. Net capitalized software development costs decreased by $524 in 1996. Seven acquisitions accounted for as purchases in 1996 resulted in goodwill capitalization of $5,517 and technology capitalization of $8,957, partially offset by amortization of $6,998 and a goodwill write-down of $2,747. In addition, the Company sold common stock of two independent public companies in 1996. In 1995, net capitalized software development costs increased by $2,618. Three acquisitions accounted for as purchases in 1995 resulted in goodwill capitalization of $528 and technology capitalization of $892. Goodwill costs are being amortized over a three year period to R&D expense and technology costs are being amortized over a three year period to system and software cost of revenues.


Long-term Debt

     Long-term debt decreased $501 from December 31, 1995. The Company had total borrowings outstanding of $52,480 and $53,320 under its $55,000 committed revolving credit facility as of December 31, 1996 and 1995, respectively. As of December 31, 1996, the Company maintained an interest rate swap agreement associated with the revolving credit facility debt which effectively converts floating rates on $17,500 of the debt to a fixed rate of 9.55%. Effective February 11, 1997, the Company terminated its interest rate swap agreement at a cost of $1,650. In addition, in the first quarter of 1997, the Company approved a plan to pay down the committed revolving credit facility to zero by the end of the March 1997. The Company expects to use its cash and short term investments and its long-term cash to complete this pay-down.

Capital Resources

     Total capital expenditures increased to $58,872 for 1996, compared to $30,313 for 1995. Nine business combinations were completed in 1996, of which six resulted in cash payments of $32,358. The Company also acquired a number of technologies, primarily software source code, totaling $2,583 in 1996. In addition, the Company purchased technologies totaling $1,444 during 1995. The Company will continue to evaluate make-versus-buy alternatives which should result in additional capital expenditures in 1997. Expenditures for property and equipment were $23,931 and $22,653 in 1996 and 1995, respectively. Future capital expenditure plans include maintaining current design environment equipment and sales demonstration equipment and continuing the implementation of a new global information system.

     The Company anticipates that current cash balances, anticipated cash flows from operating activities, and existing credit facilities will be sufficient to meet its working capital needs for at least the next twelve months.

Factors That May Affect Future Results And
Financial Condition

     The statements contained in this annual report that are not statements of historical fact are forward looking statements that involve a number of risks and uncertainties. Moreover, from time to time the Company may issue other forward looking statements. The following discussion highlights factors that could cause actual results to differ materially from the forward looking statements. The forward looking statements should be considered in light of these factors.

     The Company competes in the highly competitive and dynamic EDA (electronic design automation) and integrated systems design industries. The Company's success is dependent upon its ability to develop and market products that are innovative, cost-competitive and that meet customers' expectations, and to deliver those products to its customers in a timely manner. Competition in the EDA industry is intense, which can create adverse effects including, but not limited to, price reductions, lower product margins, loss of market share and additional working capital requirements.

     A material amount of the Company's software product revenue is usually the result of current quarter order performance of which the majority is usually booked in the last month of each quarter. In addition, the Company's revenue often includes multi-million dollar contracts. The timing of the completion of these contracts and the terms of delivery of software, hardware and other services can have a material impact on revenue recognition for a given quarter. The combination of these factors impairs and delays the Company's ability to identify shortfalls or overages from quarterly revenue targets.

     The Company generally realizes approximately half of its revenues outside the United States and expects this to continue in the future. As such, the Company's business and operating results can be impacted by the effects of foreign currency fluctuations. In order to hedge the impact of foreign currency fluctuations, the Company enters into foreign currency forward contracts. However, significant changes in exchange rates may have a material adverse impact on the Company's results of operations. International operations subject the Company to other risks including, but not limited to, changes in regional or worldwide economic or political conditions, government trade restrictions, limitations on repatriation of earnings, licensing and intellectual property rights protection.

     The Company is currently reorganizing its professional services business to better support its integrated systems design strategy which focuses on ASIC and IC design methodologies. This resulted in lower billable hours for revenue generating services in 1996. In addition, business reorganizations can increase personnel management complexities including retention and hiring of key technical and management positions. While the Company will look to improve the utilization of its consultants, there can be no assurance that the challenges will be effectively met.

     The Company's operating expenses are generally committed in advance of revenue and are based to a large degree on future revenue expectations. Operating expenses are incurred in order to generate and sustain higher future revenue levels. If the revenue does not materialize as expected, the Company's results of operations can be adversely impacted.

     Acquisitions of complementary businesses are an integral part of the Company's overall business strategy. There are several risks associated with this strategy including integration of sales channels, training and education of the sales force for new product offerings, integration of product development efforts, retention of key employees, integration of systems of internal controls, and integration of information systems. All of these factors can impair the Company's ability to forecast, to meet quarterly revenue and earnings targets, and to effectively manage the business for long-term growth.

While the Company is aware of and is addressing such issues, there can be no assurance that these challenges will be effectively met.

     As a result of the acquisition of Meta, the Company has entered the hardware development and assembly business. Some additional issues must be managed by the Company, such as: procuring hardware components on a timely basis, assembling and shipping systems on a timely basis with appropriate quality control, developing new distribution and shipment processes, managing inventory and placing new demands on the sales force.

     The Company has recently added new re-usable intellectual property products and services to its portfolio of offerings to address this emerging market. As with all emerging markets, there is inherent uncertainty regarding the overall rate of growth. Specifically, growth in the re-usable intellectual property market is subject to significant uncertainties and risks as market participants, including the Company, seek to gain customer acceptance for the overall concept of incorporating these intellectual property designs into their products, identify and develop the correct products to meet evolving customer demands, and identify and implement effective distribution models for this new class of products.

     The Company is currently involved in the replacement of its financial information systems, based primarily on software from SAP. The implementation phase of new information systems can cause significant disruptions to the Company's work efficiency. There can be no assurance that the project will be completed within budgeted time or dollar parameters.

     The Company believes it has been successful at recruiting and retaining necessary personnel to research and develop products that satisfy customers needs. There can be no assurance that the Company can continue to recruit and retain such personnel.

     Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

     Due to the factors above, as well as other market factors outside the Company's control, the Company's future earnings and stock price may be subject to significant volatility. Past financial performance should not be considered a reliable indication of future performance. The investment community should use caution in using historical trends to estimate future results or trends. In addition, if future results vary significantly from expectations of analysts, the Company's stock price could be adversely impacted.

CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended December 31,                                 1996          1995          1994
----------------------------------------------------------------------------------------
In thousands, except per share data
Revenues:
----------------------------------------------------------------------------------------
     System and software                          $  242,147    $  230,533    $  225,306
----------------------------------------------------------------------------------------
     Service and support                             205,739       201,984       164,813
----------------------------------------------------------------------------------------
         Total revenues                              447,886       432,517       390,119
----------------------------------------------------------------------------------------

Cost of revenues:
----------------------------------------------------------------------------------------
     System and software                              39,196        35,876        38,352
----------------------------------------------------------------------------------------
     Service and support                              94,620        81,328        67,713
----------------------------------------------------------------------------------------
         Total cost of revenues                      133,816       117,204       106,065
----------------------------------------------------------------------------------------
         Gross Margin                                314,070       315,313       284,054
----------------------------------------------------------------------------------------

Operating expenses:
----------------------------------------------------------------------------------------
     Research and development                         92,905        86,782        81,231
----------------------------------------------------------------------------------------
     Marketing and selling                           146,754       137,771       129,119
----------------------------------------------------------------------------------------
     General and administration                       40,918        38,206        39,504
----------------------------------------------------------------------------------------
     Special charges                                  11,998       (2,040)       (6,045)
----------------------------------------------------------------------------------------
     Merger and acquisition related charges           31,344         2,040         9,265
----------------------------------------------------------------------------------------
         Total operating expenses                    323,919       262,759       253,074
----------------------------------------------------------------------------------------

Operating income (loss)                              (9,849)        52,554        30,980
----------------------------------------------------------------------------------------
     Other income, net                                 8,411         6,494         3,238
----------------------------------------------------------------------------------------
     Income (loss) before income taxes               (1,438)        59,048        34,218
----------------------------------------------------------------------------------------
     Provision for income taxes                        3,540         8,542         3,765
----------------------------------------------------------------------------------------
         Net income (loss)                        $  (4,978)    $   50,506    $   30,453
----------------------------------------------------------------------------------------
         Net income (loss) per common and
          common equivalent share                 $   (0.08)    $     0.78    $     0.49
----------------------------------------------------------------------------------------
     Weighted average number of common and
         common equivalent shares outstanding         64,134        65,134        62,211
----------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS


As of December 31,                                                                     1996             1995
------------------------------------------------------------------------------------------------------------
In thousands
Assets

Current assets:
------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents                                                $     165,406    $     186,676
------------------------------------------------------------------------------------------------------------
     Short-term investments                                                          31,673           25,320
------------------------------------------------------------------------------------------------------------
     Trade accounts receivable, net of allowance for doubtful
         accounts of $3,163 in 1996 and $3,291 in 1995                              108,957           96,962
------------------------------------------------------------------------------------------------------------
     Other receivables                                                                6,697            3,464
------------------------------------------------------------------------------------------------------------
     Prepaid expenses and other                                                      15,937           14,394
------------------------------------------------------------------------------------------------------------
     Deferred income taxes                                                            9,522              767
------------------------------------------------------------------------------------------------------------
         Total current assets                                                       338,192          327,583
------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                  102,253           99,605
------------------------------------------------------------------------------------------------------------
Cash and investments, long-term                                                      30,000           30,000
------------------------------------------------------------------------------------------------------------
Other assets                                                                         42,914           38,184
------------------------------------------------------------------------------------------------------------
         Total assets                                                         $     513,359    $     495,372
------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
------------------------------------------------------------------------------------------------------------
     Short-term borrowings                                                    $       9,055    $       9,358
------------------------------------------------------------------------------------------------------------
     Accounts payable                                                                15,003            9,589
------------------------------------------------------------------------------------------------------------
     Income taxes payable                                                            19,598           14,542
------------------------------------------------------------------------------------------------------------
     Accrued payroll and related liabilities                                         28,592           26,883
------------------------------------------------------------------------------------------------------------
     Accrued and other liabilities                                                   33,031           26,137
------------------------------------------------------------------------------------------------------------
     Deferred revenue                                                                32,065           27,583
------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                  137,344          114,092
------------------------------------------------------------------------------------------------------------
Long-term debt                                                                       52,441           52,942
------------------------------------------------------------------------------------------------------------
Other long-term deferrals                                                             3,934            2,112
------------------------------------------------------------------------------------------------------------
         Total liabilities                                                          193,719          169,146
------------------------------------------------------------------------------------------------------------

Stockholders' equity:
------------------------------------------------------------------------------------------------------------
     Common stock, no par value, authorized 100,000 shares; 64,608 and
         63,875 issued and outstanding for 1996 and 1995, respectively              297,756          294,917
------------------------------------------------------------------------------------------------------------
     Incentive stock, no par value, authorized 1,200 shares; none issued                 --               --
------------------------------------------------------------------------------------------------------------
     Retained earnings                                                                9,786           17,715
------------------------------------------------------------------------------------------------------------
     Foreign currency translation adjustment                                         12,098           13,594
------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                 319,640          326,226
------------------------------------------------------------------------------------------------------------
Commitments and Contingencies
------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                           $     513,359    $     495,372
------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended December 31,                                                    1996              1995              1994
-------------------------------------------------------------------------------------------------------------------
In thousands
Operating Cash Flows:
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                 $      (4,978)    $      50,506     $      30,453
-------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization of
       property, plant and equipment                                     21,472            25,955            25,923
-------------------------------------------------------------------------------------------------------------------
     Gain on sale of investments
       held for sale                                                     (5,545)               --                --
-------------------------------------------------------------------------------------------------------------------
     Deferred taxes                                                      (5,988)           (1,338)             (290)
-------------------------------------------------------------------------------------------------------------------
Amortization                                                             11,586            10,037             8,147
-------------------------------------------------------------------------------------------------------------------
     Write-down of assets                                                31,234             1,430             8,265
-------------------------------------------------------------------------------------------------------------------
Changes in operating assets and liabilities:
     Trade accounts receivable                                          (11,201)           (4,205)           (4,096)
-------------------------------------------------------------------------------------------------------------------
     Prepaid expenses and other assets                                   (5,534)              500            (2,207)
-------------------------------------------------------------------------------------------------------------------
     Accounts payable                                                     3,458            (4,549)           (1,598)
-------------------------------------------------------------------------------------------------------------------
     Accrued liabilities                                                  1,319             1,378           (11,968)
-------------------------------------------------------------------------------------------------------------------
     Other liabilities and deferrals                                      6,491             2,539               661
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                42,314            82,253            53,290
-------------------------------------------------------------------------------------------------------------------

Investing Cash Flows:
-------------------------------------------------------------------------------------------------------------------
     Net maturities (purchases) of short-term investments                (5,018)          (14,430)            8,549
-------------------------------------------------------------------------------------------------------------------
     Proceeds from sale of investments held for sale                      6,744                --                --
-------------------------------------------------------------------------------------------------------------------
     Purchases of property, plant and equipment                         (23,931)          (22,653)          (16,209)
-------------------------------------------------------------------------------------------------------------------
     Capitalization of software development costs                        (5,691)           (8,129)           (5,718)
-------------------------------------------------------------------------------------------------------------------
     Purchase of businesses                                             (32,358)           (6,216)          (10,050)
-------------------------------------------------------------------------------------------------------------------
     Purchase of technologies                                            (2,583)           (1,444)           (1,700)
-------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                   (62,837)          (52,872)          (25,128)
-------------------------------------------------------------------------------------------------------------------

Financing Cash Flows:
-------------------------------------------------------------------------------------------------------------------
     Proceeds from issuance of common stock                              12,477            17,429            17,479
-------------------------------------------------------------------------------------------------------------------
     Proceeds (repayment) of short-term borrowings                         (263)              868              (282)
-------------------------------------------------------------------------------------------------------------------
     Repayment of long-term debt                                           (501)           (1,153)           (3,998)
-------------------------------------------------------------------------------------------------------------------
     Cash distribution                                                       --                --            (2,346)
-------------------------------------------------------------------------------------------------------------------
     Adjustment for pooling of interests                                     --                --               899
-------------------------------------------------------------------------------------------------------------------
     Repurchase of common stock                                         (11,507)           (2,250)               --
-------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                   206            14,894            11,752
-------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on
     cash and cash equivalents                                             (953)           (1,261)            2,383
-------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                 (21,270)           43,014            42,297
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period                        186,676           143,662           101,365
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                        $     165,406     $     186,676     $     143,662
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                                     Foreign
                                                                                 Retained           Currency                  Total
                                                       Common Stock              Earnings        Translation          Stockholders'
In thousands                                       Shares        Amount           Deficit         Adjustment                 Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993,
     as previously reported                        54,343      $252,363          $(62,517)            $7,670               $197,516
-----------------------------------------------------------------------------------------------------------------------------------
Adjustment for acquisition of business              2,011         8,556            (2,069)                --                  6,487
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993,
     as restated                                   56,354       260,919           (64,586)             7,670                204,003
-----------------------------------------------------------------------------------------------------------------------------------
Stock issued under stock option
     and stock purchase plans                       1,451        10,963                --                 --                 10,963
-----------------------------------------------------------------------------------------------------------------------------------
Stock issued for acquisition of business            2,443             1               899                 --                    900
-----------------------------------------------------------------------------------------------------------------------------------
Stock issued, net of issuance costs                   693         6,515                --                 --                  6,515
-----------------------------------------------------------------------------------------------------------------------------------
Compensation related to nonqualified
     stock options granted                             --           114                --                 --                    114
-----------------------------------------------------------------------------------------------------------------------------------
Accretion of redeemable preferred stock                --            --              (160)                --                   (160)
-----------------------------------------------------------------------------------------------------------------------------------
Conversion of redeemable
     convertible preferred stock                      554         1,122                --                 --                  1,122
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                --            --                --              5,043                  5,043
-----------------------------------------------------------------------------------------------------------------------------------
Change in value of investments
     available for sale                                --            --             1,812                 --                  1,812
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                             --            --            30,453                 --                 30,453
-----------------------------------------------------------------------------------------------------------------------------------
Cash distribution                                      --            --            (2,346)                --                 (2,346)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                       61,495       279,634           (33,928)            12,713                258,419
-----------------------------------------------------------------------------------------------------------------------------------
Stock issued under stock option and
     stock purchase plans                           2,490        17,429                --                 --                 17,429
-----------------------------------------------------------------------------------------------------------------------------------
Compensation related to nonqualified
     stock options granted                             --           104                --                 --                    104
-----------------------------------------------------------------------------------------------------------------------------------
Repurchase of common stock                           (110)       (2,250)               --                 --                 (2,250)
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                --            --                --                881                    881
-----------------------------------------------------------------------------------------------------------------------------------
Change in value of investments
     available for sale                                --            --             1,137                 --                  1,137
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                             --            --            50,506                 --                 50,506
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                       63,875       294,917            17,715             13,594                326,226
-----------------------------------------------------------------------------------------------------------------------------------
Stock issued under stock option
     and stock purchase plans                       1,428        12,477                --                 --                 11,622
-----------------------------------------------------------------------------------------------------------------------------------
Stock issued for acquisition of businesses            138         1,825                --                 --                  1,825
-----------------------------------------------------------------------------------------------------------------------------------
Compensation related to nonqualified
     stock options granted                             --            44                --                 --                     44
-----------------------------------------------------------------------------------------------------------------------------------
Repurchase of common stock                           (833)      (11,507)               --                 --                (10,652)
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                --            --                --             (1,496)                (1,496)
-----------------------------------------------------------------------------------------------------------------------------------
Change in value of investments
     available for sale                                --            --            (2,951)                --                 (2,951)
-----------------------------------------------------------------------------------------------------------------------------------
Net loss                                               --            --            (4,978)                --                 (4,978)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                       64,608      $297,756            $9,786            $12,098               $319,640
-----------------------------------------------------------------------------------------------------------------------------------

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

Financial Instruments

     The Company enters into forward foreign exchange contracts as a hedge against foreign currency sales commitments. To hedge its foreign currency against highly anticipated sales transactions, the Company also purchases foreign exchange options which permit but do not require foreign currency exchanges at a future date with another party at a contracted exchange price. Remeasurement gains and losses on forward and option contracts are deferred and recognized when the sale occurs. All subsequent remeasurement gains and losses are recognized as they occur to offset remeasurement gains and losses recognized on the related foreign currency accounts receivable balances. At December 31, 1996 and 1995, the Company had forward contracts and options outstanding of $39,058 and $38,069, respectively, to primarily sell various foreign currencies. These contracts generally have maturities which do not exceed twelve months. At December 31, 1996 and 1995, the difference between the recorded value and the fair value of the Company's foreign exchange position related to these contracts was approximately zero. The fair value of these contracts was calculated based on dealer quotes. The Company does not anticipate non-performance by the counterparties to these contracts.

     During 1995, the Company entered into a three year forward contract to stabilize the currency effects on a portion of the Company's net investment in its Japanese subsidiary. The contract was amended in 1996, reducing some portions to a shorter term. The revised contract to sell Yen 2.2 billion will guarantee the Company $24,900 at the contract's expiration. Any differences between the contracted currency rate and the currency rate at each balance sheet date will impact the foreign currency translation adjustment component of the stockholders' equity section of the Consolidated Balance Sheets. The result is a partial offset of the effect of Japanese currency changes on stockholders' equity during the contract term. This forward contract should not impact current or future consolidated statements of operations. At December 31, 1996, the difference between the recorded value and the fair value of the Company's foreign exchange position related to this contract was approximately zero. The fair value of this contract was calculated based on dealer quotes. The Company does not anticipate non-performance by the counterparty to this contract.

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

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires reporting of investments as either held to maturity, available for sale or trading. Under Statement No. 115, the securities held had been classified as available for sale, which requires the difference between original carrying cost and market value to be recognized as a separate component of stockholders' equity.

Cash, Cash Equivalents, and Short-Term Investments

     The Company classifies highly liquid investments purchased with an original maturity of three months or less as cash equivalents. As of December 31, 1996 and 1995, the Company held $41,211 and $41,716, of short term securities under agreements to resell on January 1, 1997 and 1996, respectively. Due to the short-term nature of these investments, the Company did not take possession of the securities. The Company does not believe it is exposed to any significant credit risk or market risk on cash and cash equivalent balances.

     Short-term investments consist of certificates of deposit, commercial paper and other highly liquid investments with original maturities in excess of three months. These investments mature primarily in less than one year.

Property, Plant and Equipment

     Property, plant and equipment is stated at cost and consists of land and land improvements, buildings and building equipment, computer equipment, information systems and furniture, leasehold improvements, and service spare parts. Expenditures for additions to property, plant and equipment are capitalized. The cost of repairs and maintenance is expensed as incurred. Depreciation of buildings and building equipment, and land improvements, is computed on a straight-line basis over lives of forty and twenty years, respectively. Depreciation of computer equipment and furniture is computed principally on a straight-line basis over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the lease or estimated useful lives of the improvements. Service spare parts are amortized on a straight-line basis over their estimated useful lives, generally four years.

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement No. 121 provides specific guidance regarding when impairment of long-lived assets such as plant, equipment and certain intangibles including goodwill and capitalized technology should be recognized and how impairment losses of such assets should be measured. Initial adoption of Statement No. 121 did not have a material effect on the Company's consolidated financial statements. Management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and tax balances of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

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

Stockholders' Equity

     In August 1995, the Company's Board of Directors approved a plan to repurchase, from time to time over the next eighteen months on the open market, up to $50,000 in market value of the Company's common shares. During 1996, the Company repurchased 833 shares, approximately 500 of which were repurchased immediately prior to Employee Stock Purchase Plan purchases and then reissued to the plan participants. The remaining shares were repurchased in the first quarter of 1996 and subsequently reissued through stock option exercises prior to consummation of the August 1996 acquisition of Interconnectix, Inc. The market value of all shares repurchased in 1996 was $11,507. In the third quarter of 1996, the Company's Board of Directors rescinded the share repurchase plan except that the Board authorized the continued repurchase of shares for purposes of immediate reissuance under the Employee Stock Purchase Plan.

     During the third quarter of 1995, the Company repurchased 110 shares on the open market with a market value of $2,250. These shares were subsequently reissued through the stock option exercises prior to consummation of the October 1995 acquisition of Precedence Incorporated.

Net Income (Loss) per Common and Common
Equivalent Share

     For 1996, net loss per common and common equivalent share was calculated using only the weighted average of common shares outstanding. Common stock equivalents related to stock options are anti-dilutive in a net loss situation and, therefore, were not included in 1996. For 1995 and 1994, net income per common and common equivalent share was calculated on the basis of the weighted average number of common shares outstanding plus dilutive common stock equivalents related to stock options outstanding.

Use of Estimates

     Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications and Restatements

     Certain reclassifications have been made in the accompanying consolidated financial statements for 1994 and 1995 to conform with the 1996 presentation. As discussed in Note 3, certain acquisitions have resulted in the Company's restatement of its consolidated financial statements.

2.   Special Charges

Following is a summary of the major elements of the special charges:

Year ended December 31,                              1996             1995             1994
-------------------------------------------------------------------------------------------
Additional charges:
-------------------------------------------------------------------------------------------
Employee severance                            $     3,486     $         --     $      2,430
-------------------------------------------------------------------------------------------
Asset impairment                                    5,000               --               --
-------------------------------------------------------------------------------------------
Other                                               3,512               --            1,570
-------------------------------------------------------------------------------------------
Total additions                                    11,998               --            4,000
-------------------------------------------------------------------------------------------

Adjustment of charges:
Employee severance                                     --           (1,540)          (3,324)
-------------------------------------------------------------------------------------------
Employee relocation                                    --               --           (2,600)
-------------------------------------------------------------------------------------------
Asset write-offs and product
     discontinuance costs                              --             (500)          (2,060)
-------------------------------------------------------------------------------------------
Facilities closure and consolidation                   --               --           (2,061)
-------------------------------------------------------------------------------------------
Total adjustments                                      --           (2,040)         (10,045)
-------------------------------------------------------------------------------------------
Net special charges                           $    11,998     $     (2,040)     $    (6,045)
-------------------------------------------------------------------------------------------


     In the fourth quarter of 1996, the Company recorded special charges of $11,998. The Company downsized and redirected certain operations and retargeted an incentive compensation program resulting in severance costs, facility lease and equipment abandonment costs and other costs totaling approximately $7,000. The Company also recognized an impairment in value of goodwill and certain other assets associated with its Meta subsidiary which resulted in a write-down of $5,000. During 1995, the Company filed suit in United States (U.S.) Federal District Court against Quickturn Design Systems, Inc. (competitor) for declarative judgment on non-infringement, invalidity and unenforceability of three of the competitor's patents in anticipation of acquiring Meta. In January 1996, the competitor filed an administrative complaint with the International Trade Commission (ITC), a federal administrative agency, seeking to hinder the distribution of the Meta technology in the United States. Early in the third quarter of 1996, the ITC issued a temporary ruling allowing the importation of this technology to the U.S., but requiring posting of a bond for each sale. Subsequent to the ITC temporary ruling, domestic orders for Meta products were not as strong as expected. While the Company continues to expect the Meta technologies to perform favorably over a longer term, the near-term outlook is not positive enough to support reasonable recoverability of the carrying amounts of these assets.

     During the second quarter of 1995, the Company recorded a $2,040 special charge adjustment. The adjustment was primarily associated with the 1993 charge and was mainly the result of reduced estimates for severance costs associated with replacement and globalization of the Company's information systems. Information system implementation delays culminated when a key project plan milestone was missed during the second quarter, resulting in lower estimated costs for write-offs of old equipment due to prolonged in-service periods. In addition, certain actions associated with a product discontinuance plan were not taken when management determined that the technology could be used by the Company's consulting organization and sold as a custom integrated service rather than as a commercial design tool.

     During 1994, the Company recorded a special charge credit of $10,045 offset by an accrual of $4,000. The credit was primarily associated with the 1993 and to a lesser extent the 1992 special charges and was the result of reduced estimates for severance costs due to greater than anticipated employee attrition among the product development and field selling organizations and lower costs of executing the plan. In the third quarter of 1994 the Company lowered its estimate of the cost of the 1993 plan by $5,600 mainly as a result of lower than anticipated costs associated with completion of the first phase of the Company's Japanese subsidiary re-alignment. Estimated costs of executing the plan were lowered by an additional $4,445 in the fourth quarter of 1994 due to several changes in circumstances. In the third and fourth quarters of 1994, the Company exceeded its goal for reducing operating expenses, exclusive of recent acquisitions. In addition, senior management changes subsequent to the initial 1993 charge resulted in re-evaluating and revising certain planned actions, such as the relocation of European headquarters and the out-sourcing of European order fulfillment. These elements of the plan were revised because lower head count through attrition and efficiencies through centralization made them financially less attractive. In the fourth quarter of 1994, an additional accrual of $4,000 was established primarily to reduce a recently acquired subsidiary's engineering staff and management team and to further streamline the Company's core product development activities, including elimination of certain product offerings and reductions in engineering staff.

     All of the $3,751 special charge accrual as of December 31, 1995 resulted in cash outflows in 1996. The remaining accrual of $5,340 as of December 31, 1996 is expected to be disbursed in 1997.

3.   Business Acquisitions

     In 1996, the Company completed nine business combinations: two were accounted for as pooling of interests and seven were accounted for as purchases. The Company purchased dQdt, Inc. (dQdt), Meta Systems (Meta), Seto Software Gmbh
(Seto), Royal Digital Centers, Inc. (Royal Digital), Open Networks Engineering Inc. (ONE), Systolic Technology, LTD (Systolic), and CAE Technology, Inc. (CAE) in April 1996, May 1996, June 1996, August 1996, November 1996, November 1996 and December 1996, respectively. The results of operations of each acquisition accounted for as a purchase are included in the Company's results of operations from the date of acquisition. dQdt is primarily engaged in developing and marketing intellectual property (IP) related to advanced digital signal processor design for communication and multimedia applications. Meta is primarily engaged in developing and marketing accelerated verification products. Seto is primarily engaged in developing and marketing personal computer-based layout tools used in the printed circuit board design process. Royal Digital is primarily engaged in developing and marketing printed circuit board computer-aided design tools that enhance design-for-manufacturability. ONE is primarily engaged in developing and marketing telecommunication management network stack, packaged as reusable IP. Systolic and CAE are primarily engaged in developing and marketing of IP for telecommunications, data communications and computer peripheral interfaces.

     The total purchase price including acquisition expenses for all 1996 purchase acquisitions was $40,708. The Company paid the purchase price in cash for each transaction except for dQdt in which the Company paid the purchase price in its common stock with a market value on the purchase date of $1,825. The cost of each acquisition was allocated on the basis of estimated fair value of the assets and liabilities assumed. In connection with all purchase acquisitions, the Company recorded one-time charges to operations for the write-off of each enterprises' in-process product development that had not reached technological feasibility. The purchase accounting allocations resulted in charges for in-process R&D of $26,234, goodwill capitalization of $5,517, and technology capitalization of $8,957. The separate operational results of all acquisitions accounted for as purchases were not material compared to the Company's overall results of operations, and accordingly pro-forma financial statements of the combined entities have been omitted.

     On January 31, 1996, the Company issued 6,223 shares of its common stock for all outstanding common stock of Microtec Research, Inc. (Microtec). In addition, the Company reserved 688 shares of its common stock for previously outstanding options to purchase Microtec common stock. These options vest and become exercisable under the terms of the respective, original Microtec stock option agreements. The Company accounted for this transaction as a pooling of interests and accordingly, the Company's consolidated financial statements have been restated to include the results of Microtec for all periods presented. Microtec is primarily engaged in developing and marketing embedded systems and products to optimize the development and operation of embedded systems across hardware/software boundaries. Merger expenses of $4,410 were incurred associated with the elimination of duplicate facilities, severance costs, the write-off of certain property and equipment and legal and accounting fees associated with administration of the merger.

     On August 30, 1996, the Company issued 2,133 shares of its common stock for all outstanding common stock of Interconnectix, Inc. (Interconnectix). In addition, the Company reserved 112 shares of its common stock for previously outstanding options to purchase Interconnectix common stock. These options vest and become exercisable under the terms of the respective, original Interconnectix stock option agreements. The Company accounted for this transaction as a pooling of interests and accordingly, the Company's consolidated financial statements have been restated to include the results of Interconnectix for all periods presented. Interconnectix is primarily engaged in developing and marketing interconnect synthesis software for the design of high-speed, high-performance printed circuit boards. Merger expenses of $700 were incurred associated with severance costs and legal and accounting fees associated with administration of the merger.

     The Company purchased Axiom Datorer Scandinavian AB (Axiom), 3Soft Corporation (3Soft), and Zeelan Technology, Inc. (Zeelan) in May 1995, December 1995, and December 1995, respectively. Axiom and Zeelan are primarily engaged in developing, marketing and supporting software library tools used to model electronic components for the printed circuit board and the application specific integrated circuit markets of the EDA industry. 3Soft is primarily engaged in developing, marketing and supporting a library of pre-designed and tested standard logic functions or blocks which are process technology independent. The purchase accounting allocations resulted in charges for in-process R&D of $1,430, goodwill capitalization of $528 and technology capitalization of $892.

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

     In September 1994, the Company completed the purchase of Anacad Electrical Engineering Software GmbH (Anacad). Anacad is primarily engaged in developing, marketing and supporting analog and mixed signal simulation and optimization software for the integrated circuit and printed circuit board markets of the EDA industry. The total purchase price of $12,000 was financed with cash of $10,050 and the issuance of a short-term obligation classified under accrued liabilities totaling $1,950, which was fully paid by December 31, 1995. The purchase accounting allocation resulted in a charge for in-process R&D of $8,265, goodwill capitalization of $2,897 and technology capitalization of $4,735.

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

4.   Income Taxes

Domestic and foreign pre-tax income (loss) is as follows:

Year ended December 31,                           1996              1995              1994
------------------------------------------------------------------------------------------
Domestic                                 $     (10,023)    $      25,826    $        8,569
------------------------------------------------------------------------------------------
Foreign                                          8,585            33,222            25,649
------------------------------------------------------------------------------------------
         Total                           $      (1,438)    $      59,048    $       34,218
------------------------------------------------------------------------------------------

The provision for income taxes is as follows:

Year ended December 31,                           1996              1995               1994
-------------------------------------------------------------------------------------------
Current:
-------------------------------------------------------------------------------------------
     Federal                            $        3,563     $       1,511     $         (269)
-------------------------------------------------------------------------------------------
     State                                         118               413                 63
-------------------------------------------------------------------------------------------
     Foreign                                     5,847             7,956              4,261
-------------------------------------------------------------------------------------------
     Total current                               9,528             9,880              4,055
-------------------------------------------------------------------------------------------
Deferred:
-------------------------------------------------------------------------------------------
     Federal                                    (6,093)              251               (347)
-------------------------------------------------------------------------------------------
     Foreign                                       105            (1,589)                57
-------------------------------------------------------------------------------------------
     Total deferred                             (5,988)           (1,338)              (290)
-------------------------------------------------------------------------------------------
     Total                              $        3,540     $       8,542     $        3,765
-------------------------------------------------------------------------------------------


The effective tax rate differs from the federal tax rate as follows:

Year ended December 31,                           1996              1995              1994
------------------------------------------------------------------------------------------
Federal tax rate                                (35.0%)             35.0%             35.0%
------------------------------------------------------------------------------------------
State taxes, net                                 (5.0)               5.0               3.5
------------------------------------------------------------------------------------------
Foreign tax rate differential                  (435.4)              (4.8)              9.2
------------------------------------------------------------------------------------------
Income and losses of
     foreign subsidiaries                       457.4                7.2               6.4
------------------------------------------------------------------------------------------
Foreign tax credits                            (480.5)              (7.6)               --
------------------------------------------------------------------------------------------
Change in valuation allowance                  (212.6)             (22.4)            (42.1)
------------------------------------------------------------------------------------------
Write-off of non-deductible
     acquisition cost                           961.8                 --                --
------------------------------------------------------------------------------------------
Other, net                                       (4.6)               1.5              (1.8)
------------------------------------------------------------------------------------------
Effective tax rate                              246.1%              13.9%             10.2%
------------------------------------------------------------------------------------------


The significant components of deferred income tax expense are as follows:

Year ended December 31,                       1996          1995            1994
--------------------------------------------------------------------------------
Net changes in deferred tax
     assets and liabilities             $   (3,462)    $    (358)    $    12,197
--------------------------------------------------------------------------------
Increase(decrease) in
     beginning-of-year balance
     of the valuation allowance
     for deferred tax assets            $   (2,526)    $    (980)    $   (12,487)
--------------------------------------------------------------------------------
Total                                   $   (5,988)    $  (1,338)    $      (290)
--------------------------------------------------------------------------------


     The tax effects of temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities were as follows:

As of December 31,                                                      1996              1995
----------------------------------------------------------------------------------------------
Deferred tax assets:
   Depreciation of property and equipment                      $         696    $        1,788
----------------------------------------------------------------------------------------------
   Reserves and allowances                                               498               674
----------------------------------------------------------------------------------------------
   Accrued expenses not currently deductible                           6,338             5,899
----------------------------------------------------------------------------------------------
   Net operating loss carryforwards                                   27,654            26,969
----------------------------------------------------------------------------------------------
   Tax credit carryforwards                                           21,713            17,513
----------------------------------------------------------------------------------------------
   Purchased technology                                                1,217               848
----------------------------------------------------------------------------------------------
   Other, net                                                          1,284             2,590
----------------------------------------------------------------------------------------------
     Total gross deferred tax assets                                  59,400            56,281
----------------------------------------------------------------------------------------------
     Less valuation allowance                                        (48,522)          (51,048)
----------------------------------------------------------------------------------------------
     Net deferred tax assets                                          10,878             5,233
----------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Capitalization of software
     development costs                                                (4,473)           (4,816)
----------------------------------------------------------------------------------------------
   Net deferred tax asset                                      $       6,405    $          417
----------------------------------------------------------------------------------------------


     The Company has established a valuation allowance for certain deferred tax assets, including those for net operating loss and tax credit carryforwards. Statement No. 109 requires that such a valuation allowance be recorded when it is more likely than not that some portion of the deferred tax assets will not be realized. The portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be applied directly to contributed capital is $16,207 as of December 31, 1996. This amount is attributable to differences between financial and tax reporting of employee stock option transactions.

     As of December 31, 1996, the Company, for income tax purposes, has net operating loss carryforwards of approximately $65,075, research and experimentation credits carryforwards of $12,523 and a foreign tax credit carryforward of

$6,910. If not used by the Company to reduce income taxes payable in future periods, net operating loss carryforwards will expire between 1999 through 2011, research and experimentation credit carryforwards between 1998 through 2011 and the foreign tax credit carryforward in the year 2001.

     The Company has not provided for Federal income taxes on approximately $130,905 of undistributed earnings of foreign subsidiaries at December 31, 1996, since these earnings have been invested indefinitely in subsidiary operations. Upon repatriation, some of these earnings would generate foreign tax credits which will reduce the Federal tax liability associated with any future foreign dividend.

     The Company has settled its Federal income tax obligations through 1991. The Company believes the provisions for income taxes for years since 1991 are adequate.


5.   Property, Plant and Equipment

A summary of property, plant and equipment follows:

As of December 31,                                           1996              1995
-----------------------------------------------------------------------------------
Computer equipment and furniture                    $     162,248    $      152,662
-----------------------------------------------------------------------------------
Buildings and building equipment                           53,891            53,638
-----------------------------------------------------------------------------------
Land and improvements                                      14,650            14,641
-----------------------------------------------------------------------------------
Leasehold improvements                                      8,282            10,723
-----------------------------------------------------------------------------------
Service spare parts                                           167               207
-----------------------------------------------------------------------------------
                                                          239,238           231,871
-----------------------------------------------------------------------------------
Less accumulated depreciation
         and amortization                                (136,985)         (132,266)
-----------------------------------------------------------------------------------
Property, plant and equipment, net                  $     102,253    $       99,605
-----------------------------------------------------------------------------------

     The Company has entered into agreements to lease portions of its headquarters site in Wilsonville, Oregon. Under terms of these agreements approximately 180 square feet of space was made available to a third party on a firm take-down schedule. These agreements result in rental payments of $2,540, extending through 1998.


6.   Other Assets

A summary of other assets follows:

As of December 31,                                           1996              1995
-----------------------------------------------------------------------------------
Software development costs, net                     $      10,806    $       11,330
-----------------------------------------------------------------------------------
Purchased technology, net                                  13,190             5,841
-----------------------------------------------------------------------------------
Goodwill, net                                               3,195             3,864
-----------------------------------------------------------------------------------
Investment in real estate                                   2,935             2,935
-----------------------------------------------------------------------------------
Investments available for sale                                ---             4,150
-----------------------------------------------------------------------------------
Other                                                      12,788            10,064
-----------------------------------------------------------------------------------
         Total                                      $      42,914    $       38,184
-----------------------------------------------------------------------------------


     The Company capitalized software development costs amounting to $5,691 and $8,129 in 1996 and 1995, respectively. Related amortization expense of $6,215, $5,511, and $6,785 was recorded for the years ended December 31, 1996, 1995, and 1994, respectively.

     Acquisitions accounted for as purchases in 1996 and 1995, resulted in goodwill capitalization of $5,517 and $528, and technology capitalization of $8,957 and $892, respectively. Total purchased technology amortization expense of $3,559, $2,418, and $760 was recorded for the years ended December 31, 1996, 1995, and 1994, respectively. Also, the Company recognized an impairment in value of goodwill associated with its Meta subsidiary which resulted in a write-down of $2,747. Goodwill costs are being amortized over a three year period to R&D expense and technology costs are being amortized over a three year period to system and software cost of revenues.

     During 1996, the Company sold common stock of two independent public companies.


7.   Short-Term Borrowings

     Short-term borrowings represent drawings by subsidiaries under multi-currency unsecured credit agreements and the current portion of long-term debt. Interest rates are generally based on the applicable country's prime lending rate depending on the currency borrowed. The weighted average interest rate on short term borrowings during 1996 and 1995 was approximately 6%. The Company has available lines of credit of approximately $30,506 as of December 31, 1996. Certain agreements require compensatory balances which the Company has met.


8.   Long-Term Debt

Long-term debt is comprised of the following:

As of December 31,                                           1996              1995
-----------------------------------------------------------------------------------
Revolving term credit facility                      $      52,480    $       53,320
-----------------------------------------------------------------------------------
Other                                                         801               462
-----------------------------------------------------------------------------------
                                                           53,281            53,782
-----------------------------------------------------------------------------------
Less current portion                                         (840)             (840)
-----------------------------------------------------------------------------------
     Total                                          $      52,441    $       52,942
-----------------------------------------------------------------------------------


     At December 31, 1996 and 1995, the Company had a committed credit facility with a bank which remains in effect until July 2000. The commitment level at December 31, 1996 was $52,480. The agreement requires commitment reductions of $840 annually which began in July 1994, therefore the debt was reduced by $840 in 1996 and 1995. Also, $840 of the debt is classified as current in short-term borrowings on the consolidated balance sheets as of December 31, 1996 and 1995. Interest on borrowings under the credit facility is floating rate based. Borrowings are collateralized by cash and investments of $30,000 and a trust deed on the Company's headquarters site in Wilsonville, Oregon of $25,000.

     At December 31, 1996 and 1995, the Company had an interest rate swap agreement with a bank, which effectively converts floating rates on $17,500 of borrowings to a fixed rate of 9.55% until expiration of the agreement in January 2000. The average floating interest rate as of December 31, 1996 was approximately 6%.

     Effective February 11, 1997, the Company terminated its $17.5 million interest rate swap agreement at a cost of $1,650. In addition, in the first quarter of 1997, the Company approved a plan to pay down the committed revolving credit facility to zero by the end of the March 1997.


9.   Incentive Stock

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

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation", which defines a fair value based method of accounting for an employee stock option and similar equity instrument. As is permitted under Statement No. 123, the Company has elected to continue to account for its stock-based compensation plans under APB Opinion No. 25. The Company has computed, for pro forma disclosure purposes, the value of all options granted during 1996 and 1995 using the Black-Scholes option pricing model as prescribed by Statement No. 123 using the following weighted average assumptions for grants:

Year Ended December 31,               1996             1995
------------------------------------------------------------
Risk-free interest rate                 6%               6%
------------------------------------------------------------
Expected dividend yield                 0%               0%
------------------------------------------------------------
Expected lives                         5.5              5.5
------------------------------------------------------------
Expected volatility                    91%              94%
------------------------------------------------------------

     Using the Black-Scholes methodology, the total value of options granted during 1996 and 1995 was $41,018 and $19,848, respectively, which would be amortized on a pro forma basis over the vesting period of the options. The weighted average fair value of options granted during 1996 and 1995 was $8.02 per share and $12.94 per share, respectively. If the Company had accounted for its stock-based compensation plans in accordance with Statement No. 123, the Company's net income (loss) and net income (loss) per share would approximate the pro forma disclosures below:

Year Ended December 31,
-----------------------------------------------------------------------------------------------
                                             1996                                1995
                                    -----------------------            ------------------------
                                           As           Pro                   As            Pro
                                     Reported         Forma             Reported          Forma
-----------------------------------------------------------------------------------------------
Net income (loss)                   $  (4,978)   $  (14,496)           $  50,506      $  47,933
-----------------------------------------------------------------------------------------------
Net income (loss) per share         $    (.08)   $     (.23)           $     .78      $     .75
-----------------------------------------------------------------------------------------------

     The effects of applying Statement No. 123 in this pro forma disclosure are not indicative of future amounts. Statement No. 123 does not apply to awards prior to January 1, 1995, and additional awards are anticipated in future years.

     Options under all four plans generally become exercisable over a four to five-year period from the date of grant or from the commencement of employment at prices generally not less than the fair market value at the date of grant. The excess of the fair market value of the shares at the date of grant over the option price, if any, is charged to operations ratably over the vesting period. At December 31, 1996, options for 2,517 shares were exercisable, with a weighted average exercise price of $7.87, 22,310 shares were reserved for issuance and 3,593 shares were available for future grant. Stock options outstanding, the weighted average exercise price and transactions involving the stock option plans are summarized as follows:

                                                                  Price Per
                                                Shares                Share
---------------------------------------------------------------------------
Balance at December 31, 1994                     6,830            $    8.27
---------------------------------------------------------------------------
     Granted                                     1,534                13.87
---------------------------------------------------------------------------
     Exercised                                  (1,870)                7.10
---------------------------------------------------------------------------
     Canceled                                     (421)               10.18
---------------------------------------------------------------------------
Balance at December 31, 1995                     6,073            $    9.17
---------------------------------------------------------------------------
     Granted                                     5,113                 9.83
---------------------------------------------------------------------------
     Exercised                                  (1,013)                5.38
---------------------------------------------------------------------------
     Canceled                                   (3,323)               13.27
---------------------------------------------------------------------------
Balance at December 31, 1996                     6,850            $    8.23
---------------------------------------------------------------------------

     At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding options was $.07 - $19.76 and 8 years, respectively.

     In November 1996, the Compensation Committee of the Board of Directors adopted a resolution to offer employees holding nonqualified stock options for 2,595 shares the opportunity to exchange their existing stock options for new nonqualified stock options. The exchange allowed employees to receive options for the same number of shares at $7.75 per share, the then current market price, instead of an average original exercise price of $14.17. The new options vest over two to six years. The offer was made because the Board of Directors believes lower-priced options provide a greater retention advantage and incentive to key employees and officers. Option holders elected to exchange options covering 1,791 shares.

     In May 1989, the shareholders adopted the 1989 Employee Stock Purchase Plan and reserved 1,400 shares for issuance. The shareholders have subsequently amended the plan to reserve an additional 4,000 shares for issuance. Under the plan, each eligible employee may purchase up to six hundred shares of stock per quarter at prices no less than 85% of its fair market value determined at certain specified dates. Employees purchased 516 and 382 shares under the plan in 1996 and 1995, respectively. At December 31, 1996, 1,899 shares remain available for future purchase under the plan. The plan will expire upon either issuance of all shares reserved for issuance or at the discretion of the Board of Directors. There are no plans to terminate the plan at this time.

     The Company has an employee savings plan (the Savings Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company currently matches 50% of eligible employee's contributions, up to a maximum of 6% of the employee's earnings. Employer matching contributions vest over 5 years, 20% for each year of service completed. The Company's matching contributions to the Savings Plan were $2,299, $2,220, and $1,997 in 1996, 1995, and 1994, respectively.


11.   Commitments

     The Company leases a majority of its field office facilities under noncancellable operating leases. In addition, the Company leases certain equipment used in its research and development activities. This equipment is generally leased on a month-to-month basis after meeting a six-month lease minimum.

     The Company rents its Japanese facilities under a two year cancelable lease with a six month notice of cancellation. The total commitment under this cancelable lease, which expires in December 1998, is $5,382, of which the first six months payments of $1,345 are included in the schedule below. Future minimum lease payments under all noncancellable operating leases are approximately as follows:

                                                          Operating
Annual periods ending                                         Lease
December 31,                                               Payments
-------------------------------------------------------------------
   1997                                                  $   11,615
-------------------------------------------------------------------
   1998                                                       9,211
-------------------------------------------------------------------
   1999                                                       7,932
-------------------------------------------------------------------
   2000                                                       6,290
-------------------------------------------------------------------
   2001                                                       3,872
-------------------------------------------------------------------
   Later years                                               16,443
-------------------------------------------------------------------
       Total                                             $   55,363
-------------------------------------------------------------------


     Rent expense under operating leases was approximately $15,480, $16,181, and $15,821 for the years ended December 31, 1996, 1995, and 1994, respectively.


12.   Other Income (Expense)

Other income (expense) is comprised of the following:

Year ended December 31,                                 1996             1995              1994
-----------------------------------------------------------------------------------------------
Interest income                                  $     9,485      $     9,194       $     5,247
-----------------------------------------------------------------------------------------------
Interest expense                                      (2,423)          (2,585)           (2,826)
-----------------------------------------------------------------------------------------------
Foreign exchange gain (loss)                            (468)            (506)              626
-----------------------------------------------------------------------------------------------
Litigation costs                                      (3,611)             ---               ---
-----------------------------------------------------------------------------------------------
Gain on sale of investments                            5,545              ---               ---
-----------------------------------------------------------------------------------------------
Other, net                                              (117)             391               191
-----------------------------------------------------------------------------------------------
       Total                                     $     8,411      $     6,494       $     3,238
-----------------------------------------------------------------------------------------------

     Included in other income (expense) are legal costs related to certain litigation. In addition, the Company sold common stock of two independent public companies.

13.   Supplemental Cash Flow Information

The following provides additional information concerning supplemental disclosures of cash flow activities:

Year ended December 31,                        1996             1995              1994
--------------------------------------------------------------------------------------
Cash paid for:
     Interest expense                   $     2,198      $     2,317       $     2,374
--------------------------------------------------------------------------------------
     Income taxes                       $     1,984      $     7,611       $     3,364
--------------------------------------------------------------------------------------
Issuance of common
     stock for purchase
     of business                        $     1,825               --                --
--------------------------------------------------------------------------------------


14.  Industry and Geographic Information

     The Company is a supplier of EDA systems - advanced computer software, accelerated verification systems and intellectual property designs and data bases used to automate the design, analysis and testing of electronic hardware and embedded systems software in electronic systems and components. System and software revenues comprise more than half of the Company's revenues and are derived primarily from software products owned by the Company and by third parties for which royalties are paid by the Company. Service and support revenues are derived primarily from annual software support maintenance contracts and professional services. The Company markets its products primarily to customers in the communications, computer, semiconductor, consumer electronics, aerospace and transportation industries. The Company sells and licenses its products primarily through its direct sales force in North America, Europe and Asia, and through distributors in territories where the volume of business does not warrant a direct sales presence. In addition to its corporate offices in Wilsonville, Oregon, the Company has sales, support, software development and professional services offices worldwide.

     Intercompany transfers are accounted for at amounts generally above cost. Corporate expenses are general expenses included in the United States and are allocated to the operations of each geographic area. For the purposes of determining operating income, corporate administration expenses, corporate marketing expenses and research and development costs are allocated to each region. In addition, special and merger related charges are included in the respective region where the costs were incurred. Corporate assets of cash and investments and the Company's headquarter facilities in Wilsonville, Oregon are included in the United States. Geographic information for 1996, 1995 and 1994 is set forth in the table below.

Geographic Information                          U.S.         Europe          Japan    Other Intl.    Eliminations      Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
1996
-----------------------------------------------------------------------------------------------------------------------------------
Revenues from unaffiliated customers     $   239,972    $   113,678    $    67,902    $   26,334     $         --      $    447,886
-----------------------------------------------------------------------------------------------------------------------------------
Intercompany transfers                            --             --             --        17,136          (17,136)               --
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                           $   239,972    $   113,678    $    67,902    $   43,470     $    (17,136)     $    447,886
-----------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                  $    (9,712)   $   (16,337)   $    10,917    $    5,283     $         --      $     (9,849)
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                      $   330,609    $   105,582    $    42,634    $   34,534     $         --      $    513,359
-----------------------------------------------------------------------------------------------------------------------------------

1995
-----------------------------------------------------------------------------------------------------------------------------------
Revenues from unaffiliated customers     $   223,962    $   117,159    $    68,650    $   22,746     $         --      $    432,517
-----------------------------------------------------------------------------------------------------------------------------------
Intercompany transfers                            --             --             --        18,524          (18,524)               --
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                           $   223,962    $   117,159    $    68,650    $   41,270     $    (18,524)     $    432,517
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                         $    31,500    $     6,263    $     9,940    $    4,851     $         --      $     52,554
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                      $   303,725    $   110,834    $    52,047    $   28,766     $         --      $    495,372
-----------------------------------------------------------------------------------------------------------------------------------

1994
-----------------------------------------------------------------------------------------------------------------------------------
Revenues from unaffiliated customers     $   209,114    $    99,906    $    61,762    $   19,337     $         --      $    390,119
-----------------------------------------------------------------------------------------------------------------------------------
Intercompany transfers                            --             --             --        13,618          (13,618)               --
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues                           $   209,114    $    99,906    $    61,762    $   32,955     $    (13,618)     $    390,119
-----------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                  $    17,296           (939)   $    12,328    $    2,295     $         --      $     30,980
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                      $   268,703    $    94,325    $    46,606    $   19,656     $         --      $    429,290
-----------------------------------------------------------------------------------------------------------------------------------

QUARTERLY FINANCIAL INFORMATION - UNAUDITED

Quarter ended                                      March 31         June 30          September 30          December 31
----------------------------------------------------------------------------------------------------------------------
in thousands, except per share data
1996
----------------------------------------------------------------------------------------------------------------------
Total revenues                                  $   109,053     $   117,279           $   100,793         $    120,761
----------------------------------------------------------------------------------------------------------------------
Gross margin                                    $    75,492     $    83,890           $    68,934         $     85,754
----------------------------------------------------------------------------------------------------------------------
Operating income (loss)                         $     2,806     $     4,062           $       (64)        $    (16,653)
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $     3,771     $     2,526           $        74         $    (11,349)
----------------------------------------------------------------------------------------------------------------------
Net income (loss) per common and
    common equivalent share                     $      0.06     $      0.04           $      0.00         $      (0.18)
----------------------------------------------------------------------------------------------------------------------

1995
----------------------------------------------------------------------------------------------------------------------
Total revenues                                  $    98,914     $   106,088           $   107,421         $    120,094
----------------------------------------------------------------------------------------------------------------------
Gross margin                                    $    70,936     $    76,534           $    77,617         $     90,226
----------------------------------------------------------------------------------------------------------------------
Operating income (loss)                         $     8,541     $    11,306           $    13,482         $     19,225
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $     7,706     $    11,890           $    12,379         $     18,531
----------------------------------------------------------------------------------------------------------------------
Net income (loss) per common and
    common equivalent share                     $      0.12     $      0.18           $      0.19         $       0.29
----------------------------------------------------------------------------------------------------------------------


Common stock market price:

Quarter ended                                      March 31         June 30          September 30          December 31
----------------------------------------------------------------------------------------------------------------------
1996
----------------------------------------------------------------------------------------------------------------------
     High                                       $    18 1/4     $    18 3/8           $    16 1/4          $    10 5/8
----------------------------------------------------------------------------------------------------------------------
     Low                                        $    12 3/8     $    13 3/8           $     8 7/8          $     7 3/8
----------------------------------------------------------------------------------------------------------------------
1995
----------------------------------------------------------------------------------------------------------------------
     High                                       $    16 3/8     $    18 1/2           $    21 3/8          $    22 7/8
----------------------------------------------------------------------------------------------------------------------
     Low                                        $    12 3/8     $    14 7/8           $    16 1/8          $    16 1/8
----------------------------------------------------------------------------------------------------------------------


The table above sets forth for the quarters indicated the high and low sales prices for the common stock as reported on the NASDAQ National Market System. As of December 31, 1996, the Company had 1,381 stockholders of record.

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


GREGORY K. HINCKLEY

Gregory K. Hinckley
Executive Vice President
and Chief Operating Officer/Chief Financial Officer


WALDEN RHINES

Walden Rhines
President and Chief Executive Officer


Independent Auditors' Report

To the Stockholders and Board of Directors
Mentor Graphics Corporation:

     We have audited the accompanying consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mentor Graphics Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.


KPMG Peat Marwick LLP

Portland, Oregon
January 30, 1997, except for note 8, which is as of February 11, 1997

SHAREHOLDERS' INFORMATION

Directors                                    Corporate Headquarters                     Investor Relations

Jon A. Shirley                               Mentor Graphics Corporation                For additional information on the
Chairman of the Board of Directors           8005 S.W. Boeckman Road                    Company, or to obtain a copy of Mentor
Private Investor                             Wilsonville, Oregon 97070-7777 U.S.A.      Graphics' Annual Report on Form 10-K
                                             Phone: 503-685-7000                        filed with the Securities and Exchange
Walden C. Rhines                             Fax: 503-685-1202                          Commission, contact:
President and Chief Executive Officer
Mentor Graphics Corporation                  Silicon Valley Headquarters                Investor Relations
                                                                                        Mentor Graphics Corporation
Marsha B. Congdon                            Mentor Graphics Corporation                8005 S.W. Boeckman Road
Private Investor                             1001 Ridder Park Driver                    Wilsonville, Oregon 97070-7777
                                             San Jose, California 95131-2314 U.S.A.
James R. Fiebiger                            Phone: 408-436-1500                        For financial and company information,
Chairman of the Board and Managing           Fax: 408-436-1501                          call 1-800-546-4628.
Director
Thunderbird Technologies, Inc.               European Headquarters                      Stock Trading

David A. Hodges                              Mentor Graphics Corporation                Mentor Graphics Corporation's
Professor, College of Engineering            49, Avenue de l'Europe BP22                common stock traded publicly in the
The University of California at Berkeley     78142-Velizy Cedex, France                 NASDAQ National Market System under
                                             Phone: 33-1-30-67-18-18                    the symbol MENT.
Fontaine K. Richardson                       Fax: 33-1-34-65-19-44
General Partner                                                                         Visit Mentor Graphics on the
Eastech Management Company, Inc.             Pacific Rim Headquarters                   World Wide Web

Executive Officers                           Mentor Graphics Singapore PTE, LTD.        http://www.mentorg.com
                                             2 Science Park Driver Hex 51 & 53A
Walden C. Rhines                             The Faraday
President and Chief Executive Officer        Singapore Science Park
Mentor Graphics Corporation                  Singapore 0511
                                             Phone: 65-779-0075
Gregory K. Hinckley                          Fax: 65-870-2799
Executive Vice President,
Chief Operating Officer and                  Japanese Headquarters
Chief Financial Officer
                                             Mentor Graphics Japan Co., Ltd.
G.M. "Ken" Bado                              Gotenyama Hills
Senior Vice President, World Trade           7-35, Kita-Shinagawa 4-chome
                                             Shinagawa-Ku, Tokyo 140 Japan
Glenn D. House, Sr.                          Phone: 81-3-5488-3030
Senior Vice President, Strategy and          Fax: 81-3-5488-3031
Product Operations

Dean Freed
Vice President,
General Counsel and Secretary

Richard Trebing
Corporate Controller and
Chief Accounting Officer